UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NextEra Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2014

Annual Meeting and Proxy Statement

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY PROMPTLY

NextEra Energy, Inc. P.O. Box 14000 700 Universe Boulevard Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders

May 22, 2014

The Annual Meeting of Shareholders of NextEra Energy, Inc. (“NextEra Energy” or the “Company”) will be held in Grand Salon E at the Hyatt Regency Indian Wells at 44600 Indian Wells Lane, Indian Wells, California at 11:00 a.m., Pacific time, on Thursday, May 22, 2014, to consider and act upon the following items of business:

1.	Election as directors of the nominees specified in the accompanying proxy statement.

2.	Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2014.

3.	Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the accompanying proxy statement.

4.	A shareholder proposal, as set forth on pages 18 to 20 of the accompanying proxy statement, if properly presented at the meeting.

5.	Such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

The proxy statement more fully describes these items. NextEra Energy has not received notice of other matters that may properly be presented at the annual meeting.

The record date for shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment(s) or postponement(s) of the annual meeting is March 24, 2014.

Admittance to the annual meeting will be limited to shareholders as of the record date, or their duly appointed proxies. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

NextEra Energy is pleased to be furnishing proxy materials primarily by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders on the Internet. The Company believes this rule allows it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Please submit your proxy or voting instructions on the Internet or by telephone promptly by following the instructions about how to view the proxy materials on your Notice of Internet Availability of Proxy Materials so that your shares can be voted, regardless of whether you expect to attend the annual meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may submit your proxy by marking, dating, signing and returning the enclosed proxy/confidential voting instruction card. If you attend the annual meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors.

ALISSA E. BALLOT

Vice President & Corporate Secretary

Juno Beach, Florida

April 7, 2014

TABLE OF CONTENTS

ELECTRONIC DELIVERY OF PROXY MATERIALS	1
ABOUT THE ANNUAL MEETING	2
BUSINESS OF THE ANNUAL MEETING	8
•Proposal 1: Election as directors of the nominees specified in this proxy statement	8
•Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2014	15
•Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement	16
•Proposal 4: Shareholder proposal	18
INFORMATION ABOUT NEXTERA ENERGY AND MANAGEMENT	21
Common Stock Ownership of Certain Beneficial Owners and Management	21
Section 16(a) Beneficial Ownership Reporting Compliance	23
CORPORATE GOVERNANCE AND BOARD MATTERS	23
Corporate Governance Principles & Guidelines/Code of Ethics	23
Director Resignation Policy	23
Director Independence	23
Board Leadership Structure	25
Board Role in Risk Oversight	26
Director Meetings and Attendance	27
Committees	27
Consideration of Director Nominees	32
Communications with the Board	35
Website Disclosures	35
Transactions with Related Persons	35
AUDIT-RELATED MATTERS	37
Audit Committee Report	37
Fees Paid to Deloitte & Touche	38
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	38
EXECUTIVE COMPENSATION	40
Compensation Discussion & Analysis	40
Compensation Committee Report	65
Table 1a: Summary Compensation Table	65
Table 2: 2013 Grants of Plan-Based Awards	71
Table 3: 2013 Outstanding Equity Awards at Fiscal Year End	75
Table 4: 2013 Option Exercises and Stock Vested	79
Table 5: Pension Benefits	80
Table 6: Nonqualified Deferred Compensation	82
Potential Payments Upon Termination or Change in Control	84
DIRECTOR COMPENSATION	94
SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING	96
NO INCORPORATION BY REFERENCE	96
SHAREHOLDER ACCOUNT MAINTENANCE	97
APPENDIX A: NON-GAAP RECONCILIATIONS	A-1

NextEra Energy, Inc.

Annual Meeting of Shareholders

May 22, 2014

PROXY STATEMENT

This proxy statement contains information related to the solicitation of proxies by the Board of Directors of NextEra Energy, Inc. (the “Board”), a Florida corporation (“NextEra Energy,” the “Company,” “we,” “us” or “our”), in connection with the 2014 annual meeting of NextEra Energy’s shareholders to be held on Thursday, May 22, 2014, at 11:00 a.m., Pacific time, in Grand Salon E at the Hyatt Regency Indian Wells at 44600 Indian Wells Lane, Indian Wells, California, and at any adjournment(s) or postponement(s) of the annual meeting.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Under the rules of the Securities and Exchange Commission (“SEC”), NextEra Energy is furnishing proxy materials to many of its shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder.

On or about April 7, 2014, NextEra Energy mailed to many of its shareholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access and review the proxy materials, including the proxy statement and annual report to shareholders, on the Internet. The Notice also instructs shareholders on how to access their proxy card to be able to submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access the proxy materials and submit their proxies on the Internet. On or about April 7, 2014, NextEra Energy also began mailing a full set of proxy materials to certain shareholders, including shareholders who have previously requested a paper copy of the proxy materials.

Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive NextEra Energy’s proxy materials electronically, you will continue to receive the materials via e-mail unless you elect otherwise.

How do I access the proxy materials if I received a Notice of Internet Availability of Proxy Materials?

The Notice you received from NextEra Energy or your brokerage firm, bank or other nominee provides instructions regarding how to view NextEra Energy’s proxy materials for the 2014 annual meeting on the Internet. As explained in greater detail in the Notice, to view the proxy materials and submit your proxy, you will need to visit www.proxyvote.com and have available your 12-digit Control number(s) contained in your Notice.

How do I request paper copies of the proxy materials?

Whether you hold NextEra Energy shares through a brokerage firm, bank or other nominee (in “street name”), or hold NextEra Energy shares directly in your name through NextEra Energy’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), as a shareholder of record, you may request paper copies of the 2014 annual meeting proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and the NextEra Energy 2013 annual report to shareholders are available at www.proxyvote.com.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of annual meeting of shareholders, including the election as directors of the nominees specified in this proxy statement, ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2014, approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement and, if properly presented at the meeting, consideration of a shareholder proposal.

Who may attend the annual meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:30 a.m., Pacific time. If you plan to attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Invited representatives of the media and financial community may also attend the annual meeting.

You will need proof of ownership of NextEra Energy common stock on the record date to enter the annual meeting:

•	If you hold shares directly in your name as a shareholder of record or if you are a participant in NextEra Energy’s Employee Retirement Savings Plan:

•	If you received the Notice and you plan to attend the annual meeting, you may request an admission ticket by calling NextEra Energy Shareholder Services at 1-800-222-4511.

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If you received the proxy materials by mail, an admission ticket is attached to your proxy/confidential voting instruction card. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the meeting.

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If your shares are held in “street name,” you will need to bring proof that you were the beneficial owner of those “street name” shares of NextEra Energy common stock as of the record date, such as a legal proxy or a copy of a bank or brokerage statement, and check in at the registration desk at the annual meeting.

For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

Will the annual meeting be webcast?

Our annual meeting will be webcast (audio, listen only) on May 22, 2014. If you do not attend the annual meeting, you are invited to visit www.nexteraenergy.com at 11:00 a.m., Pacific time, on Thursday, May 22, 2014 to access the webcast of the meeting. You will not be able to vote your shares via the webcast. A replay of the webcast also will be available on our website through the first week of June 2014.

Who is entitled to vote at the annual meeting?

Only NextEra Energy shareholders at the close of business on March 24, 2014, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

What are the voting rights of the holders of the Company’s common stock?

Each outstanding share of NextEra Energy common stock, par value $.01 per share, will be entitled to one vote on each matter properly brought before the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of NextEra Energy common stock issued and outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

As of the record date, 436,118,602 shares of NextEra Energy common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 218,059,302 shares will be required to establish a quorum.

In determining the presence of a quorum at the annual meeting, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on that permit abstentions, and proxies received with broker non-votes on some but not all matters to be voted on, will be counted as present.

A broker “non-vote” occurs when a broker, bank or other holder of record that holds shares for a beneficial owner (“broker”) does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular proposal. Brokers may vote on ratification of the appointment of NextEra Energy’s independent registered public accounting firm even if they have not received instructions from the beneficial owners whose shares they hold. However, brokers may not vote on any of the other matters submitted to shareholders at the 2014 annual meeting unless they have received voting instructions from the beneficial owner. See the response to “What vote is required to approve the matters proposed?” below for a discussion of the effect of broker non-votes.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with NextEra Energy’s transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” The Notice or, for some shareholders of record, a full set of the proxy materials, has been sent directly to you by or on behalf of NextEra Energy.

If your shares are held in “street name,” you are considered the “beneficial owner” of the shares. The Notice or, for some beneficial owners, a full set of the proxy materials, was forwarded to you by or on behalf of your broker, who is considered, with respect to those shares, the shareholder of record.

How do I submit my proxy or voting instructions?

On the Internet or by telephone or, if you received the proxy materials by mail, also by mail

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On the Internet—You may submit your proxy or voting instructions on the Internet 24 hours a day and up until 11:59 p.m., Eastern time, on Wednesday, May 21, 2014 by going to www.proxyvote.com and following the instructions on your screen. Please have your Notice or proxy/confidential voting instruction card available when you access the web page. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions on the Internet.

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By Telephone—You may submit your proxy or voting instructions by telephone by calling the toll-free telephone number found on your proxy/confidential voting instruction card or in your Internet instructions (1-800-690-6903), 24 hours a day and up until 11:59 p.m., Eastern time, on Wednesday, May 21, 2014, and following the prerecorded instructions. Please have your proxy/confidential voting instruction card or Notice and instructions provided on the Internet available when you call. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions by telephone.

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By Mail—If you received the proxy materials by mail, you may submit your proxy by mail by marking the enclosed proxy/confidential voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided, to NextEra Energy, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy/confidential voting instruction card must be received by Wednesday, May 21, 2014. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by mail.

Please see the Notice, your proxy/confidential voting instruction card or the information your broker provided to you for more information on your options. NextEra Energy’s proxy tabulator, Broadridge Investor Communications Solutions, Inc., must receive any proxy/confidential voting instruction card that will not be delivered in person at the annual meeting, or any vote on the Internet or by telephone, no later than 11:59 p.m., Eastern time, on Wednesday, May 21, 2014.

If you are a shareholder of record and you return your signed proxy/confidential voting instruction card or submit your proxy on the Internet or by telephone, but do not indicate your voting preferences, the persons named as proxies in the proxy/confidential voting instruction card will vote the shares represented by that proxy as recommended by the Board on all proposals, including the non-binding advisory vote on NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement.

In person at the annual meeting

All shareholders may vote in person at the annual meeting. However, if you are a beneficial owner of shares, you must obtain a legal proxy from your broker and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

Your vote is important. You can save us the expense of a second mailing and further solicitation of proxies by submitting your proxy or voting instructions promptly.

May I change my vote after I submit my proxy or voting instructions on the Internet or by telephone or after I return my proxy/confidential voting instruction card or voting instructions?

Yes.

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	providing written notice of the revocation to the Corporate Secretary of the Company at its offices at P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida 33408-0420;

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making timely delivery of later-dated voting instructions on the Internet or by telephone or, if you received the proxy materials by mail, also by making timely delivery of a valid, later-dated proxy/confidential voting instruction card; or

•	voting by ballot at the annual meeting, although please note that attendance at the meeting will not by itself revoke a previously granted proxy.

You may change your proxy by using any one of these methods regardless of the method you previously used to submit your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

How do I vote my Employee Retirement Savings Plan (401(k)) shares?

If you participate in the NextEra Energy, Inc. Employee Retirement Savings Plan (the “plan”), you may give voting instructions to Fidelity Management Trust Company, as trustee of the plan (“Trustee”). If you are a non-bargaining NextEra Energy employee, or a bargaining unit employee outside the state of Florida, you may give your voting instructions to the Trustee by following the instructions you received in an e-mail from NEXTERA ENERGY, INC. [id@ProxyVote.com] sent to your work e-mail address (unless you opted to receive a paper copy of the proxy materials). If you are a Florida Power & Light Company bargaining unit employee in Florida, or a participant in the plan who is not a current employee of NextEra Energy or its subsidiaries, or if you opted out of e-mail delivery, you may give your voting instructions to the Trustee on the Internet or by telephone by following the instructions on your proxy/confidential voting instruction card, or you may give your voting instructions to the Trustee by mail by completing and returning the proxy/confidential voting instruction card accompanying this proxy statement.

Your instructions will tell the Trustee how to vote the number of shares of NextEra Energy common stock in the plan reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. You have this right because the plan deems you to be a “named fiduciary” of the shares of common stock allocated to your account for voting purposes. Your instructions will also determine the vote of a proportionate number of shares of common stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund will not be voted, but your proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received. The Trustee will vote your shares in accordance with your duly executed instructions received by 1:00 a.m., Eastern time, on Tuesday, May 20, 2014.

You may also revoke previously given voting instructions by 1:00 a.m., Eastern time, on Tuesday, May 20, 2014, by filing written notice of revocation with the Trustee or by giving new voting instructions in any of the ways described above. The Trustee will follow the last timely voting instructions which it receives from you. Your voting instructions will be kept confidential by the Trustee.

What is “householding” and how does it affect me?

NextEra Energy has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name, and do not participate in electronic delivery of proxy materials, will receive only one package containing individual copies of the Notice or proxy materials in paper form for each shareholder of record at the address. This procedure will reduce the volume of duplicate materials shareholders receive, reduce NextEra Energy’s postage fees and conserve natural resources. Shareholders who participate in householding and to whom a full set of proxy materials has been mailed will continue to receive separate proxy cards.

If you are a shareholder of record and are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple packages containing copies of the Notice or proxy materials in paper form, or if you hold shares in more than one account, and in either case you wish to receive only a single package for your household in the future, please contact Computershare in writing at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or by calling 1-888-218-4392. You may contact Computershare at the same mailing address or telephone number if you wish to revoke your consent to future householding mailings.

If your household receives only a single package containing a copy of the Notice or the proxy materials, and you wish to receive a separate copy for each shareholder of record, please contact Broadridge toll free at 1-800-542-1061, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and separate copies will be provided promptly.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What are the Board’s recommendations?

Unless you give other instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election as directors of the nominees specified in this proxy statement. (See Proposal 1)

•	FOR ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2014. (See Proposal 2)

•	FOR approval, on a non-binding advisory basis, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement. (See Proposal 3)

•	AGAINST the shareholder proposal. (See Proposal 4)

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In accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) thereof.

What vote is required to approve the matters proposed?

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Election as directors of the nominees specified in this proxy statement—A nominee for director will be elected to the Board if the votes cast for such nominee’s election by shareholders present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast by such shareholders against such nominee’s election. If you are a beneficial owner, your broker is not permitted under New York Stock Exchange (“NYSE”) rules to vote your shares on the election of directors if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on the election of directors. Abstentions are also not considered votes cast and will have no legal effect on the election of directors. See Director Resignation Policy in the section entitled Corporate Governance and Board Matters for information about NextEra Energy’s policy if a nominee for director fails to receive the required vote.

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Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2014—The ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2014 will be approved if the votes cast for the proposal by shareholders present in person or represented by proxy at the meeting and entitled to vote on the proposal exceed the votes cast by such shareholders against the proposal (a “Majority Vote”). Since brokers are permitted under NYSE rules to vote your shares on this proposal even if the broker does not receive voting instructions from you, there are not expected to be broker non-votes on this proposal. Abstentions are not considered votes cast and will have no legal effect on whether this proposal is approved.

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Advisory approval of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement—A Majority Vote is required to approve this non-binding advisory proposal. Brokers are not permitted under NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on whether this proposal is approved. Abstentions are also not considered votes cast and will have no legal effect on whether this proposal is approved. The vote on this proposal is advisory and the result of the vote on this proposal will not be binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will be able to consider the voting results when making future decisions regarding named executive officer compensation.

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Shareholder proposal—A Majority Vote is required to approve the shareholder proposal. Brokers are not permitted under NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on whether this proposal is approved. Abstentions are also not considered votes cast and will have no legal effect on whether the shareholder proposal is approved.

Who pays for the solicitation of proxies?

NextEra Energy is soliciting proxies, and it will bear the expense of solicitation. Proxies will be solicited principally by mail and by electronic media, although directors, officers and employees of NextEra Energy or its subsidiaries may solicit proxies personally, by telephone or by electronic media, but without compensation other than their regular compensation. NextEra Energy has retained AST Phoenix Advisors to assist it in the solicitation of proxies, for which AST Phoenix Advisors will be paid a fee of $12,500 plus out-of-pocket expenses. NextEra Energy will reimburse custodians, nominees and other persons for their out-of-pocket expenses in sending the Notice and/or proxy materials to beneficial owners.

Could other matters be decided at the annual meeting?

At the date of printing of this proxy statement, the Board did not know of any matters to be submitted for action at the annual meeting other than those referred to in this proxy statement and does not intend to bring before the meeting any matter other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjourned or postponed meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their discretion, including voting to adjourn or postpone the annual meeting one or more times to solicit additional proxies with respect to any proposal or for any other reason.

BUSINESS OF THE ANNUAL MEETING

Proposal 1: Election as directors of the nominees specified in this proxy statement

The Board is currently composed of 12 members. One member of the Board, Michael H. Thaman, has notified the Board that he will retire from the Board effective immediately prior to the 2014 annual meeting, at which time the size of the Board will be reduced to 11 members.

Upon the recommendation of the Governance & Nominating Committee, the Board has nominated the 11 incumbent members listed below for election as directors at the annual meeting. Unless you specify otherwise in your proxy/confidential voting instruction card or in the voting instructions you submit on the Internet or by telephone, your proxy will be voted FOR the election of the listed nominees. If any nominee becomes unavailable for election, which is not currently anticipated, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by the Board or, in lieu thereof, the Board may reduce the number of directors by the number of nominees unavailable for election.

The Board believes that the Board membership at its current size, and the membership size as it will be adjusted upon Mr. Thaman’s retirement, is appropriate because such a Board size facilitates substantive discussions among Board members and allows for contributions by directors having a broad range of skills, expertise, and industry knowledge and diversity of opinion. Directors serve until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Director Qualifications. The NextEra Energy, Inc. Corporate Governance Principles & Guidelines (“Corporate Governance Principles & Guidelines”) and the Governance & Nominating Committee Charter, copies of which are available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml, contain Board membership qualifications, including experience, skills and attributes that are considered by the Governance & Nominating Committee in recommending non-employee nominees for a position on the Board. The Board views itself as a cohesive whole consisting of members who together serve the interests of the Company and its shareholders. Qualifications, attributes and other factors considered by the Governance & Nominating Committee in identifying director nominees include (but are not limited to):

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experience at a strategy and/or policy setting level, or high-level managerial experience in a relatively complex business, government or other organization, or other similar and relevant experience in dealing with complex problems;

•	sufficient time to devote to the Company’s affairs (including limiting service on boards of public companies (including the Company) to no more than six public companies);

•	character and integrity;

•	an inquiring mind and good judgment;

•	an ability to work effectively with others;

•	whether an individual assists in achieving a mix of directors that represents a diversity of background and experience, including age, gender, race, ethnicity and specialized experience;

•	an ability to represent the balanced interests of the Company’s shareholders as a whole, rather than special constituencies;

•	the individual’s independence as described in applicable listing standards, legislation, regulations and the Corporate Governance Principles & Guidelines;

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the extent of the individual’s business experience, technical expertise, or specialized skills or experience, and whether the individual, by virtue of particular experience relevant to NextEra Energy’s current or future business, will add specific value as a Board member; and

•

whether the individual would be considered an “audit committee financial expert” or “financially literate” as described in applicable listing standards, legislation, regulations or Audit Committee guidelines.

As discussed more specifically below, the Governance & Nominating Committee considered in particular the contributions to a strong, diverse board of the individual backgrounds and experience of its current directors and nominees, including without limitation experience in: leading and growing businesses; legislative, political and regulatory affairs; customer and client service; environmental compliance; investor relations; international business operations and management; industrial operations; capital raising strategies; executive compensation; renewable energy; nuclear power operations and management; finance; financial instruments, including derivatives; risk management; and strategic planning. The regulated and competitive operations of the Company require an understanding of, among other things, the regulatory, legislative and political environment affecting public utility and competitive energy operations, the service demands of wholesale and retail power customers, the effect of new technologies on the Company’s strategic direction, the challenges of maintaining growth without sacrificing profitability, the diverse options available for financing the Company’s businesses and the Company’s responsibilities to the customers and communities it serves. The particular experience, qualifications, attributes and skills that led the Governance & Nominating Committee and the Board to conclude, in light of the Company’s business and structure, that each current director and nominee should serve as a NextEra Energy director include (but are not limited to) the following:

•

Mrs. Barrat had 38 years of leadership experience in financial services, including her service through July 1, 2012 as Vice Chairman, and her previous service as President of Personal Financial Services (one of four principal business units), of Northern Trust Corporation, a Fortune 500 company. She is experienced in building and leading client service businesses that operate in a variety of regulatory jurisdictions and, as a Florida native with a significant part of her former employer’s business in Florida, she has had extensive experience with Florida-based customers and business conditions. In addition, her 16 years of service on the Board have provided her with knowledge and experience regarding the Company’s history and businesses.

•

Mr. Beall has 40 years of leadership experience at Beall’s, Inc., the parent company of Beall’s Department Stores, Inc. and Beall’s Outlet Stores, Inc. (collectively, “Beall’s”), during which the company grew from seven stores in Florida and sales of $6 million to over 500 stores in 14 states and over $1 billion in sales. In addition to this experience in growing and leading a business, Mr. Beall has extensive experience with Florida-based customers and business conditions. Further, his more than 24 years of service on the Board have provided him with knowledge and experience regarding the Company’s history and businesses.

•

Mr. Camaren had 19 years of leadership experience with a large, regulated investor-owned utility. During the years he served as chairman and chief executive officer, the utility had customer growth at a rate that exceeded the industry average and acquired and integrated over 40 utilities. In addition, Mr. Camaren has experience in managing capital expenditures, environmental compliance, regulatory relations and investor relations.

•

Mr. Dunn has extensive experience in investment, asset and risk management gained through his 16-year career at Miller, Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management. In addition, he is an expert in financial economics, having taught that subject as a professor at, and Dean of, the David A. Tepper School of Business at Carnegie Mellon University. Mr. Dunn has a Ph.D. in industrial administration.

•

Mr. Hachigian has extensive leadership, operations and strategic planning experience gained as the chairman, chief executive officer and president of a global, publicly held manufacturer of electrical equipment and tools. He also has international leadership and operations experience gained as the president and chief executive officer of the Asia-Pacific operations of a lighting products manufacturer and in key management positions in Singapore and Mexico. In addition, Mr. Hachigian has financial and risk oversight experience developed through his service on the audit committee of another public company and as a member of the board of the Houston branch of the Federal Reserve Bank of Dallas.

He has a MBA in finance from the Wharton School of Business and a bachelor’s degree in engineering from the University of California (Berkeley).

•

Ms. Jennings has extensive legislative and political experience, having served four years as Lieutenant Governor of the State of Florida and 24 years in the Florida legislature. She served as a member of Florida Governor Rick Scott’s transition team. In addition, through her 20 years as president and seven years as chairman of Jack Jennings & Sons, Inc., she has extensive experience in operating a Florida-based business and familiarity with the Florida business environment.

•

Mr. Robo, NextEra Energy’s chairman, president and chief executive officer, previously served as the Company’s vice president of corporate development and strategy, as president of NextEra Energy’s competitive energy subsidiary, NextEra Energy Resources, LLC (“NextEra Energy Resources”), and as the Company’s chief operating officer. As a result of his service in his current and prior positions, Mr. Robo has extensive experience in operations, strategic planning, risk management and mergers and acquisitions. He also has experience in financial and risk oversight, both through his position with the Company and his service as chairman of the audit committee of another public company, and in corporate governance, through his service on the nominating and corporate governance committee of that public company. Prior to joining NextEra Energy, Mr. Robo was president and chief executive officer of a major division of General Electric Capital Corporation, a subsidiary of General Electric Company (“GE”). He also served as chairman and CEO of GE Mexico and was a member of the GE corporate development team. Prior to joining GE, he was vice president of Strategic Planning Associates, a management consulting firm. Mr. Robo has a B.A. degree from Harvard College and an MBA from Harvard Business School.

•

Mr. Schupp has 29 years of leadership experience as a chief executive officer of both public and private banking organizations, and has experience in reviewing the financial statements of complex businesses, in mergers and acquisitions, in developing and implementing capital raising strategies, in strategic planning and with Florida-based customers and business conditions. In addition, he has experience in such areas as macroeconomic policy, community and economic development and government regulation gained from his service as a director of the Federal Reserve Bank of Atlanta.

•

Mr. Skolds has extensive leadership experience in the operation and management of nuclear power generation facilities and utilities, and in financial and strategic planning. He retired as executive vice president of Exelon Corporation, a utility services holding company (“Exelon”), and president of Exelon Energy Delivery and Exelon Generation. Earlier in his career, Mr. Skolds worked at SCANA Corporation, an energy-based holding company, in a number of capacities, including president and chief operating officer of South Carolina Electric and Gas. Mr. Skolds also served on the boards of the Institute for Nuclear Power Operations and the Nuclear Energy Institute. Mr. Skolds is a graduate of the United States Naval Academy and spent over five years in the Navy where, among other things, he operated nuclear submarines.

•

Mr. Swanson has 42 years of leadership experience at Raytheon Company (“Raytheon”), including his current service as chairman of the board and his ten years of service, through March 31, 2014, as chief executive officer of this complex public company with international operations, revenues in 2013 of approximately $24 billion and approximately 63,000 employees. He has extensive experience in strategic planning, operations and management, global business operations and complex technologies. He holds a bachelor’s degree in industrial engineering from California Polytechnic State University.

•

Mr. Tookes had many years of operational leadership in senior management positions at large international public companies, which provided him with leadership, financial and global experience, as well as substantial leadership experience in the management of complex technology businesses. His science, engineering and business education and training have provided him with knowledge relevant to the operation of the Company’s businesses. His public company board experience includes service on the audit, finance, compensation, governance and nominating and business ethics committees of various public companies.

Listed below are the 11 nominees for election as directors, their ages and principal occupations and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted.

Sherry S. Barrat

Mrs. Barrat, 64, is retired. She served from March 2011 until her retirement in 2012 as vice chairman of Northern Trust Corporation, a financial holding company headquartered in Chicago, Illinois, and as a member of Northern Trust’s Management Committee. Prior to being appointed as vice chairman, Mrs. Barrat had served as president of Personal Financial Services for Northern Trust since January 2006. She served as chairman and chief executive officer of Northern Trust Bank of California, N.A., from 1999 through 2005, and as president of Northern Trust Bank of Florida’s Palm Beach Region from 1992 through 1998. Mrs. Barrat joined Northern Trust in 1990 in Miami. Mrs. Barrat is a director of Arthur J. Gallagher & Company (since July 2013) and serves as an independent trustee or director of certain Prudential Insurance mutual funds (since January 2013). Mrs. Barrat has been a director of NextEra Energy since 1998.

Robert M. Beall, II

Mr. Beall, 70, is chairman of Beall’s, which operates retail stores located from Florida to New Mexico. Until August 2006, he was also chief executive officer of Beall’s. Mr. Beall is currently, and has been since 2004, a director of SunTrust Banks, Inc., and is currently a director of Blue Cross/Blue Shield of Florida. Mr. Beall has been a director of NextEra Energy since 1989.

James L. Camaren

Mr. Camaren, 59, is a private investor. Until May 2006, he was chairman and chief executive officer of Utilities, Inc. Utilities, Inc. was one of the largest investor-owned water utilities in the United States until March 2002, when it was acquired by Nuon, a Dutch company, which subsequently sold Utilities, Inc. in April 2006. He joined Utilities, Inc. in 1987 and served successively as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996. Mr. Camaren has been a director of NextEra Energy since 2002.

Kenneth B. Dunn

Mr. Dunn, 62, is Professor of Financial Economics at the David A. Tepper School of Business at Carnegie Mellon University (the “Tepper School”), a position he has held since July 2002, and, since 2011, has been an academic affiliate of Finance Scholars Group, a provider of expert witness and litigation support services. He also served as Dean of the Tepper School from July 2002 to January 2011. Before his service in that position, Mr. Dunn had a 16-year career managing fixed income portfolios at Miller Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management, where he served as a managing director and as co-director of the U.S. Core Fixed Income and Mortgage Teams. Mr. Dunn was a director of BlackRock, Inc. from 2005 until 2011. He has been a director of NextEra Energy since 2010.

Kirk S. Hachigian

Mr. Hachigian, 55, has been chairman and chief executive officer of JELD-WEN, Inc., a manufacturer of windows and doors, since April 1, 2014. He served as chairman, president and chief executive officer of Cooper Industries plc (“Cooper”), a publicly held electrical equipment and tool manufacturer, until Cooper’s acquisition by Eaton Corporation in November 2012. He had been named chairman of Cooper in 2006, chief executive officer in 2005 and president in 2004. Mr. Hachigian was retired during the period between his departure from Cooper and the assumption of his current positions with JELD-WEN, Inc. He is a director of PACCAR, Inc. (since 2008) and of Allegion plc (since November 2013). Mr. Hachigian has been a director of NextEra Energy since October 2013.

Toni Jennings

Ms. Jennings, 64, has served since 2007 as the chairman of the board of Jack Jennings & Sons, Inc., a family-owned construction business which provides general contractor, construction manager and design builder services. She served as the Lieutenant Governor of the State of Florida from March 2003 through December 2006. Prior to serving in that role, she was a member of the Florida Senate from 1980 until 2000, including two consecutive terms as Senate President, and a member of the Florida House of Representatives from 1976 until 1980. From 1983 until she became Lieutenant Governor, she also served as president of Jack Jennings & Sons. Ms. Jennings is a director of Brown & Brown, Inc. (since 2007) and of Post Properties, Inc. (since May 2013). Ms. Jennings has been a director of NextEra Energy since 2007.

James L. Robo

Mr. Robo, 51, has been chairman of the board since December 13, 2013, and president and chief executive officer, and a director, of NextEra Energy since July 2012. He is also chairman and chief executive officer of NextEra Energy’s subsidiary, Florida Power & Light Company (which has no publicly-traded stock). Prior to his succession to the role of chief executive officer, he had served as president and chief operating officer of NextEra Energy since 2006. Mr. Robo joined NextEra Energy as vice president of corporate development and strategy in March 2002 and became president of NextEra Energy Resources later in 2002. He is a director of J.B. Hunt Transport Services, Inc. (since 2002), and has served as J.B Hunt’s lead independent director since 2012.

Rudy E. Schupp

Mr. Schupp, 63, has been the president and chief executive officer, and a director, of 1st United Bank, a banking corporation located in Boca Raton, Florida, and chief executive officer and a director of its publicly-held parent company, 1st United Bancorp, Inc., since mid-2003. He was the chairman, president and chief executive officer of Republic Security Bank in West Palm Beach, Florida from 1984 until March 2001, and the chairman, president and chief executive officer of its parent company, Republic Security Financial Corporation (“RSFC”), from 1985 until March 2001, when RSFC was acquired by Wachovia Corporation. Following the acquisition, he served as Chairman of Florida Banking of Wachovia Bank, N.A. until December 2001. In March 2002, Mr. Schupp became a managing director of Ryan Beck & Co., an investment banking and brokerage company, a position he held until March 2003. He is a director of the Federal Reserve Bank of Atlanta. Mr. Schupp has been a director of NextEra Energy since 2005.

John L. Skolds

Mr. Skolds, 63, is retired. He served as executive vice president of Exelon and president of Exelon Energy Delivery from December 2003 until his retirement in September 2007. He also served as president of Exelon Generation from March 2005 to September 2007. From March 2002 to December 2003, Mr. Skolds served as senior vice president of Exelon Corporation and president and chief nuclear officer of Exelon Nuclear. He also served as president and chief operating officer of Outer Banks Ocean Energy Corporation from October 2009 to March 2010. Mr. Skolds was a director of Constellation Energy Group from 2007 until its merger with Exelon in March 2012. Mr. Skolds has been a director of NextEra Energy since 2012.

William H. Swanson

Mr. Swanson, 65, has been the chairman of the board of Raytheon, a technology and innovation leader specializing in defense, security and civil markets throughout the world, since 2004 and was Raytheon’s chief executive officer from July 2003 through March 2014. Before assuming those positions, he served as president of Raytheon from July 2002 to May 2004, as executive vice president of Raytheon and president of its Electronic Systems division from January 2000 to July 2002, and as executive vice president of Raytheon and chairman and chief executive officer of Raytheon Systems Company from January 1998 to January 2000. Mr. Swanson joined Raytheon in 1972 and has held a wide range of leadership positions with the company. Mr. Swanson has been a director of NextEra Energy since 2009.

Hansel E. Tookes, II

Mr. Tookes, 66, is retired. Mr. Tookes served in senior executive positions with Raytheon, a technology and innovation leader specializing in defense, security and civil markets throughout the world, from 1999 until December 2002. He joined Raytheon in 1999 as president and chief operating officer of Raytheon Aircraft Company, was appointed chairman and chief executive officer of Raytheon Aircraft Company in 2000, and became president of Raytheon International in 2001. From 1980 until joining Raytheon, Mr. Tookes held a variety of leadership positions with United Technologies Corporation, including serving as president of Pratt & Whitney’s Large Military Engines Group. He is a director of Corning Incorporated (since 2001), Harris Corporation (since 2005) and Ryder System, Inc. (since 2002). Mr. Tookes has been a director of NextEra Energy since 2005.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES

Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2014

In accordance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee of the Board appoints the Company’s independent registered public accounting firm. It has appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm to audit the accounts of NextEra Energy and its subsidiaries, as well as to provide its opinion on the effectiveness of the Company’s internal control over financial reporting, for the fiscal year ending December 31, 2014. Although ratification is not required by NextEra Energy’s Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche to shareholders as a matter of good corporate practice. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee, although the Audit Committee may nonetheless decide to retain Deloitte & Touche as NextEra Energy’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may terminate the service of Deloitte & Touche at any time during the year if it determines that the appointment of a different independent registered public accounting firm would be in the best interests of NextEra Energy and its shareholders. Additional information on audit-related matters may be found beginning on page 37 of this proxy statement.

Representatives of Deloitte & Touche will be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders raised at the meeting.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted FOR ratification of the appointment of Deloitte & Touche as NextEra Energy’s independent registered public accounting firm for 2014.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS NEXTERA ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement

The Company is asking shareholders to cast an advisory vote on the compensation of the Company’s named executive officers, which is commonly called a “say-on-pay” vote. The advisory vote is to approve the compensation of the Company’s named executive officers as described below (beginning on page 40) in the Compensation Discussion & Analysis section of this proxy statement and in the tabular and narrative disclosure following that section. While this vote is not binding on the Compensation Committee, the Board or the Company, it will provide information to the Compensation Committee regarding investor sentiment about the Company’s executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when making future determinations regarding named executive officer compensation. See Compensation Discussion & Analysis for a description of how the Compensation Committee took the results of the Company’s 2013 say-on-pay vote into account in making compensation determinations for the named executive officers for 2014. The Company currently expects that shareholders will be given the opportunity to cast an advisory vote on this topic annually, so that, following the vote on this proposal, the next opportunity will occur in connection with the Company’s 2015 annual meeting of shareholders.

The fundamental objective of NextEra Energy’s executive compensation program is to motivate and reward actions that the Compensation Committee believes will increase shareholder value, particularly over the longer term. The program is designed to retain, motivate, attract, reward and develop high-quality, high-performing executive leadership whose talent and expertise should enable the Company to create long-term shareholder value. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the long-term interests of shareholders and other important Company stakeholders, including customers and employees. A significant portion of each named executive officer’s total compensation opportunity is performance-based and carries both upside and downside potential. Named executive officers (and all of NextEra Energy’s other officers) must build and maintain a significant and continuing equity interest in NextEra Energy. This helps to ensure that their interests are aligned with those of shareholders and that changes in the price of NextEra Energy common stock have a meaningful economic effect on the officers.

The Executive Compensation section below, including Compensation Discussion & Analysis, provides a more detailed discussion of the Company’s compensation program for its named executive officers. The discussion reflects that NextEra Energy’s compensation program has been achieving its objective. For example, the chart below compares the Company’s total shareholder return (“TSR”) for the 1-, 3-, 5- and 10-year periods ended December 31, 2013 to the TSRs of the S&P 500 Electric Utilities Index, the S&P 500 Utilities Index, the Philadelphia Exchange Utility Sector Index (“UTY”), and the S&P 500. NextEra Energy outperformed all of these indices over all of the periods shown, with the exception of the S&P 500 in the 1-year and 5-year periods. NextEra Energy’s outperformance over all these periods in comparison to others in its industry, and over the 3-year and 10-year periods in comparison to the S&P 500, was quite substantial.

NextEra Energy Total Shareholder Return Through 12-31-13 vs. Various Indices(1)

	1-year TSR	3-year TSR	5-year TSR	10-year TSR
NextEra Energy	28.0%	83.9%	104.8%	271.1%
S&P 500 Electric Utilities Index, total return	7.8%	29.8%	38.8%	132.6%
S&P 500 Utilities Index, total return	13.2%	37.6%	62.4%	141.8%
UTY, total return	11.0%	31.6%	53.0%	137.1%
S&P 500, total return	32.4%	56.8%	128.2%	104.3%

(1)	Source: FactSet Research Systems Inc.; except UTY, source: Bloomberg

The Company asks shareholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the shareholders of NextEra Energy, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K as promulgated by the Securities and Exchange Commission in the NextEra Energy, Inc. proxy statement for the 2014 annual meeting of shareholders, including the Compensation Discussion & Analysis section, the compensation tables and the accompanying narrative discussion.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted FOR approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, BY NON-BINDING ADVISORY VOTE, OF NEXTERA ENERGY’S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Proposal 4: Shareholder proposal

Myra Young, 9295 Yorkship Court, Elk Grove, California, the owner of 100 shares of the Company’s common stock, has given the Company notice that her representative, John Chevedden or his designee, intends to present this proposal at the annual meeting. In accordance with SEC regulations, the text of the shareholder proposal and supporting statement appear exactly as received by the Company (including the use of boldface). The shareholder proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The Company disclaims responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.

Proposal 4—Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 74%-shareholder majority.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated NextEra D for executive pay—$33 million for Lewis Hay. Plus CEO annual incentive pay would not rise or fall in line with annual performance and unvested equity pay would not lapse upon CEO termination.

In regard to our board, Hansel Tookes (on our executive pay and nomination committees) and Lewis Hay served on the boards of 4 companies each—over-commitment concern. And Robert Beall (on our executive pay committee) had 24-years long-tenure which detracts from director independence.

GMI said other limits on shareholder rights and management-controlled takeover defense mechanisms in place at NextEra included:

•	Limits on the right of shareholders to convene a special or emergency meeting
•	Limits on the right of shareholders to take action by written consent
•	The absence of confidential voting policies
•	The absence of cumulative voting rights.

There were also forensic accounting ratios related to asset-liability valuation that had extreme values either relative to industry peers or NextEra’s own history.

GMI said that it was necessary to obtain 75% shareholder approval to amend our Articles on Capital Stock, Common Stock, Directors, Shareholder Action, Business Combination and Amendment of our charter. A

75% vote was required to remove a director for cause. GMI said NextEra had a higher shareholder class action litigation risk than 98% of all rated companies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate climate, please vote to protect shareholder value:

Simple Majority Vote—Proposal 4

The Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board believes that adopting the shareholder simple majority vote proposal would not be in the best interests of the Company or its shareholders.

Pursuant to the Company’s governing documents and Florida law, nearly all matters submitted to shareholders for authorization require the approval of a simple majority of the votes cast. However, the Board believes that a higher voting threshold has been in the best interests of the Company’s shareholders for certain fundamental actions that have a significant effect on the Company. Therefore, as permitted by Florida law, the Company’s Restated Articles of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”) have continued to require shareholders to approve certain actions and changes to the Charter and Bylaws by a vote of 75% of the outstanding shares.

If the shareholder proposal is adopted and the Charter and Bylaws are amended to remove the supermajority provisions, then, at a shareholder meeting where a quorum of 50.1% of the Company’s outstanding shares is present, as few as 25.1% of the outstanding shares could approve changes that would benefit only a narrow or self-interested group of shareholders. Under this scenario, a few large shareholders, owning in the aggregate 25.1% of the outstanding shares, could change the “one share, one vote” requirement in the Charter to provide, for example, only certain shareholders with additional votes per share.

Because the shareholder proposal is an “all or nothing” proposition, and because the Board does not agree that it would be in the best interests of all shareholders for each and every supermajority provision to be reduced to a standard that would allow shareholders owning as few as 25.1% of the outstanding shares to make fundamental changes to the Company’s corporate structure (such as the “one share, one vote” requirement noted above), the Board recommends against the proposal. Moreover, for the reasons set forth below, the Board cannot subscribe to wholesale changes to important governance provisions such as those subject to this proposal.

Notwithstanding the foregoing, the Board appreciates that an increasingly large number of investors have grown to prefer the perceived increase in shareholder democracy that the elimination of supermajority provisions may afford over the spectrum of benefits that the targeted use of supermajority provisions can confer. Accordingly, the Board sees merit in placing before shareholders a series of proposals to reduce certain of the supermajority requirements currently included in the Charter and, if those proposals are approved by shareholders, to similarly amend the Bylaws.

The Board cannot propose those changes with this proposal pending, however, because the issues involved are complex and the Board makes corporate governance decisions thoughtfully and after careful deliberation. The Board considers every proposed corporate governance change after taking into account company-specific facts and circumstances, following shareholder input. Accordingly, the Board recommends a vote AGAINST the proposal, but plans to solicit shareholder input on the supermajority provisions on a provision-by-provision basis during its annual shareholder outreach later in 2014, consider which of the individual provisions have grown in importance to the Company’s shareholder base and propose a deliberate set of changes for shareholder consideration at the annual meeting of shareholders in 2015.

In addition, the Board believes that, rather than providing a substantive rationale for the proposal, the proponent’s supporting statement merely attempts to criticize certain of the Company’s corporate governance practices and ordinary course business decisions made by the Board. The Board believes this criticism is unfounded. The Company’s governance profile has been given favorable scores by third party experts and the Board is committed to sound corporate governance standards and processes, as discussed on the Company’s website and in this proxy statement. The Board believes that implementation of this proposal in its current form will not enhance the Company’s corporate governance practices and would not be in shareholders’ best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted AGAINST the shareholder proposal.

INFORMATION ABOUT NEXTERA ENERGY AND MANAGEMENT

Common Stock Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of NextEra Energy common stock by the only person known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(2)	34,186,270	(2)	7.8%

(1)	As of March 3, 2014.

(2)

This information has been derived from a statement on Schedule 13G/A of BlackRock, Inc., filed with the SEC on February 10, 2014. As of December 31, 2013, BlackRock, Inc., a parent holding company, reported that it had sole dispositive power with respect to all of the shares reported as beneficially owned and sole voting power as to 28,935,726 of such shares.

The table on the next page shows the number of shares of NextEra Energy common stock beneficially owned as of March 3, 2014 by each of NextEra Energy’s directors (all of whom are nominees for director, except for Mr. Thaman, who is retiring immediately prior to the annual meeting) and each named executive officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of NextEra Energy’s directors and executive officers as a group. As of March 3, 2014, each individual beneficially owned less than 1%, and all directors and executive officers (including, for this purpose only, Mr. Hay, who retired from his position as executive chairman and as a director on December 13, 2013, and served as an executive officer of NextEra Energy through the close of business on December 31, 2013) as a group beneficially owned less than 1%, of NextEra Energy common stock. No shares are pledged as security. The table also includes information about phantom or deferred shares credited to the accounts of NextEra Energy’s directors and executive officers under various compensation and benefit plans.

	Common Stock Beneficially Owned					Phantom/Deferred Shares(4)
Name	Shares Owned(1)		Shares Which May Be Acquired Within 60 Days(2)	Total Shares Beneficially Owned(3)
Sherry S. Barrat	25,140		2,000	27,140		12,712
Robert M. Beall, II	33,740		—	33,740		5,926
James L. Camaren	28,040		—	28,040		6,236
Moray P. Dewhurst	285,442		395,967	681,409		32,988
Kenneth B. Dunn	7,700		—	7,700		—
Kirk S. Hachigian	1,800		—	1,800		—
Lewis Hay, III	532,381	(5)	1,084,549	1,616,930	(5)	79,634
Toni Jennings	15,340		—	15,340		—
Manoochehr K. Nazar	142,862		74,373	217,235		6,170
Armando Pimentel, Jr.	62,786		161,926	224,712		4,761
James L. Robo	275,763	(6)	545,201	820,964	(6)	121,044
Rudy E. Schupp	18,340	(7)	—	18,340	(7)	—
John L. Skolds	3,774		—	3,774		—
William H. Swanson	17,600		—	17,600		—
Michael H. Thaman	21,140		—	21,140		—
Hansel E. Tookes, II	1,757	(8)	17,340	19,097	(8)	—
All directors and executive officers as a group (24 persons)	1,705,510		2,449,151	4,154,661		282,498

(1)

Includes shares of restricted stock (performance-based for executive officers) for Messrs. Dewhurst (40,793), Hay (30,275), Nazar (16,149), Pimentel (13,931) and Robo (39,220), as well as for Mrs. Barrat (25,140), Ms. Jennings (15,340), and Messrs. Beall (26,740), Camaren (22,540), Dunn (7,700), Hachigian (1,800), Schupp (17,740), Skolds (3,600), Swanson (10,120), Thaman (21,140) and Tookes (400), and a total of 333,482 shares of restricted stock for all directors and executive officers as a group. The holders of such shares of restricted stock have voting power, but not dispositive power.

(2)

Includes, for executive officers, shares which may be acquired as of or within 60 days after March 3, 2014 upon the exercise of stock options and, for directors and executive officers, shares payable under the Company’s Deferred Compensation Plan, amended and restated effective January 1, 2003 (the “Frozen Deferred Compensation Plan”) or the NextEra Energy, Inc. Deferred Compensation Plan effective January 1, 2005, as amended and restated through October 15, 2010, as amended (the “Successor Deferred Compensation Plan”), the receipt of which has been deferred until termination of service as a Board member or, for executive officers, until the first day of the first month after termination of service with the Company, respectively. The Frozen Deferred Compensation Plan and the Successor Deferred Compensation Plan are collectively referred to as the “Deferred Compensation Plan.” Also includes, for all executive officers as a group, 169,081 shares of common stock, the receipt of which has been deferred under the Deferred Compensation Plan until the first day of the first month after termination of service.

(3)

Represents the total of shares listed under the columns “Shares Owned” and “Shares Which May Be Acquired Within 60 Days.” Under SEC rules, beneficial ownership as of any date includes any shares as to which a person, directly or indirectly, has or shares voting power or dispositive power and also any shares as to which a person has the right to acquire such voting or dispositive power as of or within 60 days after such date through the exercise of any stock option or other right.

(4)

Includes phantom shares under the FPL Group, Inc. Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (the “Frozen SERP”), and the NextEra Energy, Inc. (f/k/a FPL Group, Inc.) Supplemental Executive Retirement Plan, amended and restated effective January 1, 2005 (the “Restated SERP”). The Frozen SERP and the Restated SERP are collectively referred to as the “SERP.” Also includes phantom shares granted to Mr. Beall in connection with the termination in 1996 of the Company’s non-employee director retirement plan, which are payable in cash, as well as shares of common stock for Mr. Hay (34,574) and all directors and executive officers as a group (34,574), the receipt of which has been deferred under the Deferred Compensation Plan until at least six months after termination of service, as to which none of such holders has voting or dispositive power. Also includes, for Mr. Robo, 62,815 shares held by the trustee of a grantor trust pursuant to a deferred stock grant made under the NextEra Energy, Inc. Amended and Restated Long Term Incentive Plan (the “LTIP”), as to which he has neither voting nor dispositive power, and 40,569 shares, the receipt of which is deferred pursuant to the terms of a deferred stock grant under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan (the “2011 LTIP”), and for Mr. Dewhurst, 29,808 shares, the receipt of which is deferred pursuant to the terms of a deferred stock grant under the LTIP.

(5)

Includes 143,416 shares held by the Hay Family Limited Partnership, the general partner of which is an entity controlled by Mr. Hay, and 213,883 shares held by the Hay Second Family Limited Partnership, the general partner of which is an entity controlled by Mr. Hay and his spouse.

(6)

Includes 71,450 shares held by spouse’s Gifting Trust, the trustee of which is Mr. Robo, 76,431 shares held by James L. Robo Gifting Trust, the trustee of which is Mr. Robo’s spouse, and 5,456 shares owned by Mr. Robo’s spouse.

(7)	Includes 200 shares owned by Mr. Schupp’s spouse, as to which Mr. Schupp disclaims beneficial ownership.

(8)	Includes 357 shares owned by Mr. Tookes’ spouse, as to which Mr. Tookes disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required to file initial reports of ownership and reports of changes of their beneficial ownership of the common stock and other equity securities of NextEra Energy with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based solely upon a review of these filings and written representations from the directors and executive officers that no other reports were required of them, the Company believes that all required filings were timely made in 2013.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles & Guidelines/Code of Ethics

NextEra Energy has had formal corporate governance standards in effect since 1994. The Governance & Nominating Committee is responsible for reviewing the Corporate Governance Principles & Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. NextEra Energy has adopted a Code of Ethics for Senior Executive and Financial Officers which applies to NextEra Energy’s chairman, president and chief executive officer, chief financial officer, treasurer, chief tax officer, general counsel, chief accounting officer and comptroller, and the presidents of Florida Power & Light Company (“FPL”) and NextEra Energy Resources, as well as a Code of Business Conduct & Ethics applicable to all representatives of NextEra Energy and its subsidiaries, including directors, officers and employees. The Corporate Governance Principles & Guidelines, Code of Ethics for Senior Executive and Financial Officers and Code of Business Conduct & Ethics are available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml. Any amendments or waivers of the Code of Ethics for Senior Executive and Financial Officers which are required to be disclosed to shareholders under SEC rules will be disclosed on the NextEra Energy website at the address listed above.

Director Resignation Policy

As discussed above, under the Company’s Bylaws, in an uncontested election directors are elected by a majority of the votes cast. The Board has adopted a Policy on Failure of Nominee Director(s) to Receive a Majority Vote in an Uncontested Election (“Director Resignation Policy”), the effect of which is to require that, in any uncontested director election, any incumbent director who is not elected by the required vote shall offer to resign, and the Board shall determine whether or not to accept the resignation within ninety days of the certification of the shareholder vote. The Company will report the action taken by the Board under the Director Resignation Policy in a publicly-available forum or document.

The Company’s Bylaws provide that, in a contested election, director nominees are elected by a plurality of the votes cast.

Director Independence

The Board conducts an annual review regarding the independence from the Company’s management of each of its members, and in addition assesses the independence of any new member at the time that the new member is considered for appointment or nomination for election to the Board. The Board considers all relevant facts and circumstances and uses the criteria set forth in the NYSE corporate governance independence standards (the “NYSE standards”), which are the applicable standards under SEC rules, to assess director independence. These standards are also set forth or referred to in the Corporate Governance Principles & Guidelines, a copy of which is available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml. The NYSE standards and the Corporate Governance Principles & Guidelines require that NextEra Energy have a majority of independent directors and provide that the Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) in order to determine that the director is independent. As set forth in the Corporate Governance Principles & Guidelines, the Board considers all relevant facts and circumstances in making independence determinations. In particular, when assessing the materiality of a director’s relationship (if any) with the Company, the Board considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation. Material relationships for this purpose may include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

In addition to the subjective standard described above, the NYSE standards have objective tests for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if he or she:

•	is an employee of the Company, or has an immediate family member who is an executive officer of the Company, until three years after the employment relationship ended;

•

receives, or has an immediate family member who has received (other than as a non-executive officer employee of the Company), during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service), until three years after that amount is no longer received;

•

is a current partner or employee of Deloitte & Touche, the Company’s independent registered public accounting firm, or has an immediate family member who is either (a) a current partner of Deloitte & Touche or (b) a current employee of Deloitte & Touche who personally works on the Company’s audit, until three years after these relationships with Deloitte & Touche have ended;

•

is an executive officer, or whose immediate family member is an executive officer, of another company where any of the Company’s present executive officers serve on that other company’s compensation committee, until three years after the end of that service or employment relationship; or

•

is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues, until three years after falling below that threshold.

The NYSE standards and the Corporate Governance Principles & Guidelines also require that each of the Compensation Committee, Governance & Nominating Committee and Audit Committee consist entirely of independent directors. The NYSE standards and Rule 10A-3 under the Exchange Act include the additional requirement that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation, and, effective on the date of the annual meeting, the NYSE standards require that, when determining the independence of members of the Compensation Committee, the Board is to consider all factors specifically relevant to determining whether a director has a relationship to NextEra Energy which is material to the director’s ability to be independent from management in connection with Compensation Committee duties, including, but not limited to, consideration of the sources of compensation of Compensation Committee members, including any consulting, advisory or other compensatory fees paid by NextEra Energy, and whether any Compensation Committee member is affiliated with NextEra Energy or any of its subsidiaries or affiliates. Compliance by Audit Committee members and Compensation Committee members with these requirements is separately assessed by the Board.

Based on its review and the NYSE standards, in February 2014 the Board determined that Sherry S. Barrat, Robert M. Beall, II, James L. Camaren, Kenneth B. Dunn, Kirk S. Hachigian, Toni Jennings, Rudy E. Schupp, John L. Skolds, William H. Swanson, Michael H. Thaman (who is retiring immediately prior to the annual meeting) and Hansel E. Tookes, II, constituting all 11 non-employee directors of NextEra Energy, are independent under the NYSE standards (including, where applicable, the separate Audit Committee and Compensation Committee standards) and the Corporate Governance Principles & Guidelines. In determining that Mr. Schupp is independent, the Board considered that a NextEra Energy subsidiary has employed Mr. Schupp’s son since June 2011 in non-executive business roles, with projected 2014 total compensation of approximately $102,000.

Board Leadership Structure

Following the retirement of Lewis Hay, III from the role of executive chairman at the close of business on December 13, 2013, the Board determined to combine the roles of chairman and chief executive officer, and therefore appointed Mr. Robo as chairman of the board effective at that time. The Board also has an independent Lead Director. In 2013, the Board modified the process by which the Lead Director is chosen. Instead of rotating among the chairs of the Audit, Compensation, Finance & Investment and Governance & Nominating Committees, as had been the practice, the Lead Director will be selected by and from the independent directors, with strong consideration given to present and past committee chairs, and will serve a two-year term commencing on the date of the Company’s annual meeting of shareholders. Unless the independent directors determine otherwise due to particular circumstances, no director will serve as the Lead Director for more than one biennial term on a consecutive basis. In light of this modified process, the Board agreed that the current Lead Director, Michael H. Thaman, would serve until the 2014 annual meeting.

The Lead Director has the following duties and authorities:

•	to act, on a non-exclusive basis, as liaison between the independent directors and the chairman;

•	to approve the Board agenda and information sent to the Board;

•	to preside at Board meetings in the absence of the chairman and to chair executive sessions of the non-management directors;

•	to approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	to call executive sessions of the independent directors;

•	if requested by major shareholders, to be available, when appropriate, for consultation and direct communication consistent with the Company’s policies regarding communications with shareholders;

•	to communicate Board member feedback to the chief executive officer; and

•	to have such other duties as may from time to time be assigned by the Board.

Executive sessions of the independent directors are provided for in the agenda for each regularly-scheduled Board meeting and each regularly-scheduled Committee meeting (other than quarterly earnings review meetings of the Audit Committee). As noted above, the Lead Director chairs the Board executive sessions, and thereafter provides feedback to the chief executive officer. Committee executive sessions are chaired by the committee chairs, all of whom are independent directors (with the exception of the Executive Committee, which is chaired by the chairman of the board and meets only on an as-needed basis). The Board believes that having an independent Lead Director, regular Board and committee executive sessions, a substantial majority of independent Directors and the corporate governance structures and processes described in this proxy statement allow the Board to maintain effective oversight of management.

As set forth in the Corporate Governance Principles & Guidelines, the Board believes that the decision as to who should serve as chairman and as chief executive officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of the Company’s then-existing characteristics or circumstances. In view of the Company’s operating record, including its role as a national leader in renewable energy generation, and the operational and financial opportunities and challenges faced by the Company, the Board’s judgment is that the functioning of the Board is generally best served by maintaining a structure of having one individual serve as both chairman and chief executive officer. The Board believes that having a single person acting in the capacities of chairman and chief executive officer promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans and to address its challenges. However, in certain circumstances, such as the transition from one chief executive officer to another, the Board believes that it may be appropriate for the role of the chief executive officer and the chairman to be separated.

Board Role in Risk Oversight

The Board discharges its risk oversight responsibilities primarily through its committees, each of which reports its activities to the Board at the next succeeding Board meeting. The risk oversight responsibilities of the committees include the following:

•

Audit Committee. The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, compliance with legal and regulatory requirements, and the Company’s accounting and financial reporting processes. As part of its duties, the Audit Committee discusses with management the Company’s policies with respect to risk assessment and risk management, reviews and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, and ensures that risks identified from time to time as major risks are reviewed by the Board or a Board committee.

•

Finance & Investment Committee. The Finance & Investment Committee is responsible for reviewing and monitoring the Company’s financing plans, reviewing and making recommendations regarding the Company’s dividend policy, reviewing risk management activities and exposures related to the Company’s energy trading and marketing operations, reviewing the Company’s major insurance lines, and overseeing the risks associated with financing strategy, financial policies and use of financial instruments, including derivatives.

•

Nuclear Committee. The Nuclear Committee is responsible for reviewing the safety, reliability and quality of nuclear operations, reviewing reports issued by external oversight groups, and reviewing the Company’s long-term strategies and plans relating to its nuclear operations.

•

Compensation Committee. The Compensation Committee is responsible for oversight of compensation-related risks, including reviewing management’s assessment of risks related to employee compensation programs.

NextEra Energy’s chief executive officer serves as the Company’s chief risk officer. In that capacity, the chief executive officer, together with other members of the Company’s senior management team, oversees the execution and monitoring of the Company’s risk management policies and procedures. NextEra Energy’s management maintains a number of risk oversight committees that assess operational and financial risks throughout the Company. NextEra Energy also has a Corporate Risk Management Committee, composed of senior executives, that assesses the Company’s strategic risks and the strategies employed to mitigate those risks. The Board committees discussed above meet periodically with the Company’s senior management team to review the Company’s risk management practices and key findings.

Director Meetings and Attendance

The Board and its committees meet on a regular schedule and also hold special meetings from time to time as deemed necessary and appropriate. The Board met six times in 2013. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served during the period of such director’s committee service.

Absent circumstances that cause a director to be unable to attend the Board meeting held in conjunction with the annual shareholders’ meeting, Board members are required to attend the annual shareholders’ meeting. All of the directors then in office (except Mr. Thaman, who was attending his son’s high school graduation) attended the 2013 annual meeting of shareholders.

Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Governance & Nominating Committee, the Finance & Investment Committee, the Nuclear Committee and the Executive Committee. The committees regularly report their activities and actions to the full Board, generally at the Board meeting next following the committee meeting. Each of the committees operates under a charter approved by the Board and each committee (other than the Executive Committee) conducts an annual evaluation of its performance. The charter of each of the Audit Committee, the Compensation Committee and the Governance & Nominating Committee is required to comply with the NYSE corporate governance requirements. There are no NYSE requirements for the charters of the Finance & Investment Committee, the Nuclear Committee or the Executive Committee. Each of the committees is permitted to take actions within its authority through subcommittees, and references in this proxy statement to any of those committees include any such subcommittees. Current copies of the charters of the committees are available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml. The current membership and functions of the committees are described below.

Audit Committee

NextEra Energy has an Audit Committee established in accordance with applicable provisions of the Exchange Act and the NYSE standards. The Audit Committee is currently comprised of Mrs. Barrat and Messrs. Thaman (Chair), Camaren, Skolds and Swanson. The Audit Committee met eight times in 2013, and at such meetings met regularly with Deloitte & Touche, the Company’s independent registered public accounting firm, and the internal auditors, both privately and in the presence of management. The Audit Committee has the authority to appoint or replace the Company’s independent registered public accounting firm and approves all permitted services to be performed by the independent registered public accounting firm. The Audit Committee also approves the engagement of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The Audit Committee assists the Board in overseeing the integrity of the financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee is responsible for establishing procedures for (1) the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for the risk oversight activities described under Audit Committee on page 26 of this proxy statement. The Audit Committee conducts an annual self-evaluation. A more detailed description of the Audit Committee’s duties and responsibilities is contained in the Audit Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

The Board has determined that each member of the Audit Committee satisfies the “financial literacy” standard of the NYSE and that Michael H. Thaman is an “audit committee financial expert” as that term is defined by applicable SEC rules and, accordingly, has accounting or related financial management expertise under NYSE standards. In addition, the Board has determined that each member of the Audit Committee, including the audit committee financial expert, is independent under the NYSE standards, Rule 10A-3 under the Exchange Act and the Corporate Governance Principles & Guidelines.

The Audit Committee Report begins at page 37.

Compensation Committee

The Compensation Committee is currently comprised of Ms. Jennings and Messrs. Beall, Dunn, Schupp (Chair) and Tookes. The Compensation Committee met five times in 2013. The Board has determined that each member of the Compensation Committee is independent under the NYSE standards (including the revised standards effective on the date of the annual meeting of shareholders) and the Corporate Governance Principles & Guidelines.

Compensation Committee Authority

The Compensation Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers, evaluate the performance of the chief executive officer in light of those goals and objectives, approve the compensation of the chief executive officer and other executive officers, approve any compensation-related agreements for the chief executive officer and other executive officers, and make recommendations to the Board with respect to the compensation of the directors. Additional responsibilities include overseeing the preparation of Compensation Discussion & Analysis and approving the annual Compensation Committee Report, reviewing the results of the Company’s shareholder advisory vote on the compensation of its named executive officers, making recommendations to the Board with respect to incentive compensation plans and other equity-based plans, administering the Company’s annual and long-term incentive plans and non-employee directors stock plan, and retaining, approving the terms of retaining, and assessing the independence of, any outside compensation consultants engaged by the committee to assist in the evaluation of director, chief executive officer and other executive officer compensation. The Compensation Committee is also responsible for the risk oversight activities described under Compensation Committee on page 26 of this proxy statement. The Compensation Committee conducts an annual self-evaluation. A more detailed description of the Compensation Committee’s authorities, duties and responsibilities is contained in the Compensation Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

As permitted under the terms of both the LTIP and the 2011 LTIP, the Board has delegated to the chief executive officer the authority to make equity grants to employees who are not executive officers. The Compensation Committee has the authority to review these awards. In addition, the Compensation Committee delegated to the chief executive officer and the most senior human resources officer its authority to identify participants in the 2013 Executive Annual Incentive Plan (“Annual Incentive Plan”) other than executive officers and to establish the terms and conditions pursuant to which incentive compensation for 2013 was payable to such other participants. The Compensation Committee has not delegated any other authority granted to it.

Compensation Committee Agenda and Processes; Role of External Consultants and Executive Officers

The Compensation Committee plans its agendas to ensure a thorough and thoughtful decision process. Typically, information regarding strategic decisions is presented at one meeting to the Compensation Committee, which makes its decision at a subsequent meeting. This allows time for follow-up to questions from Compensation Committee members in advance of the final decision. Additional agenda items are included as necessary to address current issues.

Through June 2013 (including during the period when the Compensation Committee established the compensation opportunities for 2013 for the officers listed in Table 1a: Summary Compensation Table in this proxy statement (each a “named executive,” “named executive officer” or “NEO”, and collectively the “named executives,” “named executive officers” or “NEOs”)), the Compensation Committee engaged Pay Governance, LLC (“Pay Governance”), an independent executive compensation consulting firm which performed no other services for NextEra Energy, to provide advice and counsel to the committee in accordance with the committee’s instructions from time to time. In July 2013, following an independence evaluation (taking into account (1) all factors required by applicable law and/or NYSE listing standards, and (2) such other factors as the Committee considered appropriate), the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”), also an independent executive compensation consulting firm which performed no other services for NextEra Energy, to provide advice and counsel to the committee in accordance with the committee’s instructions from time to time. Pay Governance and Cook are sometimes referred to as the “Compensation Consultant” for the respective periods when each was engaged by the Compensation Committee. In 2013, no other outside advisors provided advice to the Compensation Committee. In 2013, the Compensation Consultant participated in all committee meetings other than the meeting at which the Committee determined to engage Cook. In accordance with the engagement letters retaining Pay Governance and Cook, the scope of each of Pay Governance’s and Cook’s engagements includes the following potential services, as and when requested by the Compensation Committee:

•	Provide advice to the Compensation Committee on the Company’s principles for its executive compensation program.

•	Review and provide input on the executive compensation disclosure in the annual proxy statement, including Compensation Discussion & Analysis and other relevant sections.

•	Review and provide advice on executive compensation programs and practices at the Company’s peer group companies for comparison and analysis.

•

Analyze and develop recommendations on executive compensation programs, including executive employment agreements, equity incentive plans and programs, short-term bonus and other incentive and capital accumulation/retirement programs.

•	Assist in review of, and make recommendations for, the chief executive officer’s compensation package.

•	Analyze and advise on the non-employee director compensation program.

•	Review and advise on annual executive officer “tally sheets.”

•	Provide updates on key executive compensation and related governance trends, as appropriate.

•	Analyze issues with respect to stock plan economics.

•	Attend Compensation Committee meetings, as requested.

•	Undertake any other projects requested by the Compensation Committee.

In accordance with their respective engagement letters, during the 2013 executive compensation cycle Pay Governance and Cook provided the Compensation Committee and the Company with analysis and advice on items such as pay competitiveness and executive compensation program plan design. Pay Governance, with respect to 2013 non-employee director compensation, and Cook, with respect to 2014 non-employee director compensation, also benchmarked and discussed with the Compensation Committee their respective recommendations. Each Compensation Consultant also monitored current and emerging market trends and reported to the Compensation Committee on such trends and their impact on Company compensation practices. Cook has reviewed the Compensation Discussion & Analysis, Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement and the Compensation Committee sections of this proxy statement.

In providing these services, the Compensation Consultant reports to and is directed by the Compensation Committee. Pay Governance and Cook performed no services for Company management in 2013. The instructions given to each Compensation Consultant in 2013, beyond those that resulted in the provision of the services described in the preceding paragraphs, related primarily to logistical or procedural matters. Each Compensation Consultant also cooperated with the Company’s human resources personnel and appropriate executive officers in the performance of their respective services, including assisting them in the development of executive compensation programs for consideration by the Compensation Committee. Unless otherwise directed by the Compensation Committee, the Compensation Consultant may share with appropriate human resources personnel and executive officers information regarding trends, comparative analysis and other matters relating to executive compensation in general or the Company’s programs in particular.

During 2013, Mr. Hay, Mr. Robo, Moray P. Dewhurst, the Company’s vice chairman and chief financial officer, the Company’s most senior human resources officer and the Company’s general counsel attended all regular meetings of the Compensation Committee. No NEO attended any portion of any meeting which related to his compensation. The committee had an executive session at the end of each of its 2013 meetings, during which no executive officers were present. During the appropriate executive sessions, the committee evaluated the performance of the chief executive officer and the executive chairman, discussed and approved the chief executive officer’s and the executive chairman’s compensation, met with the Compensation Consultant and discussed and considered such other matters as it deemed appropriate.

Mr. Robo provided the Compensation Committee with (1) recommendations on 2013 total compensation opportunities for all executive officers other than himself and the executive chairman, and (2) input with respect to the individual performance of the other executive officers (other than the executive chairman) in connection with the committee’s determination of amounts paid under the Annual Incentive Plan for 2013. Prior to the beginning of 2013, Mr. Robo, in collaboration with the subsidiary presidents, provided recommended Annual Incentive Plan operating performance goals to the Compensation Committee for its consideration. In addition, the Executive Compensation Review Board (“review board”), whose members were Messrs. Dewhurst, Pimentel, Robo, the president of FPL and the most senior human resources officer, performed the initial review of the Company’s (including its subsidiaries’) 2013 performance compared to the Annual Incentive Plan operating performance goals, including whether goals had been achieved, exceeded or missed, and made recommendations based on this review to the Compensation Committee for consideration and appropriate action.

NextEra Energy’s executive compensation program and its compensation program for non-employee directors for 2013 were considered and acted upon by the Compensation Committee at meetings held over a 19-month period, as follows:

July 2012: Reviewed and discussed results of the 2012 say-on-pay vote; held preliminary discussion of potential changes to the 2013 program to address matters raised about the Company’s executive compensation program.

October 2012: Approved changes to the long-term equity incentive program, and elimination of the CEO “scorecard” approach, to be implemented in 2013, as discussed in Compensation Discussion & Analysis; reviewed and approved the peer group for use in 2013 executive and non-employee director compensation determinations; reviewed and discussed proposed 2013 target total direct compensation opportunity for executive officers; reviewed and evaluated non-employee director compensation and recommended to the Board changes to be made to non-employee director compensation for 2013; reviewed and recommended to the Board the adoption of the Annual Incentive Plan.

December 2012: Reviewed and approved certain annually variable aspects (such as performance goals, participants and target and maximum annual incentive levels for each participant) under the Annual Incentive Plan for 2013; reviewed and approved the Company’s corporate performance objective, operational performance goals and methodology to determine the financial performance matrix for the

Annual Incentive Plan for 2013; reviewed tally sheets and the value of payments that would be due to the named executive officers under hypothetical termination scenarios; discussed and approved the chief executive officer’s and the other executive officers’ 2013 target total direct compensation opportunities (including the appropriate mix of base salary, target annual incentive compensation and target long-term incentive compensation).

February 2013: Granted 2013 equity compensation to executive officers, including approving performance objectives for performance share awards for the 2013-2015 performance period; approved the annual stock grant to non-employee directors as part of 2013 non-employee director compensation; reviewed and adopted the Executive Severance Benefits Plan.

July 2013: Held a special meeting to interview potential candidates for the role of independent compensation consultant and to evaluate the candidates’ independence.

October 2013: Reviewed and discussed results of 2013 say-on-pay vote.

February 2014: Evaluated corporate performance for 2013 in light of the corporate performance objective, operational performance goals and financial performance matrix, certified that the corporate performance objective had been achieved and determined annual incentive compensation amounts for executive officers, as well as the number of performance shares payable for the three-year performance period ended December 31, 2013; reviewed compensation risk assessment and Compensation Consultant conflicts assessment (as described below).

Compensation Risk Assessment

In February 2014, the Compensation Committee reviewed management’s analysis of the Company’s compensation program risks and mitigation of those risks, as well as the Company’s ongoing compensation risk management process. During this review, the Committee discussed, among other matters, the Board’s overall role in the oversight of the Company’s risk, the Compensation Committee’s role in the oversight of compensation-related risk, the Company’s most significant risks, the relationship of those risks to the Company’s compensation programs and policies, and the compensation risk-related risk mitigation practices and controls which the Company has in place.

Compensation Consultant Conflicts Assessment

In February 2014, the Compensation Committee assessed the independence of both Pay Governance and Cook in accordance with SEC rules and concluded that neither Compensation Consultant’s work for the Compensation Committee raised any conflicts of interest.

Governance & Nominating Committee

The Governance & Nominating Committee is currently comprised of Mrs. Barrat (chair) and Messrs. Camaren, Schupp and Swanson. The Governance & Nominating Committee met seven times in 2013. The Board has determined that each member of the committee is independent under the NYSE standards and the Corporate Governance Principles & Guidelines. The committee is responsible for reviewing the size and composition of the Board, identifying and evaluating potential nominees for election to the Board consistent with criteria developed by the committee and approved by the Board, and recommending candidates for all directorships to be filled by the shareholders or, subject to the Director Resignation Policy discussed above, the Board. The committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors, as discussed below under Consideration of Director Nominees. In addition, the committee is responsible for reviewing the Corporate Governance Principles & Guidelines, the Related Person Transactions Policy, and the content of the Code of Business Conduct & Ethics and the Code of Ethics for Senior Executive and Financial Officers, and recommending any proposed changes to the Board, conducting an annual self-evaluation, and overseeing the evaluation of the Board. The

Governance & Nominating Committee is also responsible for retaining, and approving the terms of retention of, any search firm engaged to identify director candidates.

A more detailed description of the Governance & Nominating Committee’s duties and responsibilities is contained in the Governance & Nominating Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Finance & Investment Committee

The Finance & Investment Committee is currently comprised of Ms. Jennings and Messrs. Tookes (Chair), Beall, Dunn and Hachigian. The Finance & Investment Committee met five times in 2013. The committee’s functions include reviewing and monitoring the Company’s financing plans, reviewing and making recommendations to the Board regarding the Company’s dividend policy, reviewing the Company’s risk management activities and exposures related to its energy trading and marketing operations, reviewing certain proposed capital expenditures and reviewing the performance of the Company’s pension, nuclear decommissioning and other investment funds, as well as fulfilling the other risk oversight responsibilities described under Finance & Investment Committee on page 26 of this proxy statement. The Finance & Investment Committee conducts an annual self-evaluation.

A more detailed description of the Finance & Investment Committee’s duties and responsibilities is contained in the Finance & Investment Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Nuclear Committee

Mr. Skolds (Chair) is the sole member of the Nuclear Committee, which meets with senior members of the Company’s nuclear division. The Nuclear Committee met four times in 2013. The committee’s purpose is to review the operation of the Company’s nuclear division and make reports and recommendations to the Board with respect to such matters. The Committee is authorized to review, among other matters, the safety, reliability and quality of the Company’s nuclear operations and the Company’s long-term strategies and plans for its nuclear operations.

A more detailed description of the Nuclear Committee’s duties is contained in the Nuclear Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Executive Committee

The Executive Committee is currently comprised of Mrs. Barrat and Messrs. Robo (Chair), Schupp, Thaman and Tookes. The Executive Committee did not meet in 2013. The committee’s function is to provide an efficient means of considering such matters and taking such actions as may require the attention of the Board or the exercise of the Board’s powers or authorities when the Board is not in session.

A more detailed description of the Executive Committee’s duties and responsibilities is contained in the Executive Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board. The methods used by the Governance & Nominating Committee to identify and evaluate director candidates are discussed below under Identifying and Evaluating

Nominees for Directors. In evaluating nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability and to address the membership criteria set forth below and in Proposal 1 under Director Qualifications. Any shareholder nominations proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to: Corporate Secretary, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

There are separate requirements under SEC regulations and under NextEra Energy’s Bylaws relating to shareholder nominations of persons for election to the Board at a meeting of shareholders. A copy of NextEra Energy’s Bylaws is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml. A shareholder who nominates a director candidate must be a shareholder of record on the date he or she gives the nomination notice to NextEra Energy. The advance notice procedure in NextEra Energy’s Bylaws requires that a shareholder’s notice must be given timely and in proper written form to the Corporate Secretary. For nominations at annual meetings to be timely, notice must be delivered in person or by facsimile, or sent by U.S. certified mail and received, at NextEra Energy’s principal executive offices not earlier than the opening of business 120 days and not later than the close of business 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is more than 30 days earlier, or 60 days later, than such anniversary date, similar timeliness requirements, based on the date of the meeting, apply. Similar requirements apply in order for shareholder nominations at special meetings at which the Board has determined directors are to be elected to be timely. To be in proper written form, the notice must include, among other information:

•	information on the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made;

•	information about all direct and indirect holdings or other interests of the shareholder giving notice and the beneficial owner, if any, in the Company’s securities; and

•	information regarding the nominee, including, among other matters:

•	information required by the proxy rules of the SEC and the rules of the NYSE; and

•

information about all direct and indirect compensation and material relationships between the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made and their respective affiliates and others acting in concert, on the one hand, and the proposed nominee, his affiliates and those acting in concert with him, on the other.

The notice must be accompanied by:

•	a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected; and

•	a completed questionnaire with respect to the background and qualifications of the nominee, and a written representation and agreement to the effect that:

•	the nominee is not and will not become a party to any undisclosed voting commitment;

•	the nominee is not and will not become a party to any undisclosed agreement other than with the Company with respect to compensation, reimbursement or indemnification; and

•

the nominee, if elected, will comply with all applicable laws and the publicly-disclosed corporate governance, business conduct, ethics, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies of the Company.

Forms of the questionnaire and written representation and agreement are available upon written request to the Corporate Secretary. See Shareholder Proposals for 2015 Annual Meeting, below, for information about the requirements for submission of shareholder proposals for consideration at the 2015 annual meeting of shareholders.

Director Qualifications

In addition to the qualifications for directors set forth under Proposal 1 on page 8 of this proxy statement, no person will be considered for Board membership who is an employee or director of a business in significant competition with the Company or of a major or potentially-major customer, supplier, contractor, counselor or consultant of the Company, or an executive officer of a business where a Company employee-director serves on such other business’ board.

Generally, no person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director. However, the Board may, by unanimous action (excluding the affected director), extend a director’s eligibility for one or two additional years, in which event such a director will not be eligible for election as a director if he or she has attained the age of 73 or 74 by the date of election.

Identifying and Evaluating Nominees for Directors

The Governance & Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance & Nominating Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Governance & Nominating Committee considers various potential candidates for director if deemed appropriate. Candidates may come to the attention of the Governance & Nominating Committee through current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Governance & Nominating Committee, and may be considered at any time during the year. As described above, the Governance & Nominating Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Governance & Nominating Committee at a regularly scheduled meeting, which is generally but not exclusively the December or February meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are provided to the Governance & Nominating Committee. The Governance & Nominating Committee also reviews materials provided by professional search firms or other parties. In evaluating nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability. For additional information about the process for nominating and electing directors, see Director Resignation Policy above, Shareholder Nominees above, Director Qualifications above and as set forth under Proposal 1, and Shareholder Proposals for 2015 Annual Meeting, below.

Diversity. Diversity is among the factors the Governance & Nominating Committee considers when identifying and evaluating potential Board nominees. The Corporate Governance Principles & Guidelines provide that, in identifying nominees for director, the Company seeks to achieve a mix of directors that represents a diversity of background and experience, including diversity with respect to age, gender, race, ethnicity and specialized experience. Diversity is weighted equally with the other factors considered when identifying and evaluating Board nominees. In the Board’s annual self-evaluation, it reviews the criteria for skills, experience and diversity reflected in the Board’s membership, and also reviews the Board’s process for identification, consideration, recruitment and nomination of prospective Board members.

Kirk S. Hachigian, who was appointed to the Board in October 2013, is a nominee for election to the Board this year who was not previously elected by the shareholders. Following a recommendation by an executive search consultant, Mr. Hachigian was identified to the Governance & Nominating Committee as an individual that the Governance & Nominating Committee might wish to consider as a potential candidate for Board service. Mr. Hachigian was interviewed by each of the members of the Governance & Nominating Committee, and by Messrs. Hay and Robo. The Governance & Nominating Committee then evaluated the qualifications, background and experience of Mr. Hachigian utilizing the criteria discussed under Director Qualifications in Proposal 1 and as set forth above, noting in particular that Mr. Hachigian would provide expertise beneficial to the Company in the areas of operations and strategic planning. Following its evaluation, the Governance & Nominating Committee recommended Mr. Hachigian for appointment to the Board.

Communications with the Board

The Board has established procedures by which shareholders and other interested parties may communicate with the Board, any Board committee, the Lead Director or any one or more other directors. Such parties may write to one or more directors, care of the General Counsel, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. They may also contact any member of the Audit Committee with a concern under the Company’s Code of Business Conduct & Ethics by calling 561-694-4644.

The Board has instructed the General Counsel to assist the Board in reviewing all written communications to the Board, any Board committee or any director as follows:

(1) Complaints or similar communications regarding accounting, internal accounting controls or auditing matters will be handled in accordance with the NextEra Energy, Inc. and Subsidiaries Procedures for Receipt, Retention and Treatment of Complaints and Concerns Regarding Accounting, Internal Accounting Controls or Auditing Matters.

(2) All other legitimate communications related to the duties and responsibilities of the Board or any committee will be promptly forwarded by the General Counsel to the applicable directors, including, as appropriate under the circumstances, to the Chairman of the Board, the Lead Director and/or the appropriate committee Chair.

(3) All other shareholder, customer, vendor, employee and other complaints, concerns and communications will be handled by management, with Board involvement as advisable with respect to those matters that management reasonably concludes to be significant.

Communications that are of a personal nature or not related to the duties and responsibilities of the Board, that are unduly hostile, threatening, illegal or similarly inappropriate or unsuitable, that are conclusory or vague in nature, or that are surveys, junk mail, resumes, service or product inquiries or complaints, or business solicitations or advertisements, generally will not be forwarded to any director unless the director otherwise requests or the General Counsel determines otherwise.

Website Disclosures

NextEra Energy will disclose the following matters, if such matters should occur, on its website at www.nexteraenergy.com/investors/governance.shtml:

•

any contributions by NextEra Energy to tax exempt organizations of which a director of the Company serves as an executive officer if the contributions exceeded the greater of $1 million or 2% of the organization’s revenues in any single fiscal year during the past three fiscal years; and

•

any Board determination that service by a member of the Company’s Audit Committee on the audit committees of more than three public companies does not impair the ability of that individual to serve effectively on the Company’s Audit Committee.

Transactions with Related Persons

Related Person Transactions Policy

NextEra Energy maintains a written Related Person Transactions Policy (the “Policy”) that was adopted by the Board in 2007 and amended in February 2012. All Related Person Transactions covered by the Policy are subject to review and approval (including by ratification) by the Governance & Nominating Committee. For purposes of the Policy, Related Person Transactions generally are transactions, arrangements or relationships or a series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved exceeds $120,000, in which NextEra Energy, including any of its subsidiaries, was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect material interest. An indirect interest includes, among other types of interests, an interest held by or through any entity in which any Related Person is employed or is a partner or principal or serves in a similar position or in which such Related Person has a 10% or greater beneficial ownership interest. Related Persons under the Policy are executive officers, directors and nominees for director of NextEra Energy, any person who is known to NextEra Energy to be the beneficial owner of more than 5% of any class of NextEra Energy’s voting securities (a “Related Shareholder”), and any immediate family member of any of the foregoing persons. The Policy generally is applied in a manner consistent with the requirements of the SEC’s rule relating to the disclosure of transactions with related persons and encompasses review and approval of transactions required to be disclosed by NextEra Energy in accordance with that rule.

In considering whether to approve a Related Person Transaction, the Governance & Nominating Committee (or its Chair, to whom authority has been delegated under certain circumstances) considers such factors as it (or the Chair) deems appropriate, which may include: (1) the Related Person’s relationship to NextEra Energy and interest in the transaction; (2) the material facts of the proposed Related Person Transaction, including the proposed value of such transaction or, in the case of indebtedness, the principal amount that would be involved; (3) the benefits to NextEra Energy and its shareholders of the Related Person Transaction; and (4) an assessment of whether the Related Person Transaction is on terms that are comparable to the terms available to an unrelated third party.

The Policy provides for standing approval for certain categories of Related Person Transactions without the need for specific approval by the Governance & Nominating Committee. These categories include (1) certain transactions with other companies where the Related Person’s only relationship is as an employee (other than an executive officer), partner or principal, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year, and (2) charitable contributions, grants or endowments by NextEra Energy to charitable organizations, foundations or universities with which a Related Person’s only relationship is as an employee (other than an executive officer) or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year.

Related Person Transactions in 2013

In filings with the SEC, BlackRock, Inc., a global provider of investment, advisory and risk management solutions (“BlackRock”), reported beneficial ownership of more than 5% of NextEra Energy’s outstanding common stock as of December 31, 2012 and December 31, 2013, and therefore was a Related Shareholder under the Related Person Transactions Policy described above for 2013. In 2013, BlackRock provided investment management services to the NextEra Energy, Inc. Employee Pension Plan (the “pension plan”) under an agreement entered into with Barclays Global Investors, NA prior to its acquisition by BlackRock in 2009. NextEra Energy believes that the terms of the agreement are comparable to the terms available to an unrelated third party under the same or similar circumstances. For such investment management services in 2013, BlackRock received fees of approximately $146,000 from the pension plan. In addition, subsidiaries of NextEra Energy invest some of their cash balances with money market funds managed by BlackRock or its affiliates. NextEra Energy estimates that investment management fees paid by its subsidiaries to these funds for 2013 totaled approximately $53,000. In accordance with the Related Person Transactions Policy, these relationships and transactions have been reviewed and approved by the Governance & Nominating Committee.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee submits the following report for 2013:

In accordance with the written Audit Committee Charter, the Committee assists the Board of Directors (“Board”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2013, the Committee met eight times, including four meetings where, among other things, the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, the chief accounting officer and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee has reviewed any relationships that may affect the objectivity and independence of the independent registered public accounting firm and has satisfied itself as to the firm’s independence. The Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, resources and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees,” and discussed and reviewed the results of the firm’s audit of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2013 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

In addition, and in accordance with the Audit Committee Charter, the Committee reviewed and discussed with management and the independent registered public accounting firm management’s internal control report, management’s assessment of the internal control structure and procedures of the Company for financial reporting, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting, all as required to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s independent registered public accounting firm and management. In discharging our duties as the Audit Committee, we have relied on (1) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (2) the report of the independent registered public accounting firm with respect to such financial statements.

Respectfully submitted,

Michael H. Thaman, Chair

Sherry S. Barrat

James L. Camaren

John L. Skolds

William H. Swanson

Fees Paid to Deloitte & Touche

The following table presents fees billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for the fiscal years ended December 31, 2013 and 2012.

	2013	2012
Audit Fees(1)	$5,989,000	$5,513,000
Audit-Related Fees(2)	4,887,000	4,334,000
Tax Fees(3)	67,000	62,000
All Other Fees(4)	33,000	20,000
Total Fees	$10,976,000	$9,929,000

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of NextEra Energy’s and FPL’s annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in NextEra Energy’s and FPL’s Quarterly Reports on Form 10-Q filed during the fiscal year and the audit of the effectiveness of internal control over financial reporting, comfort letters, consents and other services related to SEC matters, services in connection with annual and semi-annual filings of NextEra Energy’s financial statements with the Japanese Ministry of Finance and reviews of supplemental schedules.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NextEra Energy’s and FPL’s consolidated financial statements and are not reported under “Audit Fees.” These fees primarily related to audits of subsidiary (non-SEC registrant) financial statements, consultations on accounting standards and on transactions, attestation services and examinations related to applications for government grants.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice and planning. In 2013 and 2012, all tax fees paid related to tax compliance services.

(4)	All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2013 and 2012, these fees related to training.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the requirements of Sarbanes-Oxley, the Audit Committee Charter and the Audit Committee’s pre-approval policy for services provided by the independent registered public accounting firm, all services performed by Deloitte & Touche are approved in advance by the Audit Committee, except for audits of certain trust funds where the fees are paid by the trust. Audit and audit-related services specifically identified in an appendix to the pre-approval policy for which the fee is expected to be $250,000 or less are pre-approved by the Audit Committee each year. This pre-approval allows management to obtain the specified audit and audit-related services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any audit or audit-related service for which the fee is expected to exceed $250,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such service. In addition, the Audit Committee approves all services other than audit and audit-related services performed by Deloitte & Touche in advance of the commencement of such work. The Audit Committee has delegated to the Chair of the committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. At each Audit Committee meeting (other than meetings held solely to review earnings materials), the Audit Committee reviews a schedule of services for which Deloitte & Touche has been engaged since the prior Audit Committee meeting under existing pre-approvals and the estimated fees for those services. In 2013 and 2012, no services provided to NextEra Energy or FPL by Deloitte & Touche were approved by the Audit Committee after services were rendered pursuant to Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X (which provides a waiver of the otherwise applicable pre-approval requirement under certain conditions).

The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2013 and 2012 were compatible with maintaining that firm’s independence.

EXECUTIVE COMPENSATION

 COMPENSATION DISCUSSION & ANALYSIS

This compensation discussion and analysis explains our 2013 executive compensation program for the named executive officers. The executive compensation program for our NEOs also generally applies to our other executive officers. Please read this discussion and analysis together with the tables and related narrative about executive compensation which follow.

EXECUTIVE SUMMARY

2013 Company Performance and CEO Compensation

We have a strong pay for performance philosophy that contributed to very positive 2013 results. We achieved Company-record adjusted earnings* of $2.1 billion, adjusted earnings per share* of $4.97 and a 1-year total shareholder return (“TSR”) of 28%. We ranked 1st, 2nd or 3rd among the top 10 largest U.S. utilities in the following categories, all of which we believe are important to shareholders:

Metric	2013 Rank Among 10 Largest U.S. Utilities(1)(3)
2008-2013 Adjusted Earnings Per Share (EPS) growth	#1
2013 Adjusted EPS growth	#1
2013 Return on Equity (ROE) - industry comparable(2)	#2
3-Year Total Shareholder Return(3)	#2
1-Year Total Shareholder Return(3)	#3

(1)	By market capitalization, as of December 31, 2013.

(2)	ROE calculation includes certain adjustments to provide industry comparability.

(3)	Source: FactSet Research Systems Inc.

In 2013, NextEra Energy was named by Fortune Magazine as the World’s Most Admired Electric & Gas Utility for an unprecedented seventh consecutive year, was named by the Ethisphere Institute as one of the World’s Most Ethical Companies for the sixth time in seven years and was named by Hispanic Business Media as one of the nation’s best companies for diversity practices for the fourth consecutive year.

The returns that NextEra Energy generated for our shareholders were attributable to solid 2013 performance by the Company’s two principal operating businesses, FPL and NextEra Energy Resources. Our many operational and financial achievements in 2013 included the following:

FPL:

•	regulatory return on equity of 11.0% (or 11.25%, excluding the costs of the Company’s productivity initiative, Project Momentum)

•	increase in annual net income of 8.8% over 2012

•	strong reliability metrics—industry top-decile performance in minutes of service unavailability per customer and tied company best-ever performance in frequency of interruptions per customer

•	continued to have the lowest typical residential customer bill in Florida

*

This measure is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted earnings does not represent a substitute for net income as prepared in accordance with GAAP. See Appendix A to this proxy statement for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

•	top decile performance in per-customer operations & maintenance expense

•	top decile performance in fossil generation equivalent forced outage rate (unplanned outage rate)

•	highest residential and business customer satisfaction scores in FPL history

•	receipt for the tenth consecutive year of PA Consulting Group’s ServiceOne™ Award for exceptional customer service

NextEra Energy Resources:

•	continued market leadership in North American wind generation, with 225 megawatts of wind generation capacity added and 10,200 megawatts of wind generation capacity surpassed

•	top decile and best in nearly a decade fossil equivalent forced outage rate

•	continued strong performance in solar development

Ultimately, our financial and operational performance is reflected in the increased value of our common stock. As the following table illustrates, TSR over the three year period from December 31, 2010 to December 31, 2013 was 83.9%, meaning that an investment of $100 in our common stock on December 31, 2010 was worth $183.90 on December 31, 2013. Our CEO’s total direct compensation over the same period was well-aligned with TSR.

*

In light of our July 1, 2012 CEO succession, the table shows the actual total direct compensation of Lewis Hay, III for 2011, of both Mr. Hay and James L. Robo for 2012, and of Mr. Robo for 2013. Mr. Robo’s 2012 total direct compensation includes the grant date fair value of one-time promotional equity grants, as indicated in the table.

While our executive compensation program is designed to tie compensation to performance, some performance metrics on which our CEO’s compensation is based are intentionally designed to result in value creation over an extended period of time as opposed to on an annual basis. As a result, CEO compensation may not precisely parallel TSR in any given period. CEO compensation may somewhat lag corporate performance in certain years and it may somewhat outpace corporate performance in other years. Although absolute alignment between pay and performance in each year may not be achieved and, in any event, may not be appropriate, the Compensation Committee believes that, over time, the Company’s executive compensation program rewards superior performance, provides a disincentive for performance that falls short of expectations and closely aligns executive compensation with shareholder returns.

In furtherance of our commitment to continuous improvement in everything that we do, and in an effort to further enhance our pay-for-performance philosophy, we made a number of changes to our executive compensation program effective in 2013, including the following:

2013 CHANGES TO NEO COMPENSATION PROGRAM

•

3-YEAR TSR PERFORMANCE, 3-YEAR ADJUSTED RETURN ON EQUITY GROWTH AND 3-YEAR ADJUSTED EARNINGS PER SHARE GROWTH OBJECTIVES APPLIED TO PERFORMANCE SHARE AWARDS—for awards granted for the performance period 2013-2015, performance share award objectives are no longer linked to the annual incentive plan; the TSR objective compares the Company’s performance to companies in the S&P 500 Utilities Index.

•

LONG-TERM EQUITY INCENTIVE MIX REVISED TO INCLUDE A GREATER PERCENTAGE OF PERFORMANCE SHARES—for the CEO, the mix includes 60% performance shares, 27% performance-based restricted stock and 13% stock options.

•	CEO PERFORMANCE “SCORECARD” APPROACH ELIMINATED—the Compensation Committee’s limited discretion with respect to CEO pay is now aligned with the approach used for other executive officers.

•	PERFORMANCE OBJECTIVE FOR PERFORMANCE-BASED RESTRICTED STOCK INCREASED—adjusted earnings performance objective increased from $500 million for 2012 to $1.2 billion for 2013.

These changes are discussed in further detail in 2013 Long-Term Performance-Based Equity Compensation.

FUNDAMENTAL OBJECTIVE OF OUR COMPENSATION PROGRAM

The fundamental objective of our executive compensation program is to motivate and reward actions that the Compensation Committee believes will increase long-term shareholder value. The program is designed to retain, motivate, attract, reward and develop high-quality, high-performing executive leadership whose talent and expertise should enable the Company to create long-term shareholder value.

KEY ELEMENTS OF OUR COMPENSATION PROGRAM

•

WE SET TARGET TOTAL DIRECT COMPENSATION OPPORTUNITY AND PAY MIX TO SUPPORT THE GOALS OF SHAREHOLDER VALUE CREATION AND EXECUTIVE RETENTION—Each NEO’s 2013 target total direct compensation opportunity was set with reference to two groups of benchmarked companies, drawn from energy services and general industry, representing the broad competitive labor market from which we draw executive talent and with which we must compete for that talent. This opportunity was then allocated over several forms of compensation, the mix of which was designed to support the goals of shareholder value creation and executive retention.

•

WE LINK NEO FINANCIAL SUCCESS TO SHAREHOLDER VALUE CREATION—All NEOs’ 2013 compensation included a significant direct element of equity compensation, supported by robust stock ownership guidelines, performance hurdles, vesting schedules and the potential for clawback.

•

WE VALUE, AND REVIEW, PERFORMANCE RELATIVE TO THE PERFORMANCE OF OUR COMPETITORS AND PEERS WHENEVER POSSIBLE, RATHER THAN RELATIVE TO ARBITRARY GOALS—Our basic principle underlying the linkage between performance (both financial and operational) and executive compensation is that performance superior to our competition and peers will result in above-target compensation, while performance that is not superior to our competition and peers will result in below-target compensation. Wherever comparable industry information was available, our 2013 financial and operational performance goals were set, and our 2013 performance against those goals was measured, relative to industry performance.

•

OUR PRINCIPAL FINANCIAL METRICS IN 2013 WERE ADJUSTED RETURN ON EQUITY AND ADJUSTED EARNINGS PER SHARE GROWTH—The principal financial metrics against which our 2013 results were benchmarked against industry performance were adjusted return on equity and adjusted earnings per share growth, both measured in comparison to the actual results of the other members of the Standard & Poor’s 500 Utilities Index over the 10-year period January 1, 2004 through December 31, 2013.* The Compensation Committee believes that these financial metrics are “enduring standards,” because they are objective, require the Company to demonstrate improvement, are aligned with how shareholder value is created and encourage management to include stretch goals as part of the annual budget setting process. The Committee believes that a 10-year period is appropriate for comparison due to the historically longer-term economic cycles inherent in the power industry and the sporadic volatility that the power industry has experienced from time to time. The Committee accordingly believes that a 10-year period reduces the likelihood that, in any given year, inappropriate metrics will be established as a result of passing industry anomalies.

•

OUR 2013 OPERATIONAL METRICS WERE SPECIFIC TO OUR INDUSTRY AND THE BUSINESSES IN WHICH WE COMPETE—The 2013 operational metrics were chosen because the Compensation Committee believes that sustained superior performance on these measures, as compared to industry performance, will, over time, lead to value creation for shareholders. For FPL, the metrics focus heavily on measures of cost, reliability and customer satisfaction, in the belief that long term delivery of value to customers is essential for business success. For NextEra Energy Resources, the metrics reflect objectives necessary to create the preconditions for superior adjusted return on equity and adjusted earnings per share growth. The Compensation Committee also included a number of compliance-oriented objectives, to reinforce the importance of strict compliance with applicable laws and regulations.

*	Estimated for 2013 using actual results for the first three quarters and analysts’ estimates for the fourth quarter

KEY PRACTICES:

The tables below highlight the executive compensation practices that the Compensation Committee has implemented to drive performance and the executive compensation practices that the Committee has affirmatively avoided in furtherance of the long-term interests of our shareholders.

WHAT WE DO

•	TIE PAY TO PERFORMANCE—A substantial majority of NEO pay is not guaranteed. 88% of the CEO’s actual direct 2013 compensation was performance-based.

•

USE INDUSTRY BENCHMARKS WHEN SETTING OPERATIONAL GOALS AND WHEN REVIEWING ACTUAL PERFORMANCE TO DETERMINE PAYOUTS—We generally target top decile or top quartile performance as compared to our industry, on operational measures where benchmark data is available. Actual award payouts are driven by performance relative to industry rather than performance against arbitrary goals. Delivered performance superior to our industry will generally result in above-target compensation, while performance that is not superior to our industry will generally result in below-target compensation.

•

MITIGATE UNDUE RISK—We take steps to mitigate undue risks related to compensation, including using a clawback policy, stock ownership and retention requirements and multiple performance metrics. The Compensation Committee believes that none of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company, which the Committee validates through review of a risk assessment of incentive-based compensation plans each year.

•	ROBUST STOCK OWNERSHIP GUIDELINES—We have robust stock ownership guidelines, which all NEOs exceed.
•

HOLDING PERIOD ON PERFORMANCE-BASED RESTRICTED STOCK—We require executive officers to hold performance-based restricted stock for 2 years after vesting (net of shares withheld for, or used to pay, taxes).

•	MINIMUM FULL VESTING PERIOD FOR STOCK OPTIONS AND SARS—Stock options (and SARs, if granted) generally are granted with a minimum full vesting period of 3 years.
•	INDEPENDENT COMPENSATION CONSULTANT—The Compensation Committee benefits from its use of an independent compensation consultant which provides no other services to the Company.

•

SHAREHOLDER OUTREACH AND ASSESSMENT FOR IMPROVEMENT—We engage in shareholder outreach and regularly assess the executive compensation program against shareholder input, emerging trends and other factors.

•

NEOs REQUIRED TO ENTER INTO 10b5-1 PLANS WITH MINIMUM WAITING PERIODS TO TRANSACT IN COMPANY SECURITIES—Company practice generally requires that 10b5-1 plans entered into by the CEO must have a first trading date at least 180 days after the date the plan is signed; other NEOs’ 10b5-1 plans generally must have a first trading date at least 90 days after the date the plan is signed.

WHAT WE DO NOT DO

•	NO CEO EMPLOYMENT AGREEMENT

•	NO TAX GROSS-UPS OF NEOS’ PERQUISITES
•

NO EXCISE TAX GROSS-UP PROVISIONS IN CHANGE IN CONTROL AGREEMENTS ENTERED INTO SINCE 2009—since 2009, new or materially amended change in control agreements have not included excise tax gross-up provisions.

•	NO REPRICING OF UNDERWATER STOCK OPTIONS
•	NO SHARE RECYCLING UNDER EQUITY COMPENSATION PLAN

•	NO HEDGING OF COMPANY SECURITIES BY NEOS OR DIRECTORS PERMITTED UNDER SECURITIES TRADING POLICY
•	NO PLEDGING OF COMPANY SECURITIES—Pledging of NextEra Energy securities as collateral is generally prohibited.
•	NO GUARANTEED ANNUAL OR MULTI-YEAR BONUSES

2013 SAY-ON-PAY VOTE AND SHAREHOLDER OUTREACH

In 2013, we held our third annual advisory vote to approve NEO compensation, commonly known as “say-on-pay.” Prior to the Compensation Committee’s review of the results of the 2013 say-on-pay vote in October 2013, we sought to engage with shareholders who in the aggregate represented a significant percentage of our outstanding shares, and held discussions with those who agreed to our request for engagement. Those shareholders were generally supportive of the changes made to our executive compensation program, and provided us with their views about emerging trends in executive compensation practices. In addition, the Compensation Committee and management reviewed correspondence submitted by individual and institutional shareholders. Prior to making determinations about 2014 named executive officer total compensation opportunities, the Compensation Committee reviewed the results of the 2013 say-on-pay vote, noting that 96% of those voting (exclusive of abstentions) had voted “FOR” the Company’s compensation of its named executive officers. The Committee considered this vote to be supportive of the changes it made to the Company’s executive compensation program in late 2012 and early 2013 in response to the 2012 say-on-pay vote, and determined not to make any additional structural changes to the program for 2014.

HOW WE MADE 2013 COMPENSATION DECISIONS

General

The Compensation Committee used its business judgment to set each NEO’s target total direct compensation opportunity for 2013 and each compensation element based on its integrated assessment of a series of factors, including competitive alternatives, individual and team contribution and performance, corporate performance, complexity and importance of role and responsibilities, position tenure, leadership and growth potential and the relationship of the NEO’s pay to the pay of NextEra Energy’s other executive officers. See page 28 of this proxy statement for a discussion of the Compensation Committee’s processes. There are no material differences in NextEra Energy’s compensation policies or the way in which total compensation opportunity is determined for any NEO.

Resources

The Compensation Committee primarily used the following resources to aid in its determination of 2013 target total direct compensation opportunity for each NEO.

Market Comparisons/Peer Group

When establishing each NEO’s target total direct compensation opportunity for 2013, the Compensation Committee considered the competitive market for comparable executives and compensation opportunities provided by comparable companies. The primary effect of competition for executive talent is on the aggregate level of the target total direct compensation opportunity available to the NEOs. The Compensation Committee believes that it is critical to the Company’s long-term performance to offer its executive officers compensation opportunities broadly commensurate with their competitive alternatives.

The Company obtained market comparison information for all NEOs from publicly-available information about a peer group comprised of a set of companies from the energy services industry and a set of companies from general industry. These companies were chosen by the Compensation Committee with input from executive officers (including the chief executive officer) and the Compensation Consultant. The Compensation Committee used its business judgment in developing the appropriate peer group, and believed that the use of companies both from the energy services industry and from general industry was appropriate because the Company’s executive officers come both from within and from outside of the Company’s industry. In fact, all NEOs other than Mr. Nazar were recruited from outside the Company’s industry, and the Committee believes that their opportunities for alternative employment are not limited to other energy or utility companies.

For 2013, the Compensation Committee conducted a review of the companies comprising the Company’s 2012 peer group based on the following criteria:

Criteria for Energy Services Industry Companies

•	publicly-traded companies with a strong United States domestic presence
•	classified with a Standard Industrial Classification (“SIC”) code similar to the Company’s SIC code

•	annual revenue greater than $1 billion
•	a potential source of executive talent

•	included in an executive compensation survey database provided by a third party

Criteria for General Industry Companies

•	publicly-traded companies with a strong United States domestic presence
•	in the Fortune 500

•	considered highly reputable and highly regarded for operational excellence, product/service leadership or customer experience
•	sustained revenues between 50% and 200% of the Company’s revenues

•	fewer than 150,000 employees
•	either heavily industrialized, highly regulated or a producer of consumer staples

•	in industries which may be potential sources of executive talent
•	no unusual executive pay arrangements

•	included in an executive compensation survey database provided by a third party
•	contribute to diversity of industry representation in this segment of the peer group

All energy services industry companies and general industry companies included in the Company’s 2012 peer group met these criteria and were retained by the Compensation Committee for the 2013 peer group, except that Constellation Energy Group, Inc., which merged with Exelon Corporation in March 2012, was removed, and PPL Corporation (“PPL”) was added to the peer group. The Compensation Committee chose to add PPL because it met the screening criteria set forth above, eight of the Company’s energy services industry peers included PPL in their peer groups, and a proxy advisor to some of our institutional investors included PPL in its peer group for the Company. Thus, the executive compensation programs of the following companies were reviewed as market comparators for 2013:

Energy Services Industry	General Industry
American Electric Power Company, Inc.	Air Products and Chemicals, Inc.
Consolidated Edison, Inc.	Alcoa Inc.
Dominion Resources, Inc.	Anadarko Petroleum Corporation
Duke Energy Corporation	CIGNA Corporation
Edison International	Colgate-Palmolive Company
Entergy Corporation	Devon Energy Corporation
Exelon Corporation	E. I. du Pont de Nemours and Company
FirstEnergy Corp.	Eaton Corporation
PG&E Corporation	Emerson Electric Co.
PPL Corporation	Fluor Corporation
Progress Energy, Inc.	General Dynamics Corporation
Public Service Enterprise Group Incorporated	Hess Corporation
Sempra Energy	Kellogg Company
The Southern Company	Murphy Oil Corporation
Xcel Energy Inc.	Principal Financial Group, Inc.
Schlumberger Limited
SunTrust Banks, Inc.
Texas Instruments Incorporated
Union Pacific Corporation
Waste Management, Inc.
Xerox Corporation

Although the Compensation Committee did not target specific total compensation levels relative to industry peers (a so-called “percentile” approach), it generally reviewed peer company data at the 50th percentile for the general industry companies and the 75th percentile for the energy services industry companies. The Committee believes these levels were appropriate because:

•	the Company’s practice is to make a relatively high portion of each NEO’s compensation performance-based as compared to its peers;

•	the Company’s operations are more complex and of a greater size than those of the substantial majority of its energy services industry peer companies; and

•

the Company’s 2012 market capitalization and assets were at or above the 50th percentile of its general industry peer companies and at or above the 75th percentile of its energy services industry peer companies.

Other Resources

What We Use	How We Use It
“Tally sheets” and “walk-away charts”

As a check to ensure that the Compensation Committee saw the full value of all elements of the NEOs’ annual compensation, both as opportunity and as actually realized, and the actual results of the Committee’s compensation decisions in the various situations under which employment may terminate

Reviews by the CEO

The Compensation Committee solicits performance reviews of the other NEOs and executive officers from the CEO for use as an input to the Committee’s determination of, prior to the beginning of the year, target total direct compensation opportunity, and, after the end of the year, whether or not to use Committee discretion to adjust annual incentive compensation amounts determined using the formula discussed below

2013 NEO PAY

Pay Mix

NextEra Energy has three elements of total direct compensation: base salary, annual incentive and equity compensation. The Compensation Committee believes that a significant portion of each NEO’s total direct compensation opportunity should be performance-based, reflecting both upside and downside potential. When determining the proportion of total compensation that each compensation element constituted in 2013, the Compensation Committee reviewed current market practices and industry trends, taking into consideration the Company’s preference for emphasizing performance-based compensation and de-emphasizing fixed compensation. In determining performance-based compensation, the Compensation Committee sought to focus the efforts of the NEOs on a balance of short, intermediate and long-term goals. In addition, the Compensation Committee considered the NEOs’ perception of the relative values of the various elements of compensation and sought input from the CEO and the Compensation Consultant.

As illustrated in the following charts, 84% of each of the CEO’s and the executive chairman’s 2013 target total direct compensation opportunities, and 76% of the other NEOs’ 2013 target total direct compensation opportunities, was performance-based and not guaranteed.

As noted above, each NEO’s 2013 target total direct compensation opportunity was primarily comprised of a mix of the following compensation elements:

What We Pay	Why We Pay It
Base pay	A fixed amount of cash is an important component of compensation to recognize day to day contributions and is highly valued by executive officers
Annual performance-based incentive	Focuses the NEOs’ attention on shorter-term attainment of high levels of operating and financial performance and ensures pay for performance
Long-term performance-based equity incentive

Designed to reward longer-term performance, to ensure pay for performance, to retain NEOs and to more closely align the interests of the Company’s NEOs with the interests of its shareholders, all of which are intended to support the creation of long-term shareholder value

2013 Base Pay

CEO: For 2013, Mr. Robo’s base pay was increased by 17.5%, to $1,175,000, primarily reflecting the Company’s superior operating results in 2012, the nature and responsibilities of Mr. Robo’s position, his expertise and performance, the competitiveness of his current pay in relation to his corresponding peer group and the business judgment of the Compensation Committee.

Other NEOs: Mr. Hay’s 2013 base pay of $1,392,300 in 2013 was the same as his 2012 base pay, and was agreed to between Mr. Hay and the Compensation Committee in connection with Mr. Hay’s transition to the role of executive chairman and planned December 2013 retirement, taking into account Mr. Hay’s continuing responsibilities as executive chairman, the requirements of Mr. Hay’s employment agreement,

Mr. Hay’s waiver of certain of his rights under his employment agreement and executive employment retention agreement and the 27% reduction in Mr. Hay’s 2013 target total direct compensation opportunity in 2013. Mr. Dewhurst’s base pay in 2013 of $682,600 represented a 7% increase, Mr. Pimentel’s base pay in 2013 of $703,700 represented a 6% increase, and Mr. Nazar’s base pay in 2013 of $777,200 represented a 4% increase, all of which were based on the nature and responsibilities of their respective positions, their expertise and performance, the competitiveness of each NEO’s current pay in relation to his corresponding peer group and the recommendations of the CEO. The Compensation Committee also took into account the effect that base salary increases would have on other components of compensation, including annual incentive pay, long-term incentive plan grants and retirement benefits.

2013 Annual Performance-Based Incentive Compensation

Description of the Annual Incentive Plan for 2013

Annual Incentive Plan goals are generally set in comparison to others in our industry

Prior to the beginning of 2013, the Compensation Committee established financial and operational performance goals under the Annual Incentive Plan, in the following categories:

Type of 2013 Performance Goals	How We Established and Used the 2013 Performance Goals
Financial

• The financial metrics are based on enduring standards indicative of sustained performance—adjusted earnings per share growth and adjusted return on equity—as compared to the financial performance over the ten-year period ending on December 31, 2013 of the companies included in the S&P 500 Utilities Index

• Higher ratings indicate corporate financial performance superior to industry median, and lower ratings indicate corporate financial performance which lags industry median

Operational

• Established using available industry benchmarks insofar as possible

• If no industry benchmarks are available, goals are generally set at a level constituting an improvement or a stretch as compared to prior performance

• As a general principle, the Compensation Committee seeks to set operational performance goals at levels that represent excellent performance, superior to the results of typical companies in our industry, and that require significant effort on the part of the executive team to achieve

• Performance on certain compliance-related goals is scored as either “met” or “not met”, while performance against other goals is judged on a sliding scale in comparison to top decile, top quartile, median and sub-median performance as compared to the industry

2013 Financial Performance Matrix

The financial performance matrix approved by the Compensation Committee for 2013, which is illustrated below, compares the Company’s 2013 adjusted earnings per share growth and adjusted return on equity to the average of the actual annual earnings per share growth and return on equity of the companies included in the S&P 500 Utilities Index during the 10-year period from January 1, 2004 to December 31, 2013 (estimated for 2013 using actual results for the first three quarters and analysts’ estimates for the fourth quarter).* The Compensation Committee believes that these financial metrics are “enduring standards” because they are objective, require the Company to demonstrate improvement, are aligned with how shareholder value is created and encourage management to include stretch goals as part of the annual budget setting process. The financial performance matrix is designed to provide relatively greater rewards if the Company outperforms others in its industry on the indexed measures and relatively lower rewards if it does not.

The Compensation Committee based the matrix on adjusted earnings because it believes that adjusted earnings provide a more meaningful representation of the Company’s fundamental earning power than net income calculated in accordance with GAAP. Therefore, the Committee believes that using adjusted earnings better aligns the NEOs’ motivations with the Company’s strategy and with shareholders’ long-term interests. In addition, the Committee believes that the use of adjusted earnings for this purpose is consistent with the way the Company communicates its earnings to analysts and investors.

The numbers in the following matrix set forth the range of possible ratings for corporate financial performance. A rating of “1” indicates overall corporate financial performance at industry median, while higher ratings indicate corporate financial performance superior to industry median, and lower ratings indicate corporate financial performance which lags industry median.

It is important to recognize that the adjusted return on equity and adjusted earnings per share growth amounts set forth in the illustration below are not generated arbitrarily by the Company, but reflect industry performance on these measures for the 10-year period ending December 31, 2013, and that the Company’s executive compensation is based, with respect to adjusted return on equity and adjusted earnings per share growth, on the performance delivered by the Company relative to industry performance.

*

Adjusted earnings per share and adjusted return on equity are not financial measurements calculated in accordance with GAAP. Adjusted earnings, as defined by NextEra Energy for purposes of the Annual Incentive Plan, are the Company’s consolidated net income, as reported in the audited annual financial statements as determined in accordance with GAAP, excluding the effects of: (1) changes in the mark-to-market value of non-qualifying hedges, (2) other than temporary impairments on investments, (3) extraordinary items, (4) non-recurring charges or gains (e.g., restructuring charges and material litigation losses), (5) discontinued operations, (6) regulatory and/or legislative changes and/or changes in accounting principles, (7) labor union disruptions and (8) acts of God such as hurricanes. Adjusted return on equity, as defined by NextEra Energy, is equal to the

Company’s adjusted earnings divided by average common shareholders’ equity, expressed as a percentage. Adjusted earnings per share, as defined by NextEra Energy, are equal to the Company’s adjusted earnings divided by weighted average diluted shares outstanding.

2013 Operational Goals

The Compensation Committee’s philosophy with respect to both setting and paying out incentives based on operational goals is that the goals set and the actual award payouts are driven by Company performance relative to industry, rather than performance against arbitrary goals. As noted previously, delivered performance superior to our industry will generally result in above-target compensation, while performance that is not superior to our industry will generally result in below-target compensation.

In that context, FPL’s typical performance goals are generally equal to or better than the top quartile performers in its industry and NextEra Energy Resources targets earnings growth and profitability goals that are well above utility industry norms (in both cases based on internal reviews of publicly-available information and information provided by consultants and industry associations). The following tables set forth, for 2013, the operational performance goals and the actual performance achieved against those goals (provided that, for those operational performance goals which the Company has determined to keep confidential for competitive business purposes, an assessment of the difficulty of achievement is set forth in lieu of the actual performance goal).

Florida Power & Light Company:

Indicator	Goal	Actual	Weight
Operations & maintenance costs (plan-adjusted)(1)	$1,542 million(1)	$1,480 million(1)	40%
Capital expenditures (plan-adjusted)(1)	$2,679 million(1)	$2,631 million(1)
Fossil generation availability(2)	top decile performance	beat goal	30%
Nuclear industry composite performance index(3)	aggressive goal	missed goal
Service reliability—service unavailability (minutes)	within the top quartile (75 minutes)	within the top decile (68.9 minutes)
Service reliability—average frequency of customer interruptions	.94 interruptions per customer per year (average)	.90—tied FPL’s best performance ever
Service reliability—average number of momentary interruptions per customer	12.3 momentary interruptions per customer per year	12.3—met goal
Employee safety—OSHA recordables(4)/200,000 hours	0.73	.62—FPL’s best performance ever	30%
Significant environmental violations	0	0
Customer satisfaction—residential value surveys	aggressive goal	beat goal—FPL’s best performance ever
Customer satisfaction—business value surveys	aggressive goal	beat goal—FPL’s best performance ever
Performance under FERC and NERC reliability standards(5)	no significant violations	no significant violations

NextEra Energy Resources:

Indicator	Goal	Actual	Weight
Earnings (plan-adjusted)(1)	$772 million(1)	$780 million(1)	45%
Return on equity	11.3%	11.5%
Meet budgeted cost goals	$1,540 million	$1,534 million
Employee safety—OSHA recordables(4)/200,000 hours	0.73	0.56	27%
Significant environmental violations	0	0
Nuclear industry composite performance index(3)	aggressive goal	beat goal
Equivalent forced outage rate(6)	top decile performance	beat goal—top decile and NextEra Energy Resources’ best performance in nearly a decade
Hedged budgeted gross margin for 2014	≥85%	95.9%
Performance under FERC and NERC reliability standards(5)	no significant violations	no significant violations
Execute on schedule and on budget approved North American wind projects	225 MW	225 MW	28%
New development or acquisition opportunities in wind, solar, gas infrastructure, or transmission	aggressive goal	significantly beat goal
Pre-tax income contribution from all asset optimization, marketing and trading activities, full requirements and retail	aggressive goal	beat goal
Maintain construction of Spain, Genesis and Desert Sunlight solar projects on schedule and on budget	on schedule and on budget	Missed goal due to Spain tariff change

(1)

Certain of the financial performance indicators used in the Annual Incentive Plan are calculated in a manner consistent with NextEra Energy’s planning and budgeting process and how management reviews its performance relative to that plan, and are not, or do not relate directly to, financial measures calculated in accordance with GAAP. For information about the Company’s results of operations for 2013, as presented in accordance with GAAP, investors should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and should not rely on any adjusted amounts or non-GAAP financial measures set forth above. The following explains how the plan-adjusted amounts are calculated from NextEra Energy’s audited consolidated financial statements: (a) FPL operations & maintenance costs (plan-adjusted) is a measure that includes most but not all operations & maintenance expenses and includes certain expenses not classified as operations & maintenance expenses under GAAP but reported for state regulatory purposes as operations & maintenance expenses (material exclusions in 2013 were expenses recovered through cost recovery clauses); (b) FPL capital expenditures (plan-adjusted) are presented on an accrual basis, and exclude nuclear fuel payments and certain costs not classified as capital expenditures under GAAP in the consolidated statement of cash flows but reported for state regulatory purposes as capital expenditures; and (c) NextEra Energy Resources’ earnings (plan-adjusted) exclude (i) the mark-to-market effect of non-qualifying hedges; and (ii) income from other than temporary impairment losses-net on securities held in NextEra Energy Resources’ nuclear decommissioning funds; (iii) net gain from discontinued operations; and (iv) operating loss and charges associated with the impairment of the solar projects in Spain.

(2)	“Fossil generation availability” measures the amount of time during a given period that a power generating unit is available to produce power.

(3)

The “nuclear industry composite index” referenced is the Institute of Nuclear Power Operations, or INPO, index. INPO promotes the highest levels of safety and reliability in the operation of commercial nuclear power plants by establishing performance objectives, criteria and guidelines for the nuclear power industry and conducting regular detailed evaluations of all nuclear power plants in North America. The INPO index is an 18-month rolling average of a nuclear plant’s, and a company’s nuclear fleet’s, performance against operating performance measures.

(4)

“OSHA” is the United States Occupational Safety and Health Administration. An OSHA recordable injury is an occupational injury or illness that requires medical treatment more than simple first aid and must be reported under OSHA regulations.

(5)	“FERC” is the Federal Energy Regulatory Commission and “NERC” is the North American Electric Reliability Corporation.

(6)

The “equivalent forced outage rate” is computed as the hours of unit failure (unplanned outage hours and equivalent unplanned derated hours) given as a percentage of the total hours of the availability of an electricity generating unit.

After the end of 2013, the review board (as defined on page 30) assessed: (1) whether the operational performance goals had been achieved, exceeded or missed, and, to the extent exceeded or missed, by what margin such goals had been exceeded or missed (as set forth in the tables above); (2) the degree of difficulty of achieving each goal; and (3) the Company’s performance with respect to each goal as compared to top decile, top quartile, median and sub-median performance on the same measure (industry-based where benchmark data was available), and arrived at an aggregate determination for the Company’s 2013 performance as compared to the goals, which was that the Company had achieved superior performance in 2013. The determination of the review board was then presented to the Compensation Committee for consideration and approval, with the Compensation Committee retaining ultimate authority to accept or modify all or any part of the determination of the review board. For 2013, the Compensation Committee reviewed and discussed the review board’s recommendations and the conclusions on which they were based, and determined to accept the recommendations of the review board.

2013 Annual Incentive Awards for the NEOs

Each NEO’s 2013 annual incentive compensation was determined based on a rating (“NextEra Energy performance rating”) derived by combining the Company’s financial performance as measured by the financial performance matrix (weighted 50%) and the Company’s operational performance as compared to the operational performance goals (weighted 50%).

The NextEra Energy performance rating for 2013, determined in this manner, was 1.77.

The NextEra Energy performance rating may be adjusted for each NEO by the Compensation Committee based on individual performance under circumstances in which the Committee determines that the formulaic calculation of the performance rating without adjustment would otherwise result in the payment of an inappropriate incentive. The Compensation Committee generally uses this aspect of the executive compensation program on a conservative, exceptions-only basis, as it believes that the formula for calculating the NextEra Energy performance rating ordinarily should result in appropriate incentive payments. The individual performance adjustment, when used, historically has most often ranged between +/- 10%, and no NEO received a positive adjustment for 2013.

The Compensation Committee determined the individual performance factors in 2013 based on recommendations from the CEO (for all of the NEOs other than himself). For each NEO other than the CEO, the 2013 individual performance factor was based primarily upon the Company’s exceptional performance as described in the Executive Summary, as well as (for each NEO other than the CEO and the executive chairman) the NEO’s performance relative to a set of objectives agreed upon with the CEO at the beginning of the year. For the CEO and the executive chairman, the Compensation Committee determined the individual performance factor. The Compensation Committee determined each of Mr. Robo’s and Mr. Hay’s 2013 individual performance factors based on the Committee’s assessment of their respective performances, and the Company’s overall 2013 performance as described in the Executive Summary, above. In accordance with shareholder feedback, a performance scorecard was not used for Mr. Robo or for Mr. Hay in 2013.

The following illustrates the determination of the 2013 annual incentive for each NEO:

annual incentive = (NextEra Energy performance rating x individual performance factor) x target annual incentive

In years where the Company’s performance is above or substantially above the performance of its peers as evidenced by industry benchmarks, as it was in 2013, the Company expects that annual incentive awards will be paid to the NEOs at a rate exceeding the target rate. For 2013, the NEOs’ annual incentive awards were as follows:

Named Executive Officer	2013 Target Annual Incentive	2013 Annual Incentive Award
James L. Robo	$1,175,000	$2,079,800
Moray P. Dewhurst	$477,820	$845,741
Manoochehr K. Nazar	$544,040	$962,951
Armando Pimentel, Jr.	$492,590	$847,255
Lewis Hay, III	$1,392,300	$2,464,400

The amounts set forth above for the NEOs’ 2013 annual incentive awards are also set forth in the “Non-Equity Incentive Plan Compensation” column (column (g)) in Table 1a: Summary Compensation Table.

2013 Long-Term Performance-Based Equity Compensation

Equity Compensation Mix

What We Granted	Why We Granted It
Performance shares

most directly focus NEOs on the multi-year sustained achievement of challenging financial and operational goals, because the number of shares ultimately earned depends upon the Company’s and the NEO’s performance over a three-year performance period

Performance-based restricted stock	includes a performance goal; affected by all stock price changes, so value to NEOs affected by both increases and decreases in the Company’s stock price
Stock options	reward the NEOs only if NextEra Energy’s stock price increases and remains above the stock price on the date of grant

In determining the appropriate mix of equity compensation components, the Compensation Committee, using its business judgment, primarily considers the following factors:

•	the mix of these components at competitor and peer companies, and emerging market trends;

•	the retention value of each element and other values important to the Company, including, for example, the tax and accounting consequences of each type of award;

•	the advice of the Compensation Consultant; and

•	the perceived value to the NEO of each element.

As described above, beginning in 2013 the Compensation Committee shifted the mix of equity-based compensation granted to the NEOs so that performance share awards represented a substantially greater percentage of target total equity-based compensation, as our shareholders indicated that they most highly value the longer-term performance features of performance shares. After the Compensation Committee determined the appropriate mix of equity compensation components, the target award level for each equity-based element was expressed as a percentage of each NEO’s target total direct compensation opportunity. The target dollar value for each component was converted to a number of shares of equivalent value

(estimated present value for stock options and performance shares). All other things being equal, a higher NextEra Energy common stock price on the date of grant results in the award of fewer shares, and a lower NextEra Energy common stock price results in the award of more shares.

2013 Mix of Equity Compensation Awards for the NEOs

In 2013, the Compensation Committee granted the following mix of equity-based compensation to the NEOs:

	Mix of Equity Compensation Awards(1)
Named Executive Officer	Performance Shares	Options	Performance- Based Restricted Stock
James L. Robo	60%	13%	27%
Moray P. Dewhurst	50%	19%	31%
Manoochehr K. Nazar	50%	19%	31%
Armando Pimentel, Jr.	50%	19%	31%
Lewis Hay, III	60%	13%	27%

(1)	Calculation of mix percentages based on the grant date present value of each grant as a percentage of each NEO’s total equity-based compensation.

Performance Share Awards Granted in 2013 for the Performance Period Ending December 31, 2015

As described above, beginning with performance share awards granted in 2013 for the performance period beginning January 1, 2013 and ending December 31, 2015, the Compensation Committee changed the performance measures used to determine performance share payouts. The Compensation Committee took this action because, following the 2012 say-on-pay vote and 2012 shareholder outreach, the Compensation Committee concluded that shareholders preferred that the link between executive pay and total shareholder return be embedded more explicitly in the design of our executive compensation program and that the goals used to measure long-term performance for purposes of the NEOs’ performance share awards be different than the goals used to measure short-term performance under the Company’s annual incentive plan. The new measures, and their relative weights, are set forth below:

Performance Measure	Weight
3-year TSR relative to the companies in the S&P 500 Utilities Index	35%
3-year adjusted return on equity and adjusted EPS growth (determined using a financial matrix similar to the one set forth on page 52)	52%

Operational measures:

•  3-year average employee safety—OSHA recordables/200,000 hours

•  Nuclear industry composite performance index (combined for FPL and NextEra Energy Resources nuclear facilities)

•  3-year average equivalent forced outage rate (fossil and renewable generation)

•  FPL 3-year average service reliability—service unavailability (minutes)

3.25% each

Performance Share Awards for the Performance Period Ended December 31, 2013

Each NEO was granted a target number of performance shares in 2011 for a three-year performance period beginning January 1, 2011 and ending on December 31, 2013. The Compensation Committee views the payout of this grant after the end of the performance period as part of each NEO’s 2011 compensation, while the performance shares granted in 2013 for the performance period ending on

December 31, 2015 are considered to be part of each NEO’s 2013 compensation, even though the shares will not be issued, if at all, until February 2016.

At the end of the performance period for the performance share awards granted in 2011, the average of the NEO’s Total Performance Factor (which is the NextEra Energy performance rating times the individual performance factor, both as determined for purposes of the Annual Incentive Plan as described above) under the Annual Incentive Plan for each of 2011, 2012 and 2013 (with a maximum of 160%) was multiplied by the NEO’s target number of performance shares to determine the number of shares of NextEra Energy common stock earned.

The following illustrates the calculation for the performance shares paid out for the performance period ended December 31, 2013:

Number of shares issued	=	target number of performance shares x the lesser of: (a) (2011 Total Performance Factor + 2012 Total Performance Factor + 2013 Total Performance Factor)/3; or (b) 160%

Applying this formula, the payouts of performance shares for each of the NEOs for the performance period ended December 31, 2013 were:

Named Executive Officer	Target Performance Shares for Performance Period 1/1/11-12/31/13	Performance Shares Earned
James L. Robo	21,774	34,838
Moray P. Dewhurst	14,023	22,436
Manoochehr K. Nazar	12,568	20.108
Armando Pimentel, Jr.	9,844	15,750
Lewis Hay, III	63,994	102,390

During the performance period, performance shares are not issued, the NEO may not sell or transfer his contingent right to receive performance shares and dividends are not paid. As a consequence, the value of the performance shares on the date of grant is less than the market value of the target number of shares. See Table 2: 2013 Grants of Plan-Based Awards for information about the performance shares awarded to the NEOs in 2013, and Table 4: 2013 Option Exercises and Stock Vested for additional information about the performance shares issued for the three-year performance period which began on January 1, 2011 and ended on December 31, 2013.

Performance-Based Restricted Stock Granted in 2013

The performance objective for performance-based restricted stock was increased substantially in 2013, from adjusted earnings of $500 million to adjusted earnings of $1.2 billion. Therefore, the shares of performance-based restricted stock granted in 2013 which would otherwise vest ratably in 2014, 2015 and 2016 will not vest unless and until the Compensation Committee certifies that NextEra Energy’s adjusted earnings for 2013, 2014 and 2015, respectively, equal or exceed $1.2 billion.

Because the Compensation Committee intends for the grant date present value of performance-based restricted stock awards to equal the fair market value of an equivalent number of shares of the Company’s common stock absent the performance and vesting conditions, dividends are paid on performance-based restricted stock awards as and when dividends are paid on the common stock. However, any dividends paid on performance-based restricted stock awards that do not vest must be repaid within 30 days following forfeiture of the award.

See Table 2: 2013 Grants of Plan-Based Awards for information about the performance-based restricted stock awarded to the NEOs in 2013 and the description following that table for information about the material terms and conditions applicable to those performance-based restricted stock awards.

Non-Qualified Stock Option Awards in 2013

The Compensation Committee grants non-qualified stock options, rather than incentive stock options, primarily because the tax treatment of non-qualified stock options is more favorable to the Company than the treatment of incentive stock options. The LTIP and the 2011 LTIP both expressly prohibit repricing of awarded options without shareholder approval. See Table 2: 2013 Grants of Plan-Based Awards for information about the stock options granted to the NEOs in 2013 and the description following that table for further information about the material terms and conditions applicable to stock options.

Equity Grant Practices

Equity awards are granted by the Compensation Committee to the NEOs each year effective on the date of the Board meeting in mid-February, which is a date that is normally set more than a year in advance of the meeting. The Compensation Committee believes that granting equity in this way is appropriate because the Company typically releases year-end earnings in late January or early February, so all relevant news generally should be available to the market on the grant date.

Equity awards may also be made to new executive officers upon hire or promotion, generally coincident with the date of hire or promotion or the Compensation Committee meeting next following the date of hire or promotion. The Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about the Company which has not been publicly disseminated. The exercise price of options granted is equal to the closing market price of NextEra Energy’s common stock on the effective date of grant.

Additional 2013 Compensation Elements

Benefits

General

NextEra Energy provides its executive officers with a comprehensive benefits program which includes health and welfare, life insurance and other personal benefits. For programs to which employees contribute premiums, executive officers pay the same premiums as other exempt employees. Retirement and other post-employment benefits are discussed below under Post-Employment Compensation. These benefits are an integral part of the total compensation package for named executives, and the aggregate value is included in the information reviewed by the Compensation Committee annually to ensure reasonableness and appropriateness of total rewards. In addition, NextEra Energy believes that the intrinsic value placed on personal benefits by the NEOs is generally greater than the incremental cost of those benefits to the Company.

Personal Benefits

NextEra Energy provides its executive officers with personal benefits which, in many cases, improve efficiency by allowing the executive officers to focus on their critical job responsibilities and/or increasing the hours they can devote to work. Some of these benefits also serve to better secure the safety of the executive officers and their families. The Compensation Committee and its Compensation Consultant periodically review the personal benefits offered by the Company to ensure that the program is competitive and producing the desired results. The Compensation Committee believes that the benefits the Company derives from these personal benefits more than offset their incremental cost to the Company.

See footnote 2 to Table 1b: 2013 Supplemental All Other Compensation for a description of the personal benefits provided to the NEOs for 2013.

Use of Company-Owned Aircraft

Company aircraft are available to the NEOs, as well as other employees and directors, for business travel, which includes, in the judgment of the Governance & Nominating Committee, travel by NEOs to Company-approved outside board meetings and travel in connection with physical examinations. Among other things, business use of the aircraft by executives maximizes time efficiencies, provides a confidential environment for business discussions and enhances security.

NextEra Energy permits limited non-business use of Company aircraft by NEOs when that use does not interfere with the use of Company aircraft for business purposes. Non-business use is generally discouraged, however, and must be approved in advance by the chief executive officer. NEOs must pay the Company for their non-business use based on the rate prescribed by the IRS for valuing non-commercial flights. A NEO traveling on Company aircraft for business purposes may, with the approval of the chief executive officer, be accompanied by his guests, spouse and/or other family members. In this circumstance, there is essentially no incremental cost to the Company associated with transporting the additional passengers. Unless their travel is important to carrying out the business responsibilities of the NEO, however, the Company requires payment by the NEO for these passengers based on the rates described above. All non-business use of Company aircraft is reported to and reviewed by the Governance & Nominating Committee annually. In 2013, the NEOs’ use of Company aircraft for non-business purposes represented approximately 248 passenger flight hours and for travel to Company-approved outside board meetings and annual physical examinations represented an additional approximately 57 passenger flight hours. Company aircraft were used for a total of approximately 4,256 passenger flight hours in the aggregate in 2013.

Policy on Tax Reimbursements on Executive Perquisites

In accordance with the NextEra Energy, Inc. Policy on Tax Reimbursements on Executive Perquisites, the Company does not provide tax reimbursements on perquisites to the NEOs. The Company may, in circumstances where the Compensation Committee deems it appropriate, provide tax reimbursements to executives as part of a plan, policy or arrangement applicable to a broad base of management employees of the Company, such as a relocation or expatriate tax equalization policy.

OUR OTHER IMPORTANT COMPENSATION PRACTICES AND POLICIES

Stock Ownership and Retention Policies

The Company believes it is important for executive officers to accumulate a significant amount of NextEra Energy common stock to align those officers’ interests with those of the Company’s shareholders. NextEra Energy’s NEOs (and all other executives) are subject to a stock ownership policy and a stock retention policy. The Company believes these policies strongly reinforce NextEra Energy’s executive compensation philosophy and objectives. At the same time, the Company recognizes that the accumulation of a large, undiversified position in NextEra Energy common stock can at some point create undesired incentives, and it permits its officers some degree of diversification once the target level of holdings is reached.

Under the stock ownership policy, officers are expected, within three years after appointment to office, to own NextEra Energy common stock with a value equal to a multiple of their base salaries. Shares of NextEra Energy common stock or share units held in NextEra Energy’s employee benefit plans and deferred compensation plan are credited toward meeting this requirement. Unvested shares of performance-based restricted stock count, and shares subject to unpaid performance share awards and unexercised options do not count, toward the calculation of required holdings. The current multiples are as follows:

Chief Executive Officer	seven times base salary rate
Senior executive officers	three times base salary rate
Other officers	one times base salary rate

As of December 31, 2013, all NEOs owned common stock in excess of the requirement.

Under the stock retention policy, until such time as the requirements of the stock ownership policy are met, NextEra Energy expects executive officers to retain (and not sell) a number of shares equal to at least two-thirds of shares acquired through equity compensation awards (cumulatively, from the date of appointment as an executive officer). In addition, in accordance with an amendment to the stock retention policy effective in March 2012, all of the NEOs (among other executive officers) must retain all shares of performance-based restricted stock which vest after March 16, 2012 for a minimum of 24 months (net of shares withheld for, or used to pay, taxes).

Officers who fail to comply with the retention policy may not be eligible for future equity-based compensation awards for a two-year period. The CEO may approve the modification or reduction of the minimum retention requirements (other than for himself) to address the special needs of a particular officer.

Clawback Provisions

In 2012, the Board adopted an incentive compensation recoupment, or “clawback,” policy which provides for recoupment of incentive compensation granted after the date the policy was adopted from current and former executive officers in the event of the occurrence of either of the following triggering events:

(1)

a decision by the Audit Committee that recoupment is appropriate in connection with an accounting restatement of the Company’s previously published financial statements caused by what the Audit Committee deems to be material non-compliance by the Company with any financial reporting requirement under the federal securities laws (“Financial Statement Triggering Event”); or

(2)

a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers (“Performance Triggering Event”).

If a triggering event occurs, the Company will (to the extent permitted by applicable law) recoup from any executive officer any incentive compensation paid or granted during the 3-year period preceding the triggering event that was in excess of the amount that would have been paid or granted after giving effect, as applicable, to the accounting restatement that resulted from the Financial Statement Triggering Event or to what would have been the correct calculation of the performance metric(s) used in determining that a Performance Triggering Event had occurred. The incentive compensation to be recouped will be in an amount and form determined in the judgment of the Board. The Compensation Committee and Board intend to modify this policy as may be required upon the issuance of implementing regulations and the adoption of listing standards under the applicable clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The 2011 LTIP provides that any award granted under the 2011 LTIP will be subject to mandatory repayment by the grantee to the Company to the extent the grantee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise (such as the policy described above), or (b) any law, rule or regulation which imposes mandatory recoupment under circumstances set forth in such law, rule or regulation.

In addition, the Company’s chief executive officer and chief financial officer are subject to Section 304 of the Sarbanes-Oxley Act of 2002, which would require them to disgorge bonuses, other incentive- or equity-based compensation and profits on sales of company stock that they receive within the 12-month period following the public release of financial information by the Company if there is a restatement because of material non-compliance, due to misconduct, with financial reporting requirements under the federal securities laws.

As noted above under 2013 Long-Term Performance-Based Equity Compensation—Performance-Based Restricted Stock Granted in 2013, any dividends paid to the NEOs on performance-based restricted stock awards that do not vest must be repaid within 30 days following the forfeiture of the award.

POST-EMPLOYMENT COMPENSATION

General

NextEra Energy expects continued and consistent high levels of individual performance from all executive officers as a condition of continued employment. The Company has in the past terminated the employment of executive officers who were unable to sustain the expected levels of performance, and it is prepared to do so in the future should that become necessary. All of the NEOs, including the CEO, are “employees at will,” except Mr. Hay, who retired from his positions as executive chairman and a director effective December 13, 2013, and as an executive officer effective at the close of business on December 31, 2013.

Set forth below is a description of the agreements and programs that may provide for compensation should the NEO’s employment with the Company terminate under specified circumstances.

Severance Plan

The NextEra Energy, Inc. Executive Severance Benefit Plan (the “Severance Plan”) provides for the payment of severance benefits to the NEOs, other than Mr. Hay, and to certain other senior executives, if their employment with the Company is involuntarily terminated in specified circumstances. The purpose of the Severance Plan, which was adopted by the Compensation Committee in February 2013, is to retain the covered senior executives and encourage dedication to their duties by ensuring the equitable treatment of those who may experience an involuntary termination, as defined in the Severance Plan. The Severance Plan provides severance benefits following involuntary termination in exchange for entry into a release of claims against the Company and an agreement to adhere to certain non-competition and related covenants protective of the Company and its affiliates. Following a covered involuntary termination and the execution of the release and other agreement, the executive would receive a cash payment equal to two times the executive’s annual base salary plus two times the executive’s target annual incentive compensation for the year of termination, payable in two equal annual installments. In addition, the executive’s outstanding equity and equity-based awards would vest pro rata, and become payable at the end of any applicable performance periods, subject to the attainment by the Company of the specified performance objectives. The executive also would receive certain ancillary benefits, including outplacement assistance or payment in an amount equal to the value of the outplacement assistance. Amounts payable under the Severance Plan are subject to a cap specified in the Severance Plan.

The Company may amend or terminate the Plan, in full or in part, at any time, but if an amendment or termination would affect the rights of an executive, the executive must agree in writing to the amendment or termination. The Severance Plan does not provide for the payment of severance benefits upon terminations governed by the terms of the Retention Agreements (defined below).

Retirement Programs

Employee Pension Plan and 401(k) Plan

NextEra Energy maintains two retirement plans which qualify for favorable tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”): a non-contributory defined benefit pension plan and a defined contribution 401(k) plan. These plans are available to substantially all NextEra Energy employees. Each of the NEOs participates (or participated prior to retirement) in both plans. The 401(k) plan is more fully described following Table 2: 2013 Grants of Plan-Based Awards and the pension plan is more fully described following Table 5: Pension Benefits.

Supplemental Executive Retirement Plan (“SERP”)

Current tax laws place various limits on the benefits payable under tax-qualified retirement plans, such as NextEra Energy’s defined benefit pension plan and 401(k) plan, including a limit on the amount of annual compensation that can be taken into account when applying the plans’ benefit formulas. Therefore, the retirement incomes provided to the NEOs by the qualified plans generally constitute a smaller percentage of final pay than is typically the case for other Company employees. In order to make up for this shortfall and maintain the market-competitiveness of NextEra Energy’s executive retirement benefits, NextEra Energy maintains an unfunded, non-qualified SERP for its executive officers, including the NEOs. For the NEOs, compensation included under the SERP is annual base salary plus the annual cash incentive award, unlike the qualified plans, which include base salary only. NextEra Energy believes it is appropriate to include annual cash incentive awards for purposes of determining retirement plan benefits (both defined benefit pension and 401(k)) for the NEOs in order to ensure that the NEOs can replace in retirement a proportion of total compensation similar to that replaced by other employees participating in the Company’s defined benefit pension and 401(k) plans, bearing in mind that base pay alone comprises a relatively smaller percentage of an NEO’s total compensation.

For additional information about the defined benefit plan benefit formulas under the SERP, see Table 5: Pension Benefits and accompanying descriptions.

Individual SERP arrangement for Mr. Hay

In 2002, NextEra Energy entered into an agreement to provide Mr. Hay with a defined benefit retirement benefit that was competitive with those of other chief executive officers in order to encourage Mr. Hay to remain with the Company until a mutually agreed-upon retirement date. The Compensation Committee concluded that it was desirable to provide separate supplemental retirement benefits for Mr. Hay which provide a targeted final retirement benefit at normal retirement age at a higher percentage of covered pre-retirement earnings than the SERP would otherwise provide. For additional information, see Table 5: Pension Benefits and the accompanying discussion.

In 2005, Watson Wyatt Worldwide (“Watson Wyatt”), which was then serving as the Compensation Committee’s compensation consultant, reviewed Mr. Hay’s individual SERP agreement and advised the Compensation Committee that his target retirement benefits were consistent with those provided to other chief executive officers in the energy services industry, and were within competitive ranges for general industry. Furthermore, Watson Wyatt concluded that the definitions in the individual SERP agreement for final average pay, income replacement percentages and early retirement reduction factors were within normal ranges of competitive practice.

Deferred Compensation Plan

NextEra Energy sponsors a non-qualified, unfunded Deferred Compensation Plan, which allows eligible highly compensated employees, including the NEOs, to voluntarily and at their own risk elect to defer certain forms of compensation prior to the compensation being earned and vested. NextEra Energy makes this opportunity available to its highly compensated employees as a financial planning tool and an additional method to save for retirement. Deferrals by executive officers generally result in the Company deferring its obligation to make cash payments or issue shares of its common stock to those executive officers.

The Compensation Committee does not view the Deferred Compensation Plan as providing executives with additional compensation. Participants in the Deferred Compensation Plan are general creditors of the Company and the deferral of the payment obligation provides a financial advantage to the Company. None of the NEOs deferred any portion of their 2013 compensation.

Change in Control

Each of the NEOs (other than Mr. Hay, who retired from his position as executive chairman on December 13, 2013 and as an executive officer at the close of business on December 31, 2013) is a party to an executive retention employment agreement (“Retention Agreement”) with the Company. The Compensation Committee has concluded that the Retention Agreements are desirable in order to align NEO and shareholder interests under some unusual conditions, as well as useful and, in some cases, necessary to attract and retain senior executive talent.

In connection with a change in control of the Company, it can be important to secure the dedicated attention of executive officers whose personal positions are at risk and who have other opportunities readily available to them. By establishing compensation and benefits payable under various merger and acquisition scenarios, change in control agreements enable the NEOs to set aside personal financial and career objectives and focus on maximizing shareholder value. These agreements also help to keep the officer objective and neutral in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Without the Retention Agreements, the Company would have a greater risk of losing key executives in times of uncertainty.

Retention Agreements entered into since 2009 do not include excise tax gross-ups. The material terms of the Retention Agreements are described under Potential Payments Upon Termination or Change in Control.

Employment Agreement with Mr. Hay

Mr. Hay and the Company are parties to an employment agreement (the “Hay Agreement”) entered into in 2005 because the Compensation Committee believed that it was in the Company’s interest to more formally secure the services of a high-performing and valuable leader, to lessen the risk that Mr. Hay’s services would be successfully sought by another company and to bind Mr. Hay to non-solicitation and confidentiality agreements which are valuable to the Company. Mr. Hay retired as executive chairman of the Company in an “approved early retirement” in accordance with the terms of the Hay Agreement. See Table 10: Post-Employment Compensation to Lewis Hay, III Following His Approved Early Retirement Under the Hay Agreement for information about the continued vesting of Mr. Hay’s outstanding equity awards following his retirement under the terms of the Hay Agreement.

In addition, in October 2013, the Compensation Committee approved the provision of office space, administrative assistance and appropriate office technology and related support to Mr. Hay following his retirement.

TAX CONSIDERATIONS

The Compensation Committee carefully considers the tax impact of the Company’s compensation programs on NextEra Energy as well as on the NEOs. However, the Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s shareholders and other important stakeholders. For example, the Compensation Committee has considered the impact of tax provisions such as section 162(m) in structuring NextEra Energy’s executive compensation program and, to the extent reasonably possible in light of its compensation goals and objectives, the compensation paid to the NEOs has been structured with the expectation that it will qualify as qualified performance-based compensation deductible by the Company for federal income tax purposes under section 162(m) to the extent such section is applicable. However, in light of the competitive nature of the market for executive talent, the Compensation Committee believes that it is more important to ensure that the NEOs remain focused on building shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility. Therefore, in some cases the compensation paid to NEOs is nondeductible, including in 2013, for example, a portion of

Messrs. Robo’s and Hay’s base salaries, the value of certain of Messrs. Robo’s and Hay’s personal benefits and the dividends accruing on Messrs. Robo’s and Hay’s unvested performance-based restricted stock, which the Committee believes is appropriate, immaterial to the Company as a financial matter and consistent with the Company’s overall executive compensation design and philosophy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis required by applicable SEC rules which precedes this Report, and, based on its review and that discussion, the Committee recommended to the Board that the Compensation Discussion & Analysis set forth above be included in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders.

Respectfully submitted,

Rudy E. Schupp, Chair

Robert M. Beall, II

Kenneth B. Dunn

Toni Jennings

Hansel E. Tookes, II

When reviewing the narrative, tables and footnotes which follow, note that, in order to meet the goals and objectives of NextEra Energy’s executive compensation program as described in Compensation Discussion & Analysis, the Compensation Committee primarily focuses on, and values, each NEO’s total compensation opportunity at the beginning of the relevant performance periods. Since many elements of total compensation are variable based on performance and are not paid to the named executive for one, two or three years (and in some instances longer) after the compensation opportunity is first determined, the amounts reported in some of the tables in this proxy statement may reflect compensation decisions made prior to 2013 and in some cases reflect amounts different from the amounts that may ultimately be paid.

Table 1a: Summary Compensation Table

The following table provides certain information about the compensation paid to, or accrued on behalf of, the named executives in 2013. It is important to keep in mind the following when reviewing the table:

(1) The amounts shown in the “Stock Awards” and the “Option Awards” columns are based on the aggregate grant date fair value of awards computed under applicable accounting rules for all equity compensation awards.

(2) The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the actuarially-determined change in the present value of the pension benefit payable to each NEO in the applicable year. These changes in present value are not related to any compensation decision on the part of the Compensation Committee.

Table 1a: Summary Compensation Table

Name and Principal Position(a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards(2)(3) ($)(e)		Option Awards(2)(9) ($)(f)		Non-Equity Incentive Plan Compen- sation(15) ($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(16)(17) ($)(h)	All Other Compen- sation(16)(18) ($)(i)	Total ($)(j)
James L. Robo	2013	$1,175,000	$0	$5,825,478	(4)	$721,500	(10)	$2,079,800	$406,742	$197,083	$10,405,603
Chairman, President and CEO of NextEra Energy and Chairman and CEO of FPL(1)	2012	954,050	0	8,308,904		720,695		1,640,200	292,492	156,461	12,072,802
	2011	873,180	0	2,681,671		692,996		1,005,903	287,879	155,057	5,696,686

Moray P. Dewhurst	2013	682,600	0	2,174,296	(5)	430,493	(11)	845,741	141,746	102,175	4,377,051
Vice Chairman and CFO, and Executive VP, Finance of NextEra Energy and Executive Vice President, Finance and CFO of FPL	2012	637,900	0	1,911,905		486,699		875,199	203,316	81,529	4,196,548
	2011	607,494	0	1,820,935		463,494		578,334	169,247	78,044	3,717,548

Manoochehr K Nazar	2013	777,200	0	1,676,117	(6)	331,896	(12)	962,951	246,578	128,163	4,122,905
Executive VP, Nuclear Division and Chief Nuclear Officer of NextEra Energy and FPL	2012	747,300	0	1,801,157		127,797		931,136	168,005	133,271	3,908,666
	2011	718,552	0	1,731,931		122,846		684,062	167,357	126,232	3,550,980

Armando Pimentel, Jr.	2013	703,700	0	1,521,660	(7)	301,194	(13)	847,255	228,147	126,925	3,728,881
President and CEO of NextEra Energy Resources	2012	663,900	0	1,401,756		296,997		869,045	150,094	100,119	3,481,911
	2011	614,710	0	1,297,911		275,000		615,325	147,698	96,543	3,047,187
Lewis Hay, III	2013	1,392,300	0	4,102,326	(8)	612,993	(14)	2,464,400	313,272	376,566	9,261,857
Executive Chairman of NextEra Energy(1)	2012	1,392,300	0	7,885,924		1,051,167		2,645,400	5,701,577	403,422	19,079,790
	2011	1,345,240	0	7,517,967		928,613		2,018,000	2,632,624	380,931	14,823,375

(1)

Mr. Robo was appointed chairman on December 13, 2013 upon the retirement of Mr. Hay from his position as executive chairman and as a director of the Company. Mr. Hay continued to serve as an executive officer of the Company through the close of business on December 31, 2013.

(2)

The amounts shown represent the aggregate grant date fair value of equity-based compensation awards granted during the relevant year, valued in accordance with applicable accounting rules. These amounts were not realized by the NEOs during such year, and the realized value of awards which vest at a later date is likely to be different from the amount listed, based on, among other factors, the performance of the Company and the price of the Company’s common stock. See Table 4: 2013 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2013. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). See Note 10—Common Shareholders’ Equity—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2013 and December 31, 2012, and Note 11—Common and Preferred Stock—Stock-Based Compensation for the year ended December 31, 2011, for the assumptions used in this valuation. In accordance with SEC rules, the amounts in these columns reflect the grant date estimate of compensation cost to be recognized over the service period, without reduction for estimated forfeitures.

(3)

Includes performance-based restricted stock awards and performance share awards. As described in footnote (2), above, performance share awards are valued in accordance with applicable accounting rules. For the performance shares granted in 2012 and 2011, and with respect to 65% of the target number of performance shares granted in 2013 to all NEOs other than Mr. Hay, a performance rating assumption of 1.40 (i.e. target shares multiplied by 1.40) was used (in accordance with applicable accounting guidance) to value such performance share awards, based on an assessment of the probable outcome of the performance conditions as of the grant date; although the accounting valuation assumes a certain level of future performance, the actual realized value of the shares at payout could be different based on actual performance and the actual price of the Company’s common stock. An amount equal to the value of the difference between the assumed and actual performance rating, if any, is expensed (or credited) in the year in which the performance shares are issued (which is the year after the year in which the applicable performance period ends). With respect to 35% of the target number of performance shares granted in 2013 (payout of which is based on a comparison of the Company’s 3-year TSR with the 3-year TSRs of the other companies in the S&P 500 Utilities Index), grant date value for all NEOs other than Mr. Hay was determined on the date of grant using the Monte-Carlo simulation process with the following variables:

Description	Market	Volatility	Yield	Interest Rate	Expected Life	Fair Value
For the 2/15/2013 grant:	$72.50	15.94%	3.64%	0.40%	2.87 yr.	$71.14

In light of Mr. Hay’s then-pending retirement and in accordance with the terms of Mr. Hay’s employment agreement, the performance rating assumption used to value the target number of performance shares granted to Mr. Hay in 2013 was 1.00.

(4)

Stock awards for Mr. Robo include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2013: 20,668 shares of performance-based restricted stock granted on 2/15/2013, 52,080 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/15/2013; (b) 2012: 21,180 shares of performance-based restricted stock granted on 2/17/2012, 38,231 shares granted as a deferred retirement award on 3/16/2012 upon Mr. Robo’s promotion to CEO and two performance share grants: one for 20,682 shares at target and one for 44,939 shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/17/2012 and 3/16/2012 (upon Mr. Robo’s promotion to CEO), respectively; and (c) 2011: 22,465 shares of performance-based restricted stock granted on 2/18/2011 and 21,774 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/18/2011. The maximum payout of performance shares granted in 2013 and 2012 is 2.00 times target and in 2011 was 1.60 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2013 is 104,160 shares, or $5,625,734; in 2012 is 41,364 shares, or $2,162,096, and 89,878 shares, or $4,599,956; and in 2011 is 34,838 shares, or $1,663,166. Vesting of these shares is subject to the attainment of performance goals.

(5)

Stock awards for Mr. Dewhurst include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2013: 9,688 shares of performance-based restricted stock granted on 2/15/2013 and 17,716 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/15/2013; (b) 2012: 15,408 shares of performance-based restricted stock granted on 2/17/2012 and 13,447 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/17/2012; and (c) 2011: 16,188 shares of performance-based restricted stock granted on 2/18/2011 and 14,023 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/18/2011. The maximum payout of performance shares granted in 2013 and 2012 is 2.00 times target and in 2011 was 1.60 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2013 is 35,432 shares, or $1,913,677; in 2012 is 26,894 shares, or $1,405,749; and in 2011 is 22,437 shares, or $1,071,142. Vesting of these shares is subject to the attainment of performance goals.

(6)

Stock awards for Mr. Nazar include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2013: 7,467 shares of performance-based restricted stock granted on 2/15/2013 and 13,658 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/15/2013; (b) 2012: 15,403 shares of performance-based restricted stock granted on 2/17/2012 and 11,938 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/17/2012; and (c) 2011: 16,339 shares of performance-based restricted stock granted on 2/18/2011 and 12,568 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/18/2011. The maximum payout of performance shares granted in 2013 and 2012 is 2.00 times target and in 2011 is 1.60 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2013 is 27,316 shares, or $1,475,368; in 2012 is 23,876 shares, or $1,247,999; and in 2011 is 20,109 shares, or $960,004. Vesting of these shares is subject to the attainment of performance goals.

(7)

Stock awards for Mr. Pimentel include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2013: 6,779 shares of performance-based restricted stock granted on 2/15/2013 and 12,399 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/15/2013; (b) 2012: 11,477 shares of performance-based restricted stock granted on 2/17/2012 and 9,711 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/17/2012; and (c) 2011: 11,723 shares of performance-based restricted stock granted on 2/18/2011 and 9,844 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/18/2011. The maximum payout of performance shares granted in 2013 and 2012 is 2.00 times target and in 2011 is 1.60 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2013 is 24,798 shares, or $1,339,333; in 2012 is 19,422 shares, or $1,015,188; and in 2011 is 15,750 shares, or $751,905. Vesting of these shares is subject to the attainment of performance goals.

(8)

Stock awards for Mr. Hay include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2013: 17,561 shares of performance-based restricted stock granted on 2/15/2013 and 44,247 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/15/2013; (b) 2012: 55,700 shares of performance-based restricted stock granted on 2/17/2012 and 60,493 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/17/2012; and (c) 2011: 59,367 shares of performance-based restricted stock granted on 2/18/2011 and 63,994 performance shares at target (before valuation in accordance with the accounting principles set forth in footnote (3)) granted on 2/18/2011. In light of Mr. Hay’s retirement and the terms of his employment agreement, the maximum payout of performance shares granted to Mr. Hay in 2013 is target; the maximum payout of performance shares granted in 2012 was 2.00 times target and the maximum payout of performance shares granted in 2011 was 1.60 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2013 is 44,247 shares, or $2,829,153; in 2012 is 120,986 shares, or $6,323,938; and in 2011 is 102,390 shares, or $4,888,099. Vesting of these shares is subject to the attainment of performance goals. Actual grant date fair value of stock awards granted in

2012 was $7,781,000. The additional amount shown in this column for 2012, $104,924, represents the incremental difference between the original grant date fair value and the remeasured grant date fair value for 2011 and 2012 stock awards, as required under applicable accounting guidance in connection with Mr. Hay’s transition to executive chairman and the Company’s agreement that Mr. Hay’s retirement would be an “approved early retirement” under his employment agreement. The amount that Mr. Hay will realize from these awards will be different from these amounts.

(9)	Includes non-qualified stock options valued on the dates of grant using the Black-Scholes option pricing model with the following variables:

Description	Market	Strike	Volatility	Yield	Interest Rate	Expected Life	Black- Scholes
For the 2/15/2013 grant:	$72.50	$72.50	20.15%	3.64%	1.40%	7.0 yr.	$8.70
For the 2/17/2012 grant:	$60.22	$60.22	21.00%	3.99%	1.37%	6.7 yr.	$7.07
For the 2/18/2011 grant:	$54.59	$54.59	21.54%	4.03%	2.80%	6.0 yr.	$7.78

Stock option compensation expense varies based upon the grant date fair value of the stock, expected life of the option, dividend yield, risk-free interest rate and volatility of the stock price.

(10)

Option awards for Mr. Robo include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2013: 82,931 non-qualified stock options granted on 2/15/2013; (b) 2012: 101,937 non-qualified stock options granted on 2/17/2012; and (c) 2011: 89,074 non-qualified stock options granted on 2/18/2011.

(11)

Option awards for Mr. Dewhurst include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2013: 49,482 non-qualified stock options granted on 2/15/2013; (b) 2012: 68,840 non-qualified stock options granted on 2/17/2012; and (c) 2011: 59,575 non-qualified stock options granted on 2/18/2011.

(12)

Option awards for Mr. Nazar include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2013: 38,149 non-qualified stock options granted on 2/15/2013; (b) 2012: 18,076 non-qualified stock options granted on 2/17/2012; and (c) 2011: 15,790 non-qualified stock options granted on 2/18/2011.

(13)

Option awards for Mr. Pimentel include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2013: 34,620 non-qualified stock options granted on 2/15/2013; (b) 2012: 42,008 non-qualified stock options granted on 2/17/2012; and (c) 2011: 35,347 non-qualified stock options granted on 2/18/2011.

(14)

Option awards for Mr. Hay include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2013: 70,459 non-qualified stock options granted on 2/15/2013; (b) 2012: 135,940 non-qualified stock options granted on 2/17/2012; and (c) 2011: 119,359 non-qualified stock options granted on 2/18/2011. Actual grant date fair value of option awards granted in 2012 was $961,096. The additional amount shown in this column for 2012, $90,071, represents the incremental difference between the original grant date fair value and the remeasured grant date fair value for 2011 and 2012 option awards, as required under applicable accounting guidance in connection with Mr. Hay’s transition to executive chairman and the Company’s agreement that Mr. Hay’s retirement would be an “approved early retirement” under his employment agreement. The amount that Mr. Hay will realize from these awards will be different from these amounts.

(15)

Includes the amount earned by each NEO, as applicable, with respect to 2013 under the Annual Incentive Plan and with respect to 2012 and 2011 under the predecessor annual incentive plan. For additional information about these awards, see Table 2: 2013 Grants of Plan-Based Awards and Compensation Discussion & Analysis.

(16)

NextEra Energy maintains both defined benefit and defined contribution retirement plans (as described in Compensation Discussion & Analysis—Post-Employment Compensation—Retirement Programs). Company contributions to defined benefit and defined contribution retirement plans (both qualified and nonqualified) are allocated between columns (h) and (i), respectively.

(17)

All amounts in this column reflect the one-year change in the actuarial present value of each NEO’s accumulated benefit under the tax-qualified defined benefit employee pension plan and the SERP. This change is not related to any compensation decision on the part of the Compensation Committee.

a) For Messrs. Robo, Nazar and Pimentel, the amounts are calculated by subtracting from their respective accrued pension benefits (which are equal to their respective cash balance account balances in the employee pension plan and in the SERP) at December 31 of each year (the pension plan measurement date used for financial statement reporting purposes) their respective accrued pension benefits at December 31 of the prior year.

b) For Mr. Hay, the amounts were calculated by subtracting from an estimate of his accrued benefit (payable at age 65) at December 31 of each year the estimate of his accrued benefit in the defined benefit plan at December 31 of the prior year. These accrued benefit estimates are based on the number of years of credited service shown in Table 5: Pension Benefits as of the current and prior December 31 and Mr. Hay’s current covered compensation as of the current and prior December 31. After the accrued benefits are determined in the form of annuities payable at age 65, the annuities are converted to lump sum amounts payable at age 65. The lump sum amounts at age 65 for Mr. Hay were calculated using assumptions consistent with those used for accounting purposes. For each of 2013, 2012 and 2011, Mr. Hay’s change in present values was reported based on applicable accounting guidance for an individual SERP contract. The specific interest rates and other assumptions used to estimate these amounts are:

For 2013: (i) the discount rate on December 31, 2012 was 3.40%; (ii) the discount rate on December 31, 2013 was 4.40%; (iii) the age 65 lump sum amount as of December 31, 2012 was calculated using the 2013 Pension Protection Act (“PPA”) lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2012 lookback) of 1.13%, 3.71% and 4.52% and the PPA 2013 Code Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2013 was calculated using the 2014 PPA lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2013 lookback) of 1.36%, 4.60% and 5.58% and the PPA 2014 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The increase in the discount rates for the period January 1, 2013 through December 31, 2013 resulted in a lesser change in the present value of Mr. Hay’s benefits as of December 31, 2013, as compared to the prior year. There were no changes in the underlying benefit plans.

For 2012: (i) the discount rate on December 31, 2011 was 4.25%; (ii) the discount rate on December 31, 2012 was 3.40%; (iii) the age 65 lump sum amount as of December 31, 2011 was calculated using the 2012 Pension Protection Act (“PPA”) lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2011 lookback) of 1.85%, 4.62% and 6.02% and the PPA 2012 Code Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2012 was calculated using the 2013 PPA lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2012 lookback) of 1.13%, 3.71% and 4.52% and the PPA 2013 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The decrease in the discount rates for the period January 1, 2012 through December 31, 2012 resulted in a greater change in the present value of Mr. Hay’s benefits as of December 31, 2012, as compared to the prior year. There were no changes in the underlying benefit plans.

For 2011: (i) the discount rate on December 31, 2010 was 4.50%; (ii) the discount rate on December 31, 2011 was 4.25%; (iii) the age 65 lump sum amount as of December 31, 2010 was calculated using the 2011 PPA lump sum Code section 417(e) 3-segment rates (based on an August 2010 lookback) of 2.21%, 4.61% and 5.46% and the PPA 2011 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2011 was calculated using the 2012 PPA lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2011 lookback) of 1.85%, 4.62% and 6.02% and the PPA 2012 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The decrease in the discount rates for the period January 1, 2011 through December 31, 2011 resulted in a greater change in the present value of Mr. Hay’s benefits as of December 31, 2011, as compared to the prior year. There were no changes in the underlying benefit plans.

c) For Mr. Dewhurst, the amounts are calculated by subtracting from his accrued pension benefit (which is equal to his cash balance account balance in the employee pension plan plus his SERP benefit) at December 31 of each year his accrued pension benefit at December 31 of the prior year. In 2013, 2012 and 2011, the SERP present value as of 12/31/2013, 12/31/2012 and 12/31/2011, respectively, includes the benefit earned subsequent to his return to the Company in 2009 (following his 2008 retirement) and his monthly life annuity benefit of $2,605 that commenced 12/1/2008 and continued upon his return, converted to a present value at 12/31/2013 using a 4.40% discount rate and the 2014 PPA annuitant mortality table for males with generational improvements assumed, at 12/31/2012 using a 3.40% discount rate and the 2013 PPA annuitant mortality table for males with generational improvements assumed and at 12/31/2011 using a 4.25% discount rate and the 2012 PPA annuitant mortality table for males with generational improvements assumed. The change in present value amount in 2013 decreased from 2012 due to the decrease in present value of the SERP benefit currently in payment to Mr. Dewhurst as a result of the increase in discount rate used to calculate the present value of such SERP benefit.

The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (up to 100%). Deferred cash compensation (salary and annual incentive) is “invested” in phantom investments which mirror the investment vehicles offered to the participants in the Company’s 401(k) plan and are not guaranteed by the Company. Under applicable SEC rules, these earnings are not included in this table.

The Deferred Compensation Plan does not permit above-market interest to be credited and, therefore, no above-market interest was credited in 2013, 2012 or 2011. Earnings on deferred performance shares are included in Table 6: Nonqualified Deferred Compensation.

(18)	Additional information about the amounts for 2013 set forth in the “All Other Compensation” column may be found in Table 1b: 2013 Supplemental All Other Compensation, which immediately follows.

The following table (Table 1b) provides additional information for 2013 regarding column (i) of Table 1a: Summary Compensation Table.

Table 1b: 2013 Supplemental All Other Compensation

Name	Total From Summary Compensation Table ($)	Contributions to Defined Contribution Plans(1) ($)	Perquisites and Other Personal Benefits(2) ($)
James L. Robo	$197,083	$133,371	$63,712
Moray P. Dewhurst	102,175	73,907	28,268
Manoochehr K. Nazar	128,163	81,087	47,076
Armando Pimentel, Jr.	126,925	74,626	52,299
Lewis Hay, III	376,566	191,792	184,774

(1)

NextEra Energy maintains both defined benefit and defined contribution retirement plans. Amounts attributable to the defined benefit plans are reported in Table 1a: Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Amounts attributable to the defined contribution plans are reported under “All Other Compensation” and are further described below under Additional Disclosure Related to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table. This column includes employer matching contributions to the Company’s qualified 401(k) plan of $12,113 for each NEO, plus the Company’s contributions to the nonqualified defined contribution portion of the SERP.

(2)

This column includes the aggregate incremental cost to NextEra Energy of providing personal benefits to the NEOs. For each NEO, the personal benefits reported for 2013 in this column include: annual premiums for $5 million in umbrella coverage under a group personal excess liability insurance policy; reimbursement for professional financial planning and legal services; the cost of the officer’s participation in an executive vehicle program, which includes use of a Company-leased passenger vehicle, fuel and other ancillary costs (the incremental cost incurred for which was $28,695 for Mr. Nazar, $29,911 for Mr. Pimentel and $32,075 for Mr. Hay); fees paid for travel programs such as airline memberships and hospitality room memberships (except for Mr. Hay); costs for maintenance of a residential home security system and central station monitoring (except for Messrs. Nazar and Pimentel); and, for Mr. Hay, costs for club memberships used primarily for business but also available for personal and family use. For Mr. Hay, the personal benefits reported in this column also include the incremental cost to the Company of indemnity medical insurance, which covers 100% of eligible medical expenses for the officer and his eligible dependents. The incremental cost to the Company of the indemnity medical insurance for Mr. Hay ($39,146) is equal to the total annual premiums, less (i) annual contributions made by Mr. Hay, and (ii) an amount equal to an equivalent Company contribution assuming Mr. Hay would otherwise participate in the broad-based employee medical plan with the highest participation rate. Also for Mr. Hay, the personal benefits reported in this column include the cost of gifts from the Company in honor of his retirement. For Messrs. Pimentel and Hay, the personal benefits reported in this column also include the costs of participation in a voluntary annual executive physical examination, including lodging costs and related expenses. For all NEOs except Mr. Dewhurst, the personal benefits reported in this column also include premiums for a life insurance benefit in an amount equal to 2.5 times salary, which is higher than the benefit available to all employees (which is one times salary, with a maximum of $150,000), in each case without cost, under the Company’s broad-based employee life insurance plan. For all NEOs except for Messrs. Dewhurst and Nazar, the personal benefits reported in this column also include the incremental cost to the Company for personal use of Company-owned aircraft, which is the variable operating costs of such use, net of payments to the Company by or on behalf of the NEOs, as is generally required by Company policy for such personal use. Variable operating costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, excise taxes and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of statute miles the Company aircraft flew to derive an average variable cost per mile. The incremental cost incurred was $75,894 for Mr. Hay. Under SEC rules, personal use of aircraft includes travel undertaken to participate in certain outside board meetings, which the Company views as having a useful business purpose. In addition, for Mr. Pimentel, personal use of the aircraft included travel undertaken to participate in a voluntary annual executive physical examination, which was his only personal use of the aircraft. An NEO’s family members may accompany the NEO on flights on Company aircraft, since the aggregate incremental cost to the Company for such accompanying travel is de minimis.

Table 2: 2013 Grants of Plan-Based Awards

The following table provides information about the cash and equity incentive compensation awarded to the NEOs in 2013. It is important to keep in mind the following when reviewing the table:

(1) Columns (c), (d) and (e) below set forth the range of possible payouts established under the Annual Incentive Plan for 2013, and are not amounts actually paid to the NEOs. The actual amounts paid with respect to 2013 under the Annual Incentive Plan, which is a Non-Equity Incentive Plan, as that term is used in the heading for columns (c), (d) and (e) of this table, are set forth in Table 1a: Summary Compensation Table in column (g), entitled “Non-Equity Incentive Plan Compensation.”

(2) The number of shares listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” (columns (g) and (h)) represent 2013 grants of performance shares and performance-based restricted stock, the material terms of which are described below this table.

(3) The number of shares listed under “All Other Option Awards: Number of Securities Underlying Options” (column (j)) and the exercise price set forth under “Exercise or Base Price of Option Awards” (column (k)) represent the number and exercise price of 2013 non-qualified stock option grants made, the material terms of which are described below this table.

(4) In the column headed “Grant Date Fair Value of Stock and Option Awards” (column (l)), the top number is the grant date fair value of the performance share award, the next number is the grant date fair value of the performance-based restricted stock award and the third number is the grant date fair value of the stock options granted.

Table 2: 2013 Grants of Plan-Based Awards

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options(3) (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) (l)
Name(a)		Thre- shold ($) (c)	Target ($) (d)	Maximum ($) (e)	Thre- shold (#) (f)	Target (#) (g)	Maximum (#) (h)
James L. Robo	—	$0	$1,175,000	$2,350,000	—	—	—	—	—	—	—
	2/15/2013				0	52,080	104,160				$4,327,048	(5)
	2/15/2013				0	20,668	20,668				1,498,430	(6)
	2/15/2013								82,931	$72.50	721,500	(7)
Moray P. Dewhurst	—	0	477,820	955,640	—	—	—	—	—	—	—
	2/15/2013				0	17,716	35,432				1,471,916	(5)
	2/15/2013				0	9,688	9,688				702,380	(6)
	2/15/2013								49,482	72.50	430,493	(7)
Manoochehr K. Nazar	—	0	544,040	1,088,080	—	—	—	—	—	—	—
	2/15/2013				0	13,658	27,316				1,134,759	(5)
	2/15/2013				0	7,467	7,467				541,358	(6)
	2/15/2013								38,149	72.50	331,896	(7)
Armando Pimentel, Jr.	—	0	492,590	985,180	—	—	—	—	—	—	—
	2/15/2013				0	12,399	24,798				1,030,183	(5)
	2/15/2013				0	6,779	6,779				491,477	(6)
	2/15/2013								34,620	72.50	301,194	(7)
Lewis Hay, III	—	0	1,392,300	2,784,600	—	—	—	—	—	—	—
	2/15/2013				0	44,247	44,247				2,829,153	(5)
	2/15/2013				0	17,561	17,561				1,273,173	(6)
	2/15/2013								70,459	72.50	612,993	(7)

(1)

Non-Equity Incentive Plan awards are paid under the Annual Incentive Plan, the material terms of which are described in Compensation Discussion & Analysis. For 2013, amounts payable were paid in cash in February 2014. See column (g) of Table 1a: Summary Compensation Table.

(2)

Each NEO was granted awards of performance shares and performance-based restricted stock under the 2011 LTIP in 2013. Performance shares were granted in 2013 for a three-year performance period ending December 31, 2015. The number of shares which will ultimately be paid to each NEO at the end of the performance period will be determined by multiplying the NEO’s target number of performance shares by a percentage determined by the Compensation Committee based on the Company’s performance over the three-year performance period (as more fully described in Compensation Discussion & Analysis), which may not exceed 200% of the target award. Performance-based restricted stock granted in 2013 vests at the rate of one-third per year, beginning approximately one year from the date of grant, subject to certification by the Compensation Committee each year of the attainment of a performance objective of $1.2 billion of adjusted earnings for the previous year. If the objective is not achieved, the performance-based restricted stock which was scheduled to vest is forfeited. See footnotes (5) through (9) to Table 3: 2013 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of performance-based restricted stock.

(3)

Non-qualified stock options granted under the 2011 LTIP in 2013. The stock options generally vest and become exercisable at the rate of one-third per year beginning approximately one year from date of grant and are fully exercisable after three years. See footnote (1) to Table 3: 2013 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of stock options. All stock options were granted at an exercise price of 100% of the closing price of NextEra Energy common stock on the date of grant.

(4)

The amounts shown are the value of the equity-based compensation grants as of the 2013 grant date under applicable accounting rules. These amounts were not realized by the NEOs during 2013, and the realized value of awards which vest at a later date is likely to be different from the amount listed, based on, among other factors, the performance of the Company and the price of the Company’s common stock. See Table 4: 2013 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2013. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded or cliff vesting schedules). See Note 10—Common Shareholders’ Equity—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for the assumptions used in these valuations. In accordance with SEC rules, the amounts in this column reflect the grant date estimate of compensation cost to be recognized over the service period without reduction for estimated forfeitures.

(5)

As described in footnote (4) above, the grant date fair value of performance share awards was determined under applicable accounting rules. This valuation reflects a discount of $8.56 per share for the 2013 grants because dividends are not paid on performance shares during the three-year performance period. With respect to 65% of the target number of performance shares granted, for all NEOs except Mr. Hay, the performance rating assumption used to value the performance share awards, based on the probable outcome of the performance conditions as of the grant date, is 1.40 (i.e. target shares multiplied by 1.40). With respect to the remaining 35% of the target number of performance shares granted, for all NEOs other than Mr. Hay, the grant date fair value was determined, under applicable accounting rules, using the Monte-Carlo simulation process, based on the following assumptions: the volatility is equal to 15.94% and the dividend yield (which represents the per-share annualized dividends as of the grant date divided by the annualized fair market value of the common stock) is equal to 3.64%. The risk-free interest rate is equal to 0.40%, based on the yield of a Treasury bond as of the grant date corresponding to the remaining time in the performance period of 2.87 years. Although the accounting valuation assumes a certain level of future performance, the actual realized value of the shares at payout could be different based on actual performance and the actual price of the Company’s common stock. In light of Mr. Hay’s then-pending retirement and in accordance with the terms of Mr. Hay’s employment agreement, the performance rating assumption used to value the target number of performance shares granted to Mr. Hay in 2013 was 1.00.

(6)	As described in footnote (4) above, the grant date fair value of performance-based restricted stock awards was determined under applicable accounting rules.

(7)

As described in footnote (4) above, the grant date fair value of stock option awards was determined under applicable accounting rules. The estimated values shown for stock option grants were determined using the Black-Scholes option pricing model, based on the following assumptions: for all options, the volatility is equal to 20.15% and the dividend yield (which represents the per-share annualized dividends as of the grant date divided by the annualized fair market value of the common stock) is equal to 3.64%. The risk-free interest rate is equal to 1.40%, based on the U.S. Treasury Constant Maturity rates as of the grant date, converted into an implied “spot rate” yield curve corresponding to the estimated time until exercise of 7.0 years. The values do not take into account risk factors such as non-transferability or risk of forfeiture.

Additional Disclosure Related to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table

Material Terms of Performance Shares Granted to NEOs in 2013

•	three year performance period;

•

paid in shares of NextEra Energy common stock, based primarily on Company performance for the three year performance period as compared to specified financial and operational objectives and TSR relative to companies in the S&P 500 Electric Utilities Index, capped at 200% of target;

•	dividends are not paid or accrued during the performance period;

•	may vest in full or in part in the event of the occurrence of certain events, such as a change in control, death, disability or some retirements;

•

forfeited if employment terminates prior to end of performance period in all other instances (subject to terms of Retention Agreements, the Hay Agreement and, for certain NEOs, the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Performance-Based Restricted Stock Granted to NEOs in 2013

•

if corporate performance objective of adjusted earnings of $1.2 billion is met as of end of preceding year, performance-based restricted stock vests one-third per year for three years, beginning approximately one year from date of grant;

•	if corporate performance objective of adjusted earnings of $1.2 billion is not met in any year, performance-based restricted stock scheduled to vest in that year is forfeited;

•	dividends are paid on performance-based restricted stock as and when declared by the Company, but are subject to repayment by NEO if awards are forfeited prior to vesting;

•	NEOs have the right to vote their shares of performance-based restricted stock;

•

may vest in full or in part prior to or on normal vesting date and, in some circumstances, without regard to satisfaction of performance condition, in the event of the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminated prior to vesting in all other instances (subject to terms of Retention Agreements, the Hay Agreement and, for certain NEOs, the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Stock Options Granted to NEOs in 2013

•	vest and become exercisable one-third per year for three years, beginning approximately one year from date of grant;

•	exercise price equal to closing price of NextEra Energy common stock on date of grant (February 15, 2013);

•	generally expire ten years from date of grant;

•	may vest in full or in part prior to normal vesting date in the event of the occurrence of some events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminated prior to vesting in all other instances (subject to terms of Retention Agreements, the Hay Agreement and, for certain NEOs, the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Deferred Retirement Awards Granted to Messrs. Robo (in 2006 and 2012) and Dewhurst (in 2009)

•	shares representing Company’s obligation to Mr. Robo related to the award granted in 2006 are held in a grantor (rabbi) trust;

•	dividends are reinvested (or deemed reinvested) in shares of the Company’s common stock;

•

vested 50% in 2011 and will vest 50% in 2016 for Mr. Robo with respect to his 2006 award, and will vest 50% in 2017 and 50% in 2022 with respect to Mr. Robo’s 2012 award; vested 50% in 2012 and will vest 50% in 2017 for Mr. Dewhurst; may vest in part prior to normal vesting date upon termination following a change in control, by reason of death or disability or under the Severance Plan;

•

mandatory deferral of all vested shares and shares obtained with reinvested dividends until retirement or termination of employment (with certain exceptions for death, disability or change in control); and

•	award agreement includes non-solicitation and non-competition provisions.

Determination of Amount Payable Under Annual Incentive Plan to NEOs

See Compensation Discussion & Analysis for a description of the criteria used to determine the amount payable to each NEO under the Annual Incentive Plan (Non-Equity Incentive Plan Compensation).

Salary and Bonus as a Proportion of 2013 Total Compensation

Using only the amounts set forth in column (c), “Salary,” for all NEOs (as no discretionary bonuses were paid to the NEOs in 2013), in Table 1a: Summary Compensation Table, the salaries of each of the NEOs as a proportion of 2013 total compensation were as follows:

Mr. Robo—12%

Mr. Dewhurst—17%

Mr. Nazar—21%

Mr. Pimentel—21%

Mr. Hay—17%

These proportions are consistent with the Company’s philosophy of paying NEOs a higher percentage of performance-based compensation and a lower percentage of fixed compensation.

Hay Agreement

Mr. Hay retired from his position as executive chairman and as a director of the Company on December 13, 2013, and ceased to be an executive officer of the Company as of the close of business on December 31, 2013. His retirement was deemed to be an “approved early retirement” for all purposes under the Hay Agreement. The provisions of the Hay Agreement relating to Mr. Hay’s “approved early retirement” are described in Potential Payments Upon Termination or Change in Control—Payments Under the Hay Agreement, below.

Defined Contribution Retirement Benefits

NextEra Energy maintains a tax-qualified defined contribution 401(k) plan in which an employee may elect to defer some portion of his or her covered earnings (which excludes annual incentive compensation), and in which NextEra Energy matches the employee contributions in accordance with a specified formula. In a 401(k) plan, the employee bears the investment risk. Employees who choose to enroll in the 401(k) plan may contribute between 1% and 50% of covered earnings, subject to certain limits contained in the Code, and the Company provides matching contributions, in the form of NextEra Energy common stock, up to 4.75% of covered earnings to the specified IRS limit. In 2013, each of the NEOs participated in the 401(k) plan and received the maximum Company matching contribution allowable under IRS rules, which for 2013 was $12,113.

The nonqualified SERP provides a defined contribution benefit to each NEO which is designed to (1) make up for the lost Company matching contributions in the 401(k) plan due to IRS limits, and (2) provide Company matching contributions on annual incentive compensation (which is a significant percentage of NEO cash compensation). Therefore, under the SERP, each NEO’s defined contribution account is credited annually with phantom NextEra Energy common stock with a value equal to 4.75% of base earnings above IRS limits plus annual incentive compensation. Each such account is also credited annually with additional phantom NextEra Energy common stock with a value based on phantom dividend income on the phantom shares in the account.

For each NEO, the defined contribution benefits described here are included under column (i), “All Other Compensation,” of Table 1a: Summary Compensation Table and described in footnote (1) to Table 1b: 2013 Supplemental All Other Compensation.

Table 3: 2013 Outstanding Equity Awards at Fiscal Year End

The following table provides information about equity incentive awards awarded to the NEOs in 2013 and in prior years. It is important to keep in mind the following when reviewing the table:

(1) With respect to Option Awards, the options listed in column (b), “Number of Securities Underlying Unexercised Options (#) Exercisable,” are fully vested and exercisable as of December 31, 2013 by the NEO. If the NEO had exercised all or a part of these options in 2013, the value realized upon exercise would be listed in Table 4: 2013 Option Exercises and Stock Vested. The Compensation Committee deems the value of unexercised fully-vested options to be a current asset of the NEO and attributable to compensation earned in prior years, and does not consider this amount, or the current value of unvested options (which are listed in column (c)), when making compensation determinations.

(2) The number of shares listed in column (i), “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested,” includes both performance shares, at maximum payout level (in accordance with applicable SEC rules), prior to the expiration of the performance period, and performance-based restricted stock prior to the satisfaction of the performance and time criteria required for vesting. The number of shares listed in column (g), “Number of Shares or Units of Stock That Have Not Vested,” includes deferred retirement awards for Messrs. Dewhurst and Robo.

(3) As required by SEC rules, the amounts listed in column (j), “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represent the value of performance-based restricted stock and performance share awards at maximum payout levels. These amounts were not realized by the NEOs during 2013, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock.

Table 3: 2013 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options(#) Unexer- cisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(10) (j)
James L. Robo	60,000	0	0	36.95	1/03/2015
	50,000	0	0	41.76	2/16/2016
	43,773	0	0	59.05	2/15/2017
	52,320	0	0	64.69	2/15/2018
	81,489	0	0	50.91	2/13/2019
	111,864	0	0	45.57	2/12/2020
	59,383	29,691	0	54.59	2/18/2021
	33,979	67,958	0	60.22	2/17/2022
	0	82,931	0	72.50	2/15/2023
						71,978	$6,162,756	277,678	(5)	$23,774,790	(5)
Moray P. Dewhurst	60,000	0	0	36.95	1/03/2015
	46,028	0	0	41.76	2/16/2016
	24,762	0	0	59.05	2/15/2017
	6,898	0	0	64.69	2/15/2018
	60,046	0	0	56.42	8/17/2019
	76,271	0	0	45.57	2/12/2020
	39,717	19,858	0	54.59	2/18/2021
	22,946	45,894	0	60.22	2/17/2022
	0	49,482	0	72.50	2/15/2023
						14,904	$1,276,080	87,682	(6)	$7,507,333	(6)
Manoochehr K. Nazar	13,890	0	0	50.91	2/13/2019
	19,925	0	0	45.57	2/12/2020
	10,527	5,263	0	54.59	2/18/2021
	6,026	12,050	0	60.22	2/17/2022
	0	38,149	0	72.50	2/15/2023
								74,373	(7)	$6,367,816	(7)
Armando Pimentel, Jr.	17,440	0	0	64.69	2/15/2018
	27,222	0	0	50.91	2/13/2019
	42,372	0	0	45.57	2/12/2020
	23,565	11,782	0	54.59	2/18/2021
	14,002	28,006	0	60.22	2/17/2022
	0	34,620	0	72.50	2/15/2023
								62,559	(8)	$5,356,302	(8)
Lewis Hay, III	100,000	0	0	36.95	1/03/2015
	90,000	0	0	41.76	2/16/2016
	62,531	0	0	59.05	2/15/2017
	75,596	0	0	64.69	2/15/2018
	110,245	0	0	50.91	2/13/2019
	151,338	0	0	45.57	2/12/2020
	79,573	39,786	0	54.59	2/18/2021
	45,314	90,626	0	60.22	2/17/2022
	0	70,459	0	72.50	2/15/2023
								239,717	(9)	$20,524,570	(9)

(1)	All stock options are non-qualified. All options listed as exercisable at December 31, 2013 were fully vested at that date. Options listed as unexercisable at December 31, 2013 vest as follows:

Name	Grant Date	Vest Date	No. Options
James L. Robo	2/15/2013	2/15/2014	27,643
		2/15/2015	27,644
		2/15/2016	27,644
	2/17/2012	2/15/2014	33,979
		2/15/2015	33,979
	2/18/2011	2/15/2014	29,691
Moray P. Dewhurst	2/15/2013	2/15/2014	16,494
		2/15/2015	16,494
		2/15/2016	16,494
	2/17/2012	2/15/2014	22,947
		2/15/2015	22,947
	2/18/2011	2/15/2014	19,858
Manoochehr K. Nazar	2/15/2013	2/15/2014	12,717
		2/15/2015	12,716
		2/15/2016	12,716
	2/17/2012	2/15/2014	6,025
		2/15/2015	6,025
	2/18/2011	2/15/2014	5,263
Armando Pimentel, Jr.	2/15/2013	2/15/2014	11,540
		2/15/2015	11,540
		2/15/2016	11,540
	2/17/2012	2/15/2014	14,003
		2/15/2015	14,003
	2/18/2011	2/15/2014	11,782
Lewis Hay, III	2/15/2013	2/15/2014	23,487
		2/15/2015	23,486
		2/15/2016	23,486
	2/17/2012	2/15/2014	45,313
		2/15/2015	45,313
	2/18/2011	2/15/2014	39,786

(2)

Mr. Robo was granted 47,893 shares in 2006 and Mr. Dewhurst was granted 25,219 shares in 2009 as deferred retirement awards. Of such grants, 50% of Mr. Robo’s shares (28,181 shares, including reinvested dividends) vested on 3/15/2011, and the remainder will vest on 3/15/2016. 50% of Mr. Dewhurst’s shares (14,170 shares, including reinvested dividends) vested on 6/15/2012, and the remainder will vest on 6/15/2017. Mr. Robo was also granted 38,231 shares in 2012 as a deferred retirement award. 50% of those shares will vest on 7/01/2017, and the remainder will vest on 7/1/2022. Receipt of the shares will continue to be deferred following vesting in most circumstances. Shares representing the Company’s obligation to Mr. Robo related to the award granted in 2006 are held in a grantor (rabbi) trust. Dividends are reinvested. In 2013, the trustee of the grantor trust acquired 2,058 shares (50% of which are vested) in respect of Mr. Robo’s 2006 award. In addition, in 2013, 1,326 deferred shares were added with respect to Mr. Robo’s 2012 award and 974 deferred shares (50% of which are vested) were added with respect to Mr. Dewhurst’s award upon the reinvestment of dividend equivalents.

(3)	Market value of the unvested deferred retirement awards is based on the closing price of NextEra Energy common stock on December 31, 2013 of $85.62.

(4)

Performance shares generally vest on the last day of the applicable performance period, with payouts determined by the Compensation Committee at its first regular meeting after the end of the year. Because the end of the performance period for the performance shares granted to each of the NEOs in 2011 was December 31, 2013, these performance shares are not included in Table 3: 2013 Outstanding Equity Awards at Fiscal Year End and are included in Table 4: 2013 Option Exercises and Stock Vested under columns (d) and (e), “Stock Awards—Number of Shares Acquired on Vesting” and “Stock Awards—Value Realized on Vesting,” and discussed in footnotes (1) and (2) to that table.

(5)

Mr. Robo’s outstanding performance shares at maximum payout level aggregated 235,402 shares with a market value on December 31, 2013 of $20,155,119. Of such shares, 20,682 performance shares at target were granted on February 17, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014), 44,939 performance shares at target were granted on March 16, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014, with vesting on 7/1/2015) and 52,080 performance shares at target were granted on February 15, 2013 (performance period beginning 1/1/2013 and ending 12/31/2015). The amount shown also includes

42,276 shares of performance-based restricted stock with a market value of $3,619,671 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/15/2013	2/15/2014	6,890
		2/15/2015	6,889
		2/15/2016	6,889
performance-based restricted stock	2/17/2012	2/15/2014	7,060
		2/15/2015	7,060
performance-based restricted stock	2/18/2011	2/15/2014	7,488

(6)

Mr. Dewhurst’s outstanding performance shares at maximum payout level aggregated 62,326 shares with a market value on December 31, 2013 of $5,336,352. Of such shares, 13,447 performance shares at target were granted on February 17, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014) and 17,716 performance shares at target were granted on February 15, 2013 (performance period beginning 1/1/2013 and ending 12/31/2015). The amount shown also includes 25,356 shares of performance-based restricted stock with a market value of $2,170,981 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/15/2013	2/15/2014	3,230
		2/15/2015	3,229
		2/15/2016	3,229
performance-based restricted stock	2/17/2012	2/15/2014	5,136
		2/15/2015	5,136
performance-based restricted stock	2/18/2011	2/15/2014	5,396

(7)

Mr. Nazar’s outstanding performance shares at maximum payout level aggregated 51,192 shares with a market value on December 31, 2013 of $4,383,059. Of such shares, 11,938 performance shares at target were granted on February 17, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014) and 13,658 performance shares at target were granted on February 15, 2013 (performance period beginning 1/1/2013 and ending 12/31/2015). The amount shown also includes 23,181 shares of performance-based restricted stock with a market value of $1,984,757 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/15/2013	2/15/2014	2,489
		2/15/2015	2,489
		2/15/2016	2,489
performance-based restricted stock	2/17/2012	2/15/2014	5,134
		2/15/2015	5,134
performance-based restricted stock	2/18/2011	2/15/2014	5,446

(8)

Mr. Pimentel’s outstanding performance shares at maximum payout level aggregated 44,220 shares with a market value on December 31, 2013 of $3,786,116. Of such shares, 9,711 performance shares at target were granted on February 17, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014) and 12,399 performance shares at target were granted on February 15, 2013 (performance period beginning 1/1/2013 and ending 12/31/2015). The amount shown also includes 18,339 shares of performance-based restricted stock with a market value of $1,570,185 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/15/2013	2/15/2014	2,259
		2/15/2015	2,260
		2/15/2016	2,260
performance-based restricted stock	2/17/2012	2/15/2014	3,826
		2/15/2015	3,826
performance-based restricted stock	2/18/2011	2/15/2014	3,908

(9)

Mr. Hay’s outstanding performance shares at maximum payout level aggregated 165,233 shares with a market value on December 31, 2013 of $14,147,249. Of such shares, 60,493 performance shares at target were granted on February 17, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014) and 44,247 performance shares at target were granted on February 15, 2013 (performance period beginning 1/1/2013 and ending 12/31/2015). The amount shown also includes 74,484 shares of performance-based restricted stock with a market value of $6,377,320 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/15/2013	2/15/2014	5,853
		2/15/2015	5,854
		2/15/2016	5,854
performance-based restricted stock	2/17/2012	2/15/2014	18,567
		2/15/2015	18,567
performance-based restricted stock	2/18/2011	2/15/2014	19,789

(10)	Market value is based on the closing price of NextEra Energy common stock of $85.62 on December 31, 2013.

Table 4: 2013 Option Exercises and Stock Vested

The following table provides information about the NEOs’ stock awards which vested in 2013. It is important to keep in mind the following when reviewing the table:

•

The “Number of Shares Acquired on Vesting” (column (d)) represents performance shares granted in 2011 for the performance period which ended in 2013, as well as performance-based restricted stock vesting in 2013 from grants made in prior years. The Compensation Committee looks at the value of these grants as of the date of grant, rather than as of the date of vesting, when making compensation determinations.

•	The “Value Realized on Vesting” (column (e)) represents the aggregate payout value of the vested performance shares and vested performance-based restricted stock.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting(1)(#) (d)	Value Realized on Vesting(2)($) (e)
James L. Robo	0	$0	57,929	$4,923,438
Moray P. Dewhurst	0	0	39,244	3,311,186
Manoochehr K. Nazar	0	0	36,932	3,095,213
Armando Pimentel, Jr.	0	0	27,777	2,340,961
Lewis Hay, III	0	0	163,539	13,983,218

(1)

Includes: for Mr. Robo, 23,091 shares of performance-based restricted stock and 34,838 performance shares; for Mr. Dewhurst, 16,808 shares of performance-based restricted stock and 22,436 performance shares; for Mr. Nazar, 16,824 shares of performance-based restricted stock and 20,108 performance shares; for Mr. Pimentel, 12,027 shares of performance-based restricted stock and 15,750 performance shares; and for Mr. Hay, 61,149 shares of performance-based restricted stock and 102,390 performance shares.

(2)

The aggregate dollar amount realized upon vesting of stock awards is calculated based on the number of shares of stock vested multiplied by the market price of the Company’s common stock on the vesting date. For Mr. Robo, $1,674,098 is attributable to vested performance-based restricted stock and $3,249,340 is attributable to performance shares. For Mr. Dewhurst, $1,218,580 is attributable to vested performance-based restricted stock and $2,092,606 is attributable to performance shares. For Mr. Nazar, $1,219,740 is attributable to vested performance-based restricted stock and $1,875,473 is attributable to performance shares. For Mr. Pimentel, $871,958 is attributable to vested performance-based restricted stock and $1,469,003 is attributable to performance shares. For Mr. Hay, $4,433,303 is attributable to vested performance-based restricted stock and $9,549,915 is attributable to performance shares.

Table 5: Pension Benefits

The table and description below provide information about the NEOs’ pension benefits. It is important to keep in mind that the “Present Value of Accumulated Benefit” (column (d)) listed for the SERP includes the present value of such benefits in the defined benefit portion of the SERP only, and that disclosure of information related to the defined contribution portion of the SERP can be found in the next table, Table 6: Nonqualified Deferred Compensation.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
James L. Robo(2)	NextEra Energy, Inc. Employee Pension Plan	12	$179,843	$0
	SERP(1)	12	1,951,848	0
Moray P. Dewhurst(3)	NextEra Energy, Inc. Employee Pension Plan	11	191,589	0
	SERP(1)	11	1,039,735	31,263
Manoochehr K. Nazar(2)	NextEra Energy, Inc. Employee Pension Plan	6	81,514	0
	SERP(1)	6	1,204,857	0
Armando Pimentel, Jr.(2)	NextEra Energy, Inc. Employee Pension Plan	6	76,050	0
	SERP(1)	6	1,176,293	0
Lewis Hay, III(4)	NextEra Energy, Inc. Employee Pension Plan	14	256,122	0
	SERP(1)	14	23,114,483	0

(1)

NextEra Energy’s nonqualified SERP provides both defined benefit and defined contribution benefits. See Additional Disclosure Related to Pension Benefits Table, below. The defined benefit portion of the SERP is shown in this table, while amounts attributable to the defined contribution portion of the SERP are included in Table 1a: Summary Compensation Table under column (i), “All Other Compensation” (amounts for which are detailed in Table 1b: 2013 Supplemental All Other Compensation), and are also reported in Table 6: Nonqualified Deferred Compensation under columns (c), (d) and (f).

(2)

For Messrs. Robo, Nazar and Pimentel, the amounts shown are their respective accrued pension benefits as of December 31, 2013, which are equal to their respective cash balance account values in the tax qualified employee pension plan and in the SERP at December 31, 2013. Messrs. Robo, Nazar and Pimentel are fully vested in both plans. Each NEO is entitled to his fully vested accrued account balances upon termination of employment.

(3)

For Mr. Dewhurst, the amounts shown are his accrued pension benefits as of December 31, 2013, which are equal to his cash balance account balance in the tax qualified employee pension plan, the cash balance account balance earned in the SERP subsequent to his resumption of employment with the Company in 2009, and the present value at December 31, 2013 of the $2,605 monthly single life annuity benefit that Mr. Dewhurst commenced on December 1, 2008 from the SERP. (This monthly life annuity benefit continued upon Mr. Dewhurst’s resumption of employment in 2009.) The following assumptions were used for determining the present value as of December 31, 2013 of these SERP annuity payments: discount rate of 4.40% and the 2014 PPA annuitant mortality table for males with generational improvements assumed. Mr. Dewhurst is fully vested in these benefits. As of August 17, 2009, the date on which he resumed employment, Mr. Dewhurst had not commenced distributions from the tax qualified employee pension plan and, as an active employee, he cannot commence such distributions.

(4)

For Mr. Hay, the amounts shown are based on estimates of his accrued benefit in the specified plans as of December 31, 2013 that are payable at normal retirement age as defined in the employee pension plan and in his individual SERP, which is age 65. These estimates are based on the number of years of credited service shown in the table and on Mr. Hay’s current covered compensation. After calculating the accrued benefit at December 31, 2013 in the form of an annuity payable at age 65, the annuity value is converted to a lump sum value payable at age 65. These calculations were performed using assumptions consistent with those used by NextEra Energy to calculate the expense under applicable accounting guidance for Mr. Hay’s individual SERP. The specific interest rates and other assumptions used to estimate these amounts are as follows: (1) the discount rate on December 31, 2013 was 4.40%; (2) lump sum amount was calculated using the 2014 PPA lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2013 lookback) of 1.36%, 4.60% and 5.58% and the PPA 2014 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (3) assumed retirement age is 65 and no pre-retirement decrements are assumed. Mr. Hay is fully vested in these benefits.

Additional Disclosure Related to Pension Benefits Table

NextEra Energy maintains two non-contributory defined benefit retirement plans: a tax-qualified employee pension plan and a non-qualified SERP.

Employee Pension Plan

NextEra Energy’s tax-qualified employee pension plan is a cash balance plan in which credits to each active, full-time employee’s account are determined as a percentage of his or her monthly covered earnings, with “basic crediting” of 4.5% until the fifth anniversary of employment, and 6% thereafter. Covered earnings for each NEO are limited to base salary and do not include annual incentive compensation, long term incentive compensation or any other compensation included in Table 1a: Summary Compensation Table. Each employee’s cash balance account is also credited quarterly with interest at an annual rate that is equal to the average yield on one-year Treasury Constant Maturities for the 12 months ending September 30 of the preceding calendar year. The interest crediting rate is subject to a 4% minimum and 14% maximum. For 2013, the interest crediting rate was 4%. Benefits under the cash balance formula are not reduced for employer contributions to Social Security or other offset amounts.

Under the qualified employee pension plan, benefits are cliff-vested after three full years of service and employees may become fully vested if they are participants in the qualified plan at a time when the Company decides to transfer a portion of pension plan assets to fund retiree medical benefits. All NEOs are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment, and certain annuity forms of payment are also available to most employees, including the NEOs.

SERP

For the reasons described in Compensation Discussion & Analysis, NextEra Energy maintains an unfunded SERP for its executive officers, including the NEOs. For NEOs who became SERP participants on or after April 1, 1997 (when the qualified employee pension plan was converted to a cash balance plan), except for Mr. Hay, the SERP’s defined benefit formula provides two times the normal cash balance crediting rate of the qualified employee pension plan (“double basic credits”). The normal cash balance crediting rate is 4.5% prior to five years of service, and 6% thereafter. Double the basic crediting rate is therefore 9% and 12%, respectively. Benefits for Messrs. Robo, Dewhurst, Nazar and Pimentel are calculated in this manner. In order to offset the benefits that Mr. Nazar forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Nazar received an opening SERP cash balance account balance of $300,000. Similarly, in order to offset the significant benefits that Mr. Pimentel forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Pimentel received an opening SERP cash balance account balance of $150,000, and an additional $150,000 on each of his first and second anniversaries with the Company.

As described in Compensation Discussion & Analysis, in 2002 NextEra Energy entered into an agreement with Mr. Hay to provide a supplemental defined benefit retirement benefit. Under this agreement, the Company would provide a benefit equal to 65% of Mr. Hay’s “final average pay,” which is his highest average annual compensation (annual salary plus annual incentive award) for either (1) his final three years of employment or (2) the three years preceding his final year of employment. Upon Mr. Hay’s retirement from the Company, his supplemental defined benefit retirement benefit was determined as an amount equal to the average of his annual salaries plus annual incentive awards paid during 2011, 2012 and 2013, multiplied by a reduced percentage because Mr. Hay was in the Company’s employ for less than fifteen years, and also reduced on an actuarial basis as a result of Mr. Hay’s commencing his benefit prior to age 65. This reduced supplemental benefit, calculated as a joint and 50% survivor annuity, was further reduced by the actuarial equivalent value of the benefits to which Mr. Hay is entitled to under the qualified employee pension plan and the defined benefit portion of the SERP. In accordance with Internal Revenue Code Section 409A, the supplemental benefit that Mr. Hay will receive will be divided into two parts: benefits accrued prior to 2005 and those accrued after 2004.

SERP benefits are cliff-vested after five full years of service and all named executives were fully vested as of December 31, 2013. All vested participants are eligible for lump sum payment of benefits following termination of employment (subject to timing restrictions imposed by section 409A of the Code), or may elect certain annuity forms of payment.

Table 6: Nonqualified Deferred Compensation

The table and description below provide information about the NEOs’ nonqualified deferred compensation. It is important to keep in mind the following when reviewing the table:

•

The amounts shown under the heading “Aggregate Earnings in Last FY” (column (d)) represent earnings in the Deferred Compensation Plan, in the defined contribution portion of the SERP and, for Messrs. Robo and Dewhurst, on the vested portion of deferred retirement awards under the LTIP.

•

The amounts shown under the heading “Aggregate Withdrawals/Distributions” (column (e)) represent withdrawals/distributions from the Deferred Compensation Plan and the defined contribution portion of the SERP.

•

The amounts shown under the heading “Aggregate Balance at Last FYE” (column (f)) represent balances in the Deferred Compensation Plan and in the defined contribution portion of the SERP and, for Messrs. Robo and Dewhurst, the vested balance of deferred retirement awards.

Name(a)	Executive Contributions in Last FY(1)($) (b)	Registrant Contributions in Last FY(2)($) (c)	Aggregate Earnings in Last FY(3)($) (d)	Aggregate Withdrawals/ Distributions($) (e)		Aggregate Balance at Last FYE(5)($) (f)
James L. Robo	$0	$121,258	$900,511	$0		$4,201,068
Moray P. Dewhurst	0	61,794	344,258	75,587	(4)	1,562,544
Manoochehr K. Nazar	0	68,974	248,361	0		1,755,637
Armando Pimentel, Jr.	0	62,513	81,148	0		407,611
Lewis Hay, III	0	179,679	5,072,914	0		33,517,066

(1)	The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (up to 100%). None of the NEOs elected to defer 2013 compensation.

(2)

The SERP includes a defined contribution component which provides a match on NEOs’ base and annual incentive earnings above the IRS limit, which was $255,000 for 2013. The 4.75% match is the same as the match opportunity provided to participants in the Company’s 401(k) plan. As with the 401(k) plan, crediting of matching contributions under the defined contribution component of the SERP is in the form of stock (specifically, phantom NextEra Energy common stock). All amounts shown in this column are also included in Table 1a: Summary Compensation Table in column (i), “All Other Compensation” (amounts for which are detailed in Table 1b: 2013 Supplemental All Other Compensation).

(3)

Earnings include the sum of each participant’s annual earnings (which includes, among other things, stock price appreciation on stock-based deferred compensation) in the Deferred Compensation Plan and in the defined contribution portion of the SERP and, for Messrs. Robo and Dewhurst, on deferred retirement awards. Deferred Compensation Plan earnings were as follows: Mr. Dewhurst $13,707; Mr. Nazar $141,876; and Mr. Hay $4,259,258. Messrs. Robo and Pimentel have not deferred any compensation under this plan. Earnings for the defined contribution component of the SERP were as follows: Mr. Robo $313,245; Mr. Dewhurst $51,983; Mr. Nazar $106,485; Mr. Pimentel $81,148; and Mr. Hay $813,656. Earnings for the deferred retirement awards for Messrs. Robo and Dewhurst were $587,266 and $278,568, comprised of reinvested dividends and the increase in value of the underlying stock. None of these amounts are included in Table 1a: Summary Compensation Table, since no above-market interest was credited in 2013.

(4)

As a result of his May 2008 retirement (following which Mr. Dewhurst returned to service in mid-2009), during 2013 Mr. Dewhurst received the indicated distributions from the Deferred Compensation Plan.

(5)

Deferred Compensation Plan accounts include fully vested and earned compensation, plus earnings. The Company views deferred compensation as a vehicle for retirement planning, rather than as a means of providing additional compensation. As of December 31, 2013, Deferred Compensation Plan balances were as follows: Mr. Dewhurst $14,177 (all of which was previously reported as compensation in prior Summary Compensation Tables for years prior to 2013); Mr. Nazar $1,227,373; and Mr. Hay $29,659,055 (of which $14,261,237 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2013). Messrs. Robo and Pimentel have not deferred any cash compensation or performance shares and therefore have no balances in the Deferred Compensation Plan. Balances for the defined contribution component of the SERP were as follows: Mr. Robo $1,512,086 (of which $699,372 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2013); Mr. Dewhurst $272,287 (of which $126,733 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2013); Mr. Nazar $528,264 (of which $117,824 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2013); Mr. Pimentel $407,611 (of which $197,935 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2013); and Mr. Hay $3,858,011 (of which $1,612,316 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2013). The balances of the vested portion of the deferred retirement awards for Messrs. Robo and Dewhurst were $2,688,982 and $1,276,080, respectively.

Additional Disclosure Related to Nonqualified Deferred Compensation Table

Cash deferral elections under the Deferred Compensation Plan must be made prior to the period in which the cash is earned and can range, in whole percentages, from 1% to 100% of a participant’s base salary and/or annual incentive award. Equity deferral elections must be made by December 31 of the year preceding the beginning of the applicable performance period, and participants electing to defer performance shares may defer all or a portion of the payout amount. Deferred Compensation Plan earnings are not guaranteed by the Company.

The Company’s contributions to the SERP for each NEO are also considered deferred compensation. The contributions and earnings in Table 6: Nonqualified Deferred Compensation include those from the nonqualified defined contribution portion of the SERP. Distributions are in the form of lump sum payments, which may be subject to a six month delay following termination of employment in compliance with Code section 409A.

Earnings in 2013 from previous deferrals of cash compensation came from phantom investments in the following investment vehicles, which mirror the funds available to participants in the Company’s 401(k) plan:

Fund	2013 Return
BlackRock MSCI All Country World Ex-U.S Index Fund—Class C	14.56%
BlackRock Equity Index Fund—Class C	32.42%
BlackRock Russell 3000 Value Index Fund—Class C	33.47%
BlackRock U.S. Debt Index Fund—Class C	-1.96%
Cohen & Steers Institutional Realty Shares	3.46%
Eaton Vance Floating Rate and High Income Fund(1)	5.23%
Equity Income Fund by T. Rowe Price	30.18%
Fidelity Low-Priced Stock Fund—Class K	34.45%
Fisher Investments Emerging Markets Fund(2)	-0.49%
JP Morgan U.S. Government Money Market Fund—Capital Shares	0.01%
Large Cap Growth Fund managed by T. Rowe Price	44.82%
Legg Mason Value Equity Collective Trust	37.37%
NextEra Energy Stock Fund	27.69%
NextEra Managed Income Fund	1.53%
PIMCO Diversified Real Asset Trust	-5.56%
PIMCO Total Return Bond Strategy	-1.78%
Royce Premier Fund—Institutional Class	27.85%
Small-Mid Cap Growth by Delaware Investments	40.94%
Thornburg International Equity Fund	16.13%
Vanguard PRIMECAP Core Fund—Investor Shares	36.14%
Vanguard Target Retirement 2015 Trust II	13.07%
Vanguard Target Retirement 2025 Trust II	18.23%
Vanguard Target Retirement 2035 Trust II	22.93%
Vanguard Target Retirement 2045 Trust II	24.43%
Vanguard Target Retirement 2055 Trust II(1)	24.34%
Vanguard Target Retirement Income Trust II	5.82%

(1)	Investment option became available on August 27, 2013; returns are for the period January 1, 2013 through December 31, 2013.

(2)	Investment option became available on August 27, 2013; returns are for the period May 1, 2013 through December 31, 2013.

Interest at 120% of the applicable long-term federal rate, which is based on the average market yield on outstanding marketable obligations of the United States with remaining periods to maturity of 3 years or less, was credited quarterly in 2013 (at 2.86% on March 31, 2013, 3.16% on June 30, 2013, 2.93% on September 30, 2013 and 3.88% on December 31, 2013) on dividends accrued in deferred performance share accounts.

Potential Payments Upon Termination or Change in Control

For the reasons discussed in Compensation Discussion & Analysis, NextEra Energy has entered into the Retention Agreements and the Hay Agreement, which commit the Company to make payments to NEOs under special circumstances. Generally, these are changes in corporate control of the Company and termination of the NEO’s employment.

This section describes the circumstances that would trigger such payments and quantifies the estimated amount of such payments in those circumstances. In accordance with SEC instructions, the quantitative disclosures in this section assume that the triggering event took place on December 31, 2013. In fact, no change in control of the Company occurred on that date, and no NEO’s employment terminated on that date (although Mr. Hay was no longer an executive officer of the Company after that date). If a triggering event were to occur in the future, actual payments would likely be different from those presented here based on various factors, including the NextEra Energy common stock price at such time.

Consistent with SEC instructions, the amounts shown in the tables exclude obligations due from the Company to the NEO following a triggering event for (1) any earned but unpaid base salary, annual incentive compensation and long term incentive compensation through the date of termination; (2) vested benefits under the employee pension and 401(k) plan and all other benefit plans in accordance with their terms and conditions; (3) accrued vacation pay; (4) reimbursement of reasonable business expenses incurred prior to the date of termination; and (5) any other compensation or benefits to which the NEO may be entitled under and in accordance with the Company’s generally applicable non-discriminatory plans or employee benefit programs, including the retiree medical plan. Furthermore, all payments shown in the tables exclude the obligations of the Company to the NEO for vested benefits under the SERP, the Deferred Compensation Plan and the vested portions of Messrs. Robo’s and Dewhurst’s deferred retirement awards. See Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation for the values of accumulated SERP and Deferred Compensation Plan benefits, and Messrs. Robo’s and Dewhurst’s vested deferred retirement awards, at December 31, 2013.

Potential Payments Under Retention Agreements

Each NEO (other than, after December 31, 2013, Mr. Hay, who retired from his position as executive chairman on December 13, 2013 and was no longer an executive officer of the Company after December 31, 2013) is a party to a Retention Agreement with the Company. These agreements are all substantially equivalent and generally provide for certain protections and benefits to the NEO in the event of a change in control of the Company, in exchange for the NEO’s continued full-time commitment to the interests of the Company during a transition period of three years following a change in control (two years in the case of Mr. Nazar). The NEOs also undertake confidentiality commitments requiring them to hold in a fiduciary capacity all secret or confidential information relating to the Company and, under most circumstances, not to divulge any such information either during or after the period of employment.

These agreements are complex legal documents with terms and conditions having precise meanings, which are designed to address a multitude of possible but currently hypothetical situations. It is not possible to reduce them to simple explanations without some loss of precision. The following discussion covers only some of the more likely circumstances which could cause them to become effective, and the possible consequences.

Each Retention Agreement provides for a mutual commitment to the NEO’s continued employment for a period of three years (two years in the case of Mr. Nazar) following a change in control of the Company. In this situation, the NEO generally will receive the accelerated payout or vesting of previously granted equity-based awards that the NEO would otherwise have received in the normal course of business had the change in control not occurred, assuming continued employment. This acceleration of equity awards is not limited to the NEOs, but generally will also occur for all officers and employees who hold such equity awards.

Tables 7a and 7b set forth the details of the estimated payments that would have been made to the NEOs (on December 31, 2013 and December 31, 2014, respectively) had a change in control actually occurred at the close of business on December 31, 2013, assuming each of the NEOs continued in employment throughout 2014. Effective March 16, 2012, in connection with his transition to the role of executive chairman and the Company’s agreement that his retirement would be an “approved early retirement” under the Hay Agreement, Mr. Hay waived his right to receive, among other items, any change in control payment or benefits under his Retention Agreement, so, in accordance with that waiver, no amounts would have been payable to him had a change in control occurred on December 31, 2013. Therefore, Mr. Hay is not included in Tables 7a, 7b and 8.

Table 7a: Potential Compensation to Named Executives Upon Change in Control(1)

	James L. Robo	Moray P. Dewhurst	Manoochehr K. Nazar	Armando Pimentel, Jr
Long-Term Incentive Awards:
1st 50% of Performance Share Awards(2)	$7,759,790	$2,094,590	$1,654,600	$1,476,720
Restricted Stock Awards(3)	3,619,670	2,170,980	1,984,760	1,570,190
Stock Option Awards(4)	3,735,500	2,431,110	969,900	1,531,160
Total:	15,114,960	6,696,680	4,609,260	4,578,070

(1)	All amounts in the table assume change in control triggering event occurred at the close of business on December 31, 2013.

(2)

Upon a change in control, 50% of all outstanding performance share awards vest and are payable at the greater of target or the average of the actual performance factors used to determine payout of performance share awards which vested over the three years prior to the year in which the change in control occurred. Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2013 of $85.62 and performance factors are calculated based on actual performance for the three completed three-year performance periods preceding the year in which the change in control occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2014 and December 31, 2015. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2016.

(3)

Upon a change in control, all outstanding performance-based restricted stock awards vest. Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2013 of $85.62. The award agreements pursuant to which Messrs. Robo and Dewhurst were awarded deferred retirement awards (see the discussion following Table 2: 2013 Grants of Plan-Based Awards for the material terms of such awards) contain change in control provisions which supersede the provisions of the Retention Agreement for those awards only. Upon a change in control, absent termination of employment, the deferred retirement awards do not vest.

(4)

Upon a change in control, all outstanding stock option awards vest. Amounts shown reflect the in-the-money values of accelerated stock options based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 31, 2013 of $85.62.

Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control(1)

	James L. Robo	Moray P. Dewhurst	Manoochehr K. Nazar	Armando Pimentel, Jr.
2nd 50% of Performance Share Awards(2)	$7,759,650	$2,094,450	$1,654,600	$1,476,450

(1)

All amounts in the table assume change in control triggering event occurred at the close of business on December 31, 2013 and the same $85.62 stock price on the one-year anniversary of the change in control.

(2)

Each NEO is entitled to receive the remaining 50% of his outstanding performance share awards on the first anniversary of the change in control if he has remained employed by the Company or an affiliate through such date, or upon an earlier termination of employment by the Company (except for death, disability or cause (which generally means repeated willful violations of the NEO’s duties under his Retention Agreement or a felony conviction involving an act at the Company’s expense)) or by the named executive for “good reason” (which generally includes the assignment of duties and responsibilities that are materially inconsistent with those in effect during the 90-day period immediately preceding the change in control, material decreases in compensation or benefits after the change in control, or change in job location of more than 20 miles). Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2013 of $85.62 and performance factors are calculated based on actual performance for the three completed three-year performance periods preceding the year in which the change in control occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2014 and December 31, 2015. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2016. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control .

Under the Retention Agreements, the Company commits to continuing to employ the NEO with employment terms and compensation opportunity broadly consistent with his situation prior to the triggering of the terms of the agreement. The Company also provides certain protections in the event of termination of the NEO’s employment during the three-year transition period (two-year period in the case of Mr. Nazar) following the change in control. The amounts shown in Tables 7a and 7b simply represent the accelerated payment of compensation that the NEOs would otherwise have received over time absent a change in control, assuming continued employment. The employment protection amounts represent additional payments and are intended both to compensate the NEO for the lost opportunity of continued employment and to encourage the new leadership of the post-change-in-control entity to evaluate carefully the desirability of terminating the NEO’s employment as opposed to seeking an appropriate role for the NEO in the new entity.

Materially, the Retention Agreements are designed to provide the NEOs with economic value in the event of termination equivalent to three years’ (two years in the case of Mr. Nazar) worth of foregone base salary, annual incentive compensation and incremental retirement contributions. In addition, if termination by the Company for reasons other than death, disability or cause, or by the NEO for good reason, were to occur prior to the first anniversary of the change in control, the acceleration of the then-outstanding performance shares, as shown in Table 7b, would also occur. Because of this intent, the NEOs’ agreements in effect as of December 31, 2013, except for Messrs. Dewhurst’s and Nazar’s, provide for the additional payment by the Company of any excise tax imposed by section 4999 of the Code. However, if the total value of all payments due (calculated as required under section 280G of the Code) does not exceed 110% of the “safe harbor amount” under section 280G, or 2.99 times the NEO’s five-year average W-2 earnings, then no gross-up payment will be made to the NEO and the amounts payable under the Retention Agreement will be reduced to the “safe harbor amount.” In accordance with the Company’s Excise Tax Gross-Up Policy, which generally precludes the inclusion of excise tax gross-up provisions in Retention Agreements entered into, or materially modified, after December 2009, Messrs. Dewhurst’s and Nazar’s Retention Agreements do not include excise tax gross-up provisions. The NEO remains responsible for normal federal, state and local tax liability on the underlying economic value transferred.

If a change in control had occurred on December 31, 2013 and if any or all of Messrs. Robo, Dewhurst, Nazar or Pimentel’s employment had been terminated on that date, the Company estimates that the amounts shown in Table 8 would have become payable, in addition to the payments set forth above in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. As described above, no amounts would have been payable to Mr. Hay.

Table 8: Potential Post-Employment Compensation to Named Executives Upon Termination Without Cause or for Good Reason Following Change in Control(1)

	James L. Robo	Moray P. Dewhurst	Manoochehr K. Nazar	Armando Pimentel, Jr.
Cash Severance(2)	$8,424,750	$4,423,250	$3,310,870	$4,581,090
Deferred Retirement Awards(3)	4,078,590	1,020,850	0	0
Incremental Increase in Nonqualified SERP(4)	2,084,430	942,360	742,260	1,054,440
Continued Participation in Active Employee Welfare Benefits(5)	181,750	121,060	76,740	116,040
Continued Participation in Certain Perquisites Programs(6)	125,640	147,860	109,450	168,300
Certain Limited Outplacement and Relocation Allowances(7)	53,500	53,500	53,500	53,500
Code Section 280G Gross-up (Cutback)(8)	12,891,190	0	0	4,267,670
Total:	27,839,850	6,708,880	4,292,820	10,241,040

(1)

All amounts in the table assume change in control triggering event and termination of employment occurred simultaneously at the close of business on December 31, 2013. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. Cause and good reason are defined in footnote 2 to Table 7b.

(2)

The amount shown represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of section 409A of the Code) equal to three times (two in the case of Mr. Nazar) the sum of the NEO’s annual base salary plus his annual incentive. The annual incentive is equal to the higher of target annual incentive in the year of termination or the average percentage of the NEO’s annual incentive divided by his base salary for each of the three years prior to the year in which the change in control occurred. Since all annual incentive compensation for 2013 was earned on December 31, 2013, no prorated amounts of 2013 annual incentive compensation are included.

(3)

Under Messrs. Robo’s and Dewhurst’s deferred retirement awards (see the discussion below Table 2: 2013 Grants of Plan-Based Awards for the material terms of such awards), if Messrs. Robo and Dewhurst were discharged without cause or resigned for good reason upon or after a change in control, then a portion of their outstanding unvested deferred retirement awards (including reinvested dividends) would vest according to schedules contained in the award agreements. If such termination had occurred on December 31, 2013 under these circumstances, the vesting percentages would have been 100% for the deferred retirement award granted to Mr. Robo in 2006 (including the portion which had already vested, the value of which is excluded from the table) and 40% for the deferred retirement award granted to Mr. Robo in 2012, and 80% for Mr. Dewhurst (including the portion which had already vested, the value of which is excluded from the table). Amounts shown are based on the closing NextEra Energy common stock price on December 31, 2013 of $85.62.

(4)

The amount shown represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of Code section 409A) equal to the incremental increase in value of the NEO’s nonqualified SERP benefits under the defined benefit and defined contribution formulas if the NEO had continued employment for three years (or, for Mr. Nazar, two years) from the date of termination, and assuming the NEO received the annual compensation increases required under the Retention Agreement for the three or two year employment period.

(5)

The Retention Agreements provide for continued coverage under all employee benefit plans for three years (two in the case of Mr. Nazar). Welfare plans include the broad-based employee medical plan, the broad-based employee dental plan, short and long-term disability insurance, and the broad-based employee life insurance plan. Amounts shown represent three-year employer costs (two years in the case of Mr. Nazar), based on December 31, 2013 rates (plus, for employee medical and dental coverage, projected annual cost increases of 8% and 5%, respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the severance period. These amounts assume no offsets for benefits provided by a subsequent employer. The amount set forth on this line is also payable to the NEO or his beneficiaries if the NEO dies or becomes disabled during the employment period following a change in control.

(6)

The Retention Agreements provide for continued participation in certain other benefits and perquisites for three years (two in the case of Mr. Nazar). Amounts shown include: social club memberships; participation in the executive vehicle program; personal financial planning, accounting and legal services; personal communication and computer equipment; home security, including monitoring and maintenance; and personal excess liability insurance. The Retention Agreements do not provide for use of Company-owned aircraft. The amount shown for each NEO represents the Company’s approximate three-year costs (two-year costs in the case of Mr. Nazar) for providing such perquisites to the NEO, based on 2013 and prior years’ actual costs.

(7)

Includes an aggregate cost per NEO of $28,500 for outplacement services, fees for legal or accounting advice related to tax treatment of certain payments under the Retention Agreements, and reimbursement for miscellaneous relocation expenses incurred by the NEO in pursuing other business opportunities which are not reimbursed by another employer. Such reimbursements are required under the Retention Agreements.

(8)

The amount shown for each of Mr. Robo and Mr. Pimentel is the aggregate estimated gross-up payment due under their respective Retention Agreements for the excise taxes imposed on amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control, as well as for the excise taxes imposed on amounts shown in this table in the rows above. Messrs. Dewhurst’s and Nazar’s Retention Agreements do not provide for excise tax gross-ups. With the exception of a portion of accelerated stock option awards, the aggregate change in control-related compensation and benefit amount in excess of the NEO’s “base amount” is considered an “excess parachute payment” and is subject to an excise tax under section 4999 of the Code. In circumstances where the NEO is entitled to receive from the Company a lump sum cash gross-up payment, the payment would be in an amount such that the net gross-up payment (after federal, state, and local income and excise taxes, and any penalties and interest are paid) is equal to the Code section 4999 excise tax. The 2013 annual incentive award and the performance share award for the performance period ended December 31, 2013 (payout values for which are included in Table 1a: Summary Compensation Table and in Table 4: 2013 Option Exercises and Stock Vested, respectively) were fully earned as of the assumed change in control date and are therefore not part of the “excess parachute payment” amount or the estimated gross-up amount.

Each Retention Agreement provides that a change in control occurs upon any of the following events:

(1)

the acquisition by any individual, entity, or group of 20% or more of either NextEra Energy’s common stock or the combined voting power of NextEra Energy, other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control; or

(2)

the incumbent directors of NextEra Energy ceasing, for any reason, to constitute a majority of the Board, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies); or

(3)

there is consummated a merger, sale of assets, reorganization or other business combination of NextEra Energy or any subsidiary with respect to which (a) the voting securities of NextEra Energy outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 55% (60% for Mr. Robo) of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (b) members of the Board constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity; or

(4)	the shareholders approve the liquidation or dissolution of NextEra Energy.

In addition, the Retention Agreements extend the NEOs’ protection to certain potential change in control situations, which are:

(1)	the announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change in control; or

(2)

the acquisition by any individual, entity, or group of 15% or more of either NextEra Energy common stock or the combined voting power of NextEra Energy, other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control.

No accelerated or incremental payments are triggered by a potential change in control, but the NEO is protected for a three-year (two-year in the case of Mr. Nazar) employment period. In addition, if an agreement is entered into providing for the merger, sale of assets, reorganization or other business combination of NextEra Energy as set forth above, and such merger, sale of assets, reorganization or other business combination is approved by the shareholders of NextEra Energy but thereafter does not become effective, Mr. Robo will be entitled to a cash retention payment in an amount equal to one-half of the sum of his then-current annual base salary plus his annual incentive compensation under the Annual Incentive Plan, payable within 30 days after termination of the transaction.

Potential Payments Under the Severance Plan

The Severance Plan provides for the payment of severance benefits to the NEOs (other than Mr. Hay, who was not eligible to participate in the Severance Plan) and to certain other senior executives, if their employment is involuntarily terminated other than for Cause, as defined below (and other than in a termination governed by the terms of the Retention Agreements). See Compensation Discussion & Analysis for a discussion of the purpose of the Severance Plan.

The Severance Plan provides severance benefits following involuntary termination other than for Cause in exchange for entry into a release of claims against the Company and an agreement (the “Non-Competition Agreement”) to adhere to certain non-competition and related covenants protective of the Company. Following a covered involuntary termination and the execution of the release and the Non-Competition Agreement, the NEO would receive a cash payment equal to two times his annual base salary plus two times his target annual incentive compensation for the year of termination, payable in two equal annual installments. In addition, the NEO’s outstanding equity and equity-based awards would vest pro rata, and become payable at the end of any applicable performance periods, subject to the attainment by the Company of the specified performance objectives. The NEO also would receive certain ancillary benefits, including outplacement assistance or payment in an amount equal to the value of the outplacement assistance. Amounts payable under the Severance Plan are subject to a cap equal to six times the average of the NEO’s last three years’ base salary plus annual incentive.

If any or all of Messrs. Robo, Dewhurst, Nazar or Pimentel’s employment had been involuntarily terminated on December 31, 2013 in circumstances triggering the Company’s obligations under the Severance Plan, the Company estimates that the amounts shown in Table 9 below would have become payable.

Table 9: Potential Post-Employment Compensation Upon Termination Qualifying for Payments Under the Severance Plan(1)

	James L. Robo	Moray P. Dewhurst	Manoochehr K. Nazar	Armando Pimentel, Jr.
Cash Severance(2)	$4,700,000	$2,320,840	$2,642,480	$2,392,580
Long-Term Incentive Awards:
Performance Share Awards(3)	5,233,694	1,273,426	1,071,449	908,343
Restricted Stock Awards(4)	2,504,214	1,572,668	1,474,719	1,142,085
Stock Option Awards(5)	2,812,071	1,847,582	662,981	1,148,464
Deferred Retirement Awards(6)	2,993,190	712,958	0	0
Certain Limited Outplacement and Other Perquisites(7)	35,000	35,000	35,000	35,000
Cutback Under Plan Benefit Cap	(5,379,739)	0	0	0
Total:	12,848,430(8)	7,762,474	5,886,629	5,626,472

(1)	All amounts in the table assume a qualifying involuntary termination occurred at the close of business on December 31, 2013.

(2)	The amount shown represents the value of a cash lump sum payment equal to two times the sum of the NEO’s annual base salary plus his target annual incentive in effect on December 31, 2013.

(3)

Upon a qualifying involuntary termination, a pro-rata portion of outstanding performance share awards would continue to vest, and would be paid based on the Company’s actual level of achievement of the performance objectives at the conclusion of the performance period. Amounts shown include the value of the performance shares awarded for the three-year performance periods ending December 31, 2014 and December 31, 2015, respectively, based on a closing NextEra Energy common stock price on December 31, 2013 of $85.62. As the actual level of achievement of the performance objectives at the conclusion of the performance periods ending December 31, 2014 and December 31, 2015, respectively, would not have been known upon a hypothetical qualifying involuntary termination on December 31, 2013, amounts shown assume target, or 100%, performance. Actual payouts would be between 0% and 200% of target.

(4)

Upon a qualifying involuntary termination, a pro-rata portion of outstanding performance-based restricted stock awards would continue to vest, subject to the attainment of the applicable performance objective. Amounts shown assume the attainment of the performance objective and are based on the closing NextEra Energy common stock price on December 31, 2013 of $85.62.

(5)

Upon a qualifying involuntary termination, outstanding stock option awards would vest on a pro-rata basis. Amounts shown reflect the in-the-money values of the stock options that would vest, based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 31, 2013 of $85.62.

(6)

Upon a qualifying involuntary termination, outstanding unvested deferred retirement awards granted to Messrs. Robo and Dewhurst would vest on a pro-rata basis. Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2013 of $85.62.

(7)	Includes a maximum cost per NEO of $25,000 for providing outplacement services, plus the cost of financial planning, legal or accounting services.

(8)

The total value of severance paid to each NEO is subject to a cap equal to six times the average of such NEO’s last three years’ base salary plus annual incentive. Based on a qualifying involuntary termination on December 31, 2013, the estimated total severance that would be payable to Mr. Robo would be reduced to the amount indicated, which is the maximum capped amount.

Under the Severance Plan, an involuntary termination is defined as any of the following:

(1)	participant’s termination by the Company or an affiliate without Cause (as described further below) and other than as a result of death or disability; or

(2)	participant’s resignation after the occurrence of one or more of the following without the participant’s consent:

(i)

the Company’s material breach of a material provision of the Severance Plan or the Company’s or an affiliate’s material breach of a material provision of any other agreement between the participant and the Company or such affiliate;

(ii)	a relocation of participant’s principal place of employment by more than 90 miles; or

(iii)

a material, adverse change in participant’s title, authority, duties or responsibilities with the Company or an affiliate, or any reduction in the participant’s annual base salary or annual target cash incentive opportunity.

Cause is generally defined under the Severance Plan as any of the following:

(1)

repeated violations by participant of participant’s obligations to the Company or an affiliate that are willful and deliberate, which are committed in bad faith or without reasonable belief that the violations are in the Company’s or an affiliate’s best interests and that are not remedied within a reasonable period of time after participant’s receipt of written notice; or

(2)	the participant’s conviction of a felony.

The NEOs are required to comply with certain protective covenants, including two-year non-compete and non-solicitation provisions, in order to receive payments under the Severance Plan. Any severance payments would be subject to repayment and/or forfeiture if any of the protective covenants are violated.

Payments Under the Hay Agreement

The Hay Agreement, among other things, committed the Company to make certain payments to Mr. Hay following his termination of employment under particular circumstances. As previously described, Mr. Hay retired from his position as executive chairman and as a director of the Company on December 13, 2013, and ceased to be an executive officer of the Company at the close of business on December 31, 2013. His retirement was deemed to be an “approved early retirement” for all purposes under the Hay Agreement and Mr. Hay’s equity award agreements. Under the Hay Agreement, as a result of Mr. Hay’s “approved early retirement,” Mr. Hay’s outstanding unvested stock options vested immediately, and Mr. Hay’s performance share awards and performance-based restricted stock awards continue to vest, subject to the achievement of applicable performance goals, on the schedules set forth in his award agreements.

Because Mr. Hay retired, he was not eligible to receive compensation under the Hay Agreement based on termination of service for any other reason. Had he terminated service as an executive officer on

December 31, 2013 (1) due to death, disability or a retirement that was not an “approved early retirement” (a “DDR Termination”), or (2) in a “without cause” or “for good reason” termination (a “GR Termination”), neither of which occurred, he would have been entitled under the Hay Agreement to receive equity vesting valued at approximately $15,118,890 in respect of a DDR Termination, or cash benefits and equity vesting valued at approximately $30,412,224 in respect of a GR Termination.

The estimated amounts that Mr. Hay will receive as a result of his “approved early retirement,” which relate to the continued vesting of his outstanding equity incentive awards, are set forth below in Table 10: Post-Employment Compensation to Lewis Hay, III Following His Approved Early Retirement Under the Hay Agreement. As all Mr. Hay’s annual incentive compensation for 2013 was earned on December 31, 2013, no prorated amount of 2013 annual incentive compensation is included.

Table 10: Post-Employment Compensation to Lewis Hay, III Following His Approved Early Retirement Under the Hay Agreement(1)(6)

Long-Term Incentive Awards:	Year Payable(2)
	2014	2015	2016
Performance Share Awards(3)	$0	$8,446,281	$3,906,649
Performance-Based Restricted Stock Awards(4)	3,785,175	2,090,926	501,219
Stock Options(5)	4,460,882	0	0
Total	8,246,057	10,537,207	4,407,868

(1)

Under the Hay Agreement, “approved early retirement” is retirement either prior to, on or after age 65 with the consent of the Board. The Company has agreed that Mr. Hay’s retirement from his position as executive chairman and as a director of the Company on December 13, 2013, and his subsequent cessation of service as an executive officer of the Company effective at the close of business on December 31, 2013, was an “approved early retirement.”

(2)

Upon an “approved early retirement,” performance share awards and performance-based restricted stock awards continue to vest, subject to the achievement of applicable performance goals, on the schedules set forth in Mr. Hay’s award agreements, and outstanding unvested stock options vest immediately. The amounts in the table above illustrate the years in which Mr. Hay’s equity awards outstanding as of December 31, 2013 will vest and/or be paid out in accordance with the terms of his “approved early retirement.”

(3)

Amounts shown are based on the closing NextEra Energy common stock price on December 31, 2013 of $85.62. Payouts are calculated based on the target number of performance shares granted, without proration, and multiplied by a performance factor, calculated, subject to and following the certification of the applicable corporate performance objective, based on actual performance during the performance period for years ending prior to the year of termination and target performance for subsequent years (other than for the performance shares awarded in 2013, which will be paid out at target, assuming achievement of applicable performance goals). Amounts shown include the applicable amounts for each performance share award for the three-year performance periods ending December 31, 2014 and December 31, 2015. Amounts shown also include an amount equal to the dividends that would have been paid, plus interest thereon accruing at a rate of 120% of the short-term applicable federal rate, from the date of retirement until the performance share payout date. The amount attributable to dividends and interest was calculated based on a quarterly dividend rate of $.66 per share (the Company’s quarterly dividend rate as of December 31, 2013), and a short-term applicable federal rate of 0.30% as of December 2013, and assumes the same interest rate through the assumed payment dates in February 2015 and 2016.

(4)

Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2013 of $85.62. Outstanding performance-based restricted stock awards continue to vest on their original terms, including the achievement of applicable performance goals.

(5)

Amounts shown reflect the in-the-money value of the stock options that would accelerate, based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 31, 2013 of $85.62. Unvested stock option awards vest in full.

(6)

In addition to the amounts set forth in the table, in accordance with Compensation Committee approval in October 2013, office space and related support are being provided to Mr. Hay following his retirement. The ongoing annual cost of office space and related support are estimated to be $150,000, and it is estimated that one-time office build-out expenses of approximately $185,000 will be incurred in 2014. Because Mr. Hay remained an employee of the Company until his accrued vacation was completed in March 2014, Mr. Hay also has continued access to a financial and legal planning services benefit for 2014 only.

Under the Hay Agreement, Mr. Hay is bound by certain non-solicitation and confidentiality provisions. During Mr. Hay’s employment and for a period of two years following his approved early retirement, Mr. Hay is prohibited under the Hay Agreement from directly or indirectly hiring, employing or soliciting for employment or services any Company employee, representative, officer or director (or anyone who served in such capacity at any time during the six-month period preceding such hiring, employment or solicitation) without the prior written consent of the Company. Furthermore, Mr. Hay has agreed to hold in a fiduciary capacity all secret or confidential information relating to the Company and may not, under most circumstances, divulge any such information either during or after the period of employment.

Other Potential Post-Employment Payments to NEOs

Potential Payments Under Equity Award Agreements

The award agreements for each long term equity incentive award (except Messrs. Robo’s and Dewhurst’s deferred retirement awards, the terms of which are described below) outstanding during 2013 contain provisions which govern treatment of the award in the event of the NEO’s termination of employment due to death, disability, retirement at or after age 65 (“normal retirement”), or retirement after age 50 meeting terms and conditions set by, and acceptable to, the Compensation Committee (an “approved early retirement”). The Hay Agreement supersedes these equity award provisions for Mr. Hay. See Payments Under the Hay Agreement.

Under the terms of the equity award agreements (other than the deferred retirement awards), each outstanding unvested equity award vests on a pro rata basis for service through the date of death or disability or normal retirement (for performance share, stock option and performance-based restricted stock awards granted in or after 2012, based on days of service completed during the vesting period, and for performance-based restricted stock granted before 2012, based on full years of service completed during the vesting period). The pro rata portion of each stock option and performance-based restricted stock award is vested upon death or disability. In the case of normal retirement, stock option awards vest upon retirement and performance-based restricted stock generally vests upon its normal vesting date following satisfaction of applicable performance criteria. The pro rata portion of each performance share award is paid after the end of the performance period, subject to satisfaction of applicable performance criteria. See Table 3: 2013 Outstanding Equity Awards at Fiscal Year End for information for each NEO as of December 31, 2013 about outstanding unvested equity awards which would vest as determined in the manner set forth above upon death, disability or normal retirement.

If an NEO were to be eligible for, and retire in, an approved early retirement, all outstanding and unvested equity awards (except the deferred retirement awards, as described below) would vest in full, and would be paid out either on the vesting schedule set forth in each award agreement or upon retirement, generally subject to satisfaction of applicable performance criteria.

The value of the prorated outstanding long term incentive awards at December 31, 2013 for each of the NEOs (other than Mr. Hay—see Table 10: Post-Employment Compensation to Lewis Hay, III Following His Approved Early Retirement Under the Hay Agreement for information about payments to Mr. Hay upon his approved early retirement) would have been approximately: Mr. Robo $12,520,060; Mr. Dewhurst $5,246,820; Mr. Pimentel $3,467,210; and Mr. Nazar $3,525,390. As of December 31, 2013, each of Messrs. Robo, Dewhurst, Nazar and Pimentel were of an age which would have made them eligible for consideration by the Compensation Committee for an approved early retirement. If the Compensation Committee had approved an approved early retirement for any of Messrs. Robo, Dewhurst, Nazar or Pimentel on that date (which the Committee did not do), the value on December 31, 2013 of the outstanding long term incentive awards that would have continued to vest on their original terms (performance shares and performance-based restricted stock) or vested (options) would have been approximately: Mr. Robo $20,241,293; Mr. Dewhurst $7,914,981; Mr. Pimentel $5,426,701; and Mr. Nazar $5,677,626.

The award agreements governing Messrs. Robo’s and Dewhurst’s deferred retirement awards provide for partial accelerated vesting of the stock and accrued dividends upon death or disability, according to a schedule contained in the award agreements; however, the award agreements do not provide for accelerated vesting upon retirement. If Mr. Robo had terminated employment on December 31, 2013 due to death or disability, 80% of his aggregate deferred retirement award granted in 2006 (including the 50% of his award which vested in 2011) would have vested and 20% of his deferred retirement award granted in 2012 would have vested. The value of the shares vesting solely due to death or disability would have been approximately $2,308,058. If Mr. Dewhurst had terminated employment on December 31, 2013 due to death or disability, 60% of his aggregate deferred retirement award granted in 2009 (including the 50% of his award which vested in 2012) would have vested. The value of the shares vesting solely due to death or disability would have been approximately $255,148. These amounts are based on the closing price of the Company’s common stock on December 31, 2013 of $85.62. All equity award agreements (including the agreements governing deferred retirement awards) include non-solicitation and non-competition provisions (effective during employment and for a two-year period post-termination), as well as non-disparagement provisions. The terms of these protective covenants survive the termination of the award agreement and termination of employment.

DIRECTOR COMPENSATION

Table 11: 2013 Director Compensation

Name (a)	Fees Earned or Paid in Cash(3) ($) (b)	Stock Awards(4) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($) (f)	All Other Compensation(7) ($) (g)	Total ($) (h)
Sherry S. Barrat	$117,000	$130,500	$0	$0	$0	(6)	$247,500
Robert M. Beall, II	92,000	130,500	0	0	73	(6)	222,573
James L. Camaren	102,000	130,500	0	0	0	(6)	232,500
Kenneth B. Dunn	92,000	130,500	0	0	0	(6)	222,500
J. Brian Ferguson(1)	37,672	130,500	0	0	0	(6)	168,172
Kirk S. Hachigian(2)	18,228	33,416	0	0	0	(6)	51,644
Toni Jennings	92,000	130,500	0	0	0	(6)	222,500
Oliver D. Kingsley, Jr.(1)	37,737	130,500	0	0	0	(6)	168,237
Rudy E. Schupp	107,000	130,500	0	0	0	(6)	237,500
John L. Skolds	103,000	130,500	0	0	0	(6)	233,500
William H. Swanson	102,000	130,500	0	0	0	(6)	232,500
Michael H. Thaman	106,000	130,500	0	0	0	(6)	236,500
Hansel E. Tookes, II	103,500	130,500	0	0	0	(6)	234,000

(1)	Messrs. Ferguson and Kingsley retired as directors immediately prior to the 2013 Annual Meeting of Shareholders on May 23, 2013.

(2)	Mr. Hachigian was appointed to the Board on October 18, 2013.

(3)	In 2013, Ms. Jennings elected to defer, on a quarterly basis, $5,000 of her annual retainer and Mr. Kingsley elected to defer 100% of his annual retainer and meeting fees.

(4)

Non-employee directors of NextEra Energy received shares of NextEra Energy common stock in an amount determined by dividing $130,000 by the closing price of the common stock on the date of grant, rounded up to the nearest ten shares. On February 15, 2013, each non-employee director then in office received a grant of 1,800 shares of stock valued at $72.50 per share, which Messrs. Kingsley and Tookes elected to defer. Dividends are paid on the shares in cash. Dividends on deferred shares are credited to the participant’s account under the Deferred Compensation Plan. Shares generally may not be transferred until such time as the director ceases to be a member of the Board. Shares granted upon joining the Board have additional restrictions and, with certain exceptions described below, are forfeitable if the director terminates Board service prior to the completion of five years of service. As a new member of the Board, Mr. Hachigian, on October 18, 2013, was granted 400 shares of restricted stock, valued at $83.54 per share. The amounts in this column represent the aggregate grant date fair value of equity-based compensation awards granted during 2013 to each non-employee director valued in accordance with applicable accounting rules. See Note 10—Common Shareholders’ Equity—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for the assumptions used in this valuation. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). Because the annual grant of common stock to each director, as described above, is not subject to a vesting requirement or a substantial risk of forfeiture, it is fully expensed by the Company at the time of grant (or deferral of such grant). For the February 2013 equity compensation award, the grant date fair value was $130,500 per director (other than Mr. Hachigian, who did not join the Board until after the grant date), and such amount was fully expensed in 2013. In accordance with SEC rules, the amounts in this column reflect the grant date compensation cost to be recognized over the service period, without reduction for estimated forfeitures.

As of December 31, 2013, Mrs. Barrat had 25,740 shares of restricted stock, of which 23,740 were outstanding restricted shares and 2,000 were deferred restricted shares; Mr. Beall had 25,340 outstanding shares of restricted stock; Mr. Camaren had 21,140 outstanding shares of restricted stock; Mr. Dunn had 6,300 outstanding shares of restricted stock; Mr. Hachigian had 400 outstanding shares of restricted stock; Ms. Jennings had 13,940 outstanding shares of restricted stock; Mr. Schupp had

16,340 outstanding shares of restricted stock; Mr. Skolds had 2,200 outstanding shares of restricted stock; Mr. Swanson had 8,720 outstanding shares of restricted stock; Mr. Thaman had 19,740 outstanding shares of restricted stock; and Mr. Tookes had 16,340 shares of restricted stock, of which 400 were outstanding restricted shares and 15,940 were deferred restricted shares. The transfer restrictions were removed from Messrs. Ferguson’s and Kingsley’s restricted stock upon their retirements from the Board in May 2013.

(5)

Includes above-market interest credited to retirement conversion account created upon the termination in 1996 of the NextEra Energy Non-Employee Director Retirement Plan (“Director Retirement Plan”), as more fully described below. In 2013, such earnings for Mr. Beall were $73.

(6)	In accordance with applicable SEC rules, perquisites and personal benefits with an aggregate value of less than $10,000 are omitted.

(7)

Does not include matching contributions to educational institutions on behalf of each of Messrs. Dunn ($10,000), Kingsley ($10,000), Swanson ($10,000) and Thaman ($10,000), made under the NextEra Energy Foundation’s matching gift program, which is available to all employees and directors.

Additional Information About Director Compensation

NextEra Energy directors who are salaried employees of NextEra Energy or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Mr. Robo is the only such director currently serving on the Board. Effective January 1, 2014, non-employee directors of NextEra Energy receive an annual retainer of $70,000 plus a number of shares of NextEra Energy common stock determined by dividing $130,000 by the closing price of NextEra Energy common stock on the grant date, rounded up to the nearest ten shares. The grant date for the annual retainers paid for 2014 was February 14, 2014, at which time the non-employee directors of NextEra Energy were each granted 1,400 shares of NextEra Energy common stock. These shares are generally not transferable until the director ceases to be a member of the Board. Non-employee Board committee chairpersons receive an additional annual retainer of $20,000 for chairing the Audit Committee and $15,000 for chairing the other committees. A fee of $2,000 is paid to non-employee directors for each Board and committee meeting attended, whether in person or by telephone. Through 2013, newly-elected non-employee directors were awarded 400 shares of NextEra Energy common stock when they joined the Board. These shares are not transferable until the director ceases to be a member of the Board and are subject to forfeiture if the director ceases to be a director within five years of his or her initial election to the Board for any reason other than death, disability or attainment of the Board’s mandatory retirement age. It is the intention of the Compensation Committee to award future newly-elected non-employee directors shares of common stock of a value equal to a percentage, reflecting the proportion of the year served by such director, of the value of the shares granted to non-employee directors in the year of election of such newly-elected director. These shares will generally not be transferable until the director ceases to be a member of the Board. Directors may defer all or a portion of their cash compensation and all or a portion of their equity compensation in the Deferred Compensation Plan and may participate in the Company’s matching gift program, which matches gifts to educational institutions to a maximum of $10,000 per donor per year. Board members may travel on Company aircraft while on Company business and in limited circumstances for non-business reasons if the Company would incur little if any incremental cost, space is available and the aircraft is already in use for another authorized purpose. Board members may be accompanied by their immediate family members if space is available. Travel expenses to attend Board or committee meetings or while on Board business are reimbursed.

The Director Retirement Plan was terminated effective November 1, 1996. For non-employee directors not retiring at or prior to the 1997 annual shareholders’ meeting, retirement benefits were converted to share units of NextEra Energy common stock. The number of share units was fixed on the conversion date, and each participating director is credited quarterly with an amount equal to the dividends that would have been paid on such number of share units, plus interest thereon. Each participating director will be entitled to payment of the then current value of these share units, plus cash dividends and interest, upon ending service as a Board member. Mr. Beall participates in this program.

Director Stock Ownership Policy

Pursuant to the Corporate Governance Principles & Guidelines, to more closely align the interests of directors and shareholders, directors are required to own NextEra Energy common stock in an amount equal to five times the annual cash retainer within three years after initial election to the Board. All directors other than Mr. Skolds, who joined the Board in 2012, and Mr. Hachigian, who joined the Board in 2013, currently meet this stock ownership guideline. Mr. Skolds has until July 2015, and Mr. Hachigian has until October 2016, to meet the requirement. See Common Stock Ownership of Certain Beneficial Owners and Management, above, for information about director ownership of common stock as of March  3, 2014.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Proposals on matters appropriate for shareholder consideration consistent with Rule 14a-8 under the Exchange Act submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2015 Annual Meeting of Shareholders must be received by the Corporate Secretary at the Company’s principal executive offices not later than December 8, 2014. The submission of such proposals by shareholders is subject to regulation by the SEC pursuant to Rule 14a-8.

Under NextEra Energy’s Bylaws, a shareholder proposal submitted for consideration at the 2015 Annual Meeting of Shareholders, but not for inclusion in NextEra Energy’s proxy statement and form of proxy, must be received by the Corporate Secretary no earlier than January 22, 2015 and no later than February 21, 2015. Proposals received before January 22, 2015 or after February 21, 2015 will be considered untimely and the persons named in the proxies solicited by the Board for the 2015 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. Notice of such proposals must contain the information specified in the Bylaws, including a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, any material interest in such business of the shareholder and any beneficial owner of NextEra Energy’s securities on whose behalf the proposal is made, and a description of all agreements, arrangements or understandings between such shareholder and beneficial owner (if any) and any other persons (including the names of such persons) in connection with the proposal or such business. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in NextEra Energy’s proxy statement and form of proxy under SEC regulations. SEC rules will permit management to vote proxies in their discretion, notwithstanding a shareholder’s compliance with provisions of the Bylaws, if NextEra Energy receives notice of the shareholder’s proposal before the close of business on February 21, 2015, NextEra Energy advises shareholders in the proxy statement for the 2015 annual meeting of shareholders about the nature of the matter proposed and how management intends to vote on such matter, and the proposing shareholder does not comply with certain provisions of the SEC’s proxy rules.

Shareholder proposals should be sent to the attention of the Corporate Secretary by mail (U.S. certified mail in the case of proposals required to comply with the advance notice provisions of NextEra Energy’s Bylaws), by personal delivery to NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, or by facsimile to 561-691-7702.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

SHAREHOLDER ACCOUNT MAINTENANCE

NextEra Energy’s transfer agent is Computershare. All communications concerning accounts of NextEra Energy shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling Computershare at 888-218-4392 or by calling NextEra Energy Shareholder Services at 800-222-4511. For other information about NextEra Energy, shareholders can visit NextEra Energy’s website at www.nexteraenergy.com.

Regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, you are respectfully requested to review the proxy materials and submit your proxy/confidential voting instruction on the Internet or by telephone at your earliest convenience by following the instructions on your Notice of Internet Availability of Proxy Materials. Alternatively, if you received your annual meeting proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or may mark, sign, date, and return the accompanying proxy/confidential voting instruction card.

By order of the Board of Directors.

Alissa E. Ballot

Vice President & Corporate Secretary

April 7, 2014

APPENDIX A

NON-GAAP RECONCILIATIONS

The tables below present reconciliations of each non-GAAP financial measure to the most comparable GAAP financial measure for the years ended December 31, 2013 and December 31, 2012. See page 44 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for the reasons the Company uses adjusted earnings.

Reconciliation of Adjusted Earnings to GAAP Net Income

	2013	2012
	(millions)
Net Income	$1,908	$1,911
Adjustments, net of income taxes:
Net unrealized mark-to-market losses associated with non-qualifying hedges	53	34
Income from other than temporary impairment losses—net	(1)	(31)
Net gain from discontinued operations	(188)	—
Impairment charge and valuation allowance	342	—
Operating loss of Spain solar projects	4	—
Adjusted Earnings	$2,118	$1,914

Reconciliation of Adjusted Earnings Per Share to GAAP Earnings Per Share

	2013	2012
Earnings Per Share (assuming dilution)	$4.47	$4.56
Adjustments:
Net unrealized mark-to-market losses associated with non-qualifying hedges	0.13	0.08
Income from other than temporary impairment losses—net	—	(0.07)
Net gain from discontinued operations	(0.44)	—
Impairment charge and valuation allowance	0.80	—
Operating loss of Spain solar projects	0.01	—
Adjusted Earnings Per Share (assuming dilution)	$4.97	$4.57

A-1

# NextEra Energy 2014 Annual Meeting

## Hyatt Regency Indian Wells
## Grand Salon E
## 44600 Indian Wells Lane
## Indian Wells, California

N
W
E
S
Dade Palm Dr
Bob Hope Dr
Gerald Ford Dr
Monterey Ave
Cook St
10
111
Country Club Dr
Country Club Dr
E Palm Canyon Dr
Bob Hope Dr
Monterey Ave
Portola Ave
Cook St
Washington St.
Fred Waring Dr
Fred Waring Dr
111
Palm Desert Dr
111
Hyatt Regency

- From Phoenix and Points East:
  Take I-10 West toward Los Angeles, and cross into California. Take the Washington Street exit, and turn left onto Varner Road and left onto Washington Street. Turn right onto CA-111 North and follow to Indian Wells Lane. Make a right turn onto Indian Wells Lane and follow the signs to the entrance of Hyatt Regency Indian Wells.

- From San Diego and Points South:
  Take CA-163 North toward Escondido. Merge onto I-15 North. Stay on I-15 North to I-215 North. Exit Hwy 60 East to I-10 East toward Indio. Take the Cook Street exit and turn right onto Cook Street. Turn left onto CA-111 South. Make a left onto Indian Wells Lane and follow the signs to the entrance of Hyatt Regency Indian Wells.

- From Points North:
  Take US-395 South. Merge onto I-15 South toward San Bernardino. Keep left to take I-215 South toward San Bernardino/Indio. Continue to I-10 East toward Indio. Take the Cook Street exit and turn right onto Cook Street. Turn left onto CA-111 South. Make a left turn onto Indian Wells Lane and follow the signs to the entrance of Hyatt Regency Indian Wells.

NEXTERA ENERGY
700 UNIVERSE BOULEVARD JUNO BEACH, FL 33408
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Mark, sign and date your proxy/confidential voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M66398-P49773,Z62634
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY/CONFIDENTIAL VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
NEXTERA ENERGY, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED:
1. ELECTION AS DIRECTORS OF THE NOMINEES SPECIFIED
IN THE PROXY STATEMENT For Against Abstain Nominees:
1a. Sherry S. Barrat
1b. Robert M. Beall, II
1c. James L. Camaren
1d. Kenneth B. Dunn
1e. Kirk S. Hachigian
1f. Toni Jennings
1g. James L. Robo
1h. Rudy E. Schupp
1i. John L. Skolds
1j. William H. Swanson
1k. Hansel E. Tookes, II
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain PROPOSALS 2 AND 3:
2. Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2014.
3. Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the proxy statement.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4:
4. Shareholder proposal—eliminate supermajority vote requirements in Articles of Incorporation and Bylaws.
The proxies are also authorized to vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof. The shares represented by this proxy/confidential voting instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy/confidential voting instruction will be voted FOR all nominees listed in proposal 1, FOR proposals 2 and 3 and AGAINST proposal 4. If any other matters properly come before the meeting or any adjournment(s) or postponement(s) thereof, the persons named in this proxy/the trustee will vote in their/its discretion.
Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

NEXTERA ENERGY
Annual Meeting Admission Ticket
Admission: This ticket, along with a form of personal identification, admits the named shareholder(s).
Security: For the safety of attendees, all boxes, handbags and briefcases are subject to inspection.
NextEra Energy, Inc.’s 2014 Annual Meeting of Shareholders will be held at 11:00 A.M. Pacific time on May 22, 2014, in Grand Salon E at the Hyatt Regency Indian Wells at 44600 Indian Wells Lane, Indian Wells, California.
If you plan to attend the Annual Meeting of Shareholders, please bring this Admission Ticket. If you require special assistance, call NextEra Energy Shareholder Services at 1-800-222-4511.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2014: The proxy statement and annual report to security holders are available at www.proxyvote.com
M66399-P49773,Z62634
NEXTERA ENERGY, INC.
PROXY AND CONFIDENTIAL VOTING INSTRUCTION Annual Meeting of Shareholders-May 22, 2014
This proxy is solicited on behalf of the Board of Directors. The shareholder(s) signing on the reverse side hereby appoint(s) Moray P. Dewhurst and Charles E. Sieving, and each of them, proxies, with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock, par value $.01 per share, of NextEra Energy, Inc. (“Common Stock”) that such shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held May 22, 2014, and any adjournment(s) or postponement(s) thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.
This confidential voting instruction is solicited on behalf of the Trustee (as hereinafter defined) of the Plan (as hereinafter defined). The participant or beneficiary in the NextEra Energy, Inc. Employee Retirement Savings Plan (“Plan”) signing on the reverse side, acting as a named fiduciary, hereby provides the voting instructions specified to the trustee of the Plan (the “Trustee”), which instructions shall be kept confidential and shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of Common Stock that are held by the Trustee, in its capacity as Trustee of the Plan, as of March 24, 2014, at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held on May 22, 2014, and at any adjournment(s) or postponement(s) thereof. As a named fiduciary, the participant has the right to direct the Trustee how to vote the shares allocated to the participant in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund. The Trustee must follow the participant’s directions, except in limited circumstances. As a named fiduciary, the participant, and not the Trustee, will be responsible for the consequences of the voting directions given. As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement, the voting instructions on this Confidential Voting Instruction Card will instruct the Trustee how to vote the number of shares of Common Stock reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. The instructions will also determine the vote on a proportionate number of shares of Common Stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If the participant does not give the Trustee voting instructions, the number of shares reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund will not be voted, but a proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.